UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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STARBUCKS CORPORATION

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2018

Notice of Annual Meeting of Shareholders & Proxy Statement

STARBUCKS®

Letter to Our

Shareholders

Dear Shareholders:

You are cordially invited to attend the Starbucks Corporation 2018 Annual Meeting of Shareholders on March 21, 2018 at 10:00 a.m. (Pacific Time) (the “Annual Meeting” or the “Annual Meeting of Shareholders”). The meeting will be held at Marion Oliver McCaw Hall at the Seattle Center, located at 321 Mercer Street, in Seattle, Washington. More information appears on the back cover of this proxy statement.

As in prior years, we have elected to deliver our proxy materials to the majority of our shareholders over the Internet. This delivery process allows us to provide shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On January 26, 2018, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to:

•	Access our proxy statement for our Annual Meeting and our fiscal 2017 Annual Report on Form 10-K for the fiscal year ended October 1, 2017, as filed with the Securities and Exchange Commission (the “Annual Report”);
•	Vote by Internet, by telephone or by mail; and
•	Receive a paper copy of the proxy materials by mail.

On January 26, 2018, we also first mailed this proxy statement and the enclosed proxy card to certain shareholders.

The matters to be acted upon are described in the notice of Annual Meeting of Shareholders and proxy statement. At the Annual Meeting of Shareholders, we will also report on our operations and respond to questions from shareholders.

Proof of share ownership will be required to enter the Starbucks Annual Meeting. In addition, each attendee must present a government-issued photo identification (such as a driver’s license or passport). See the back cover of this proxy statement—“ADMISSION REQUIREMENTS AND TRANSPORTATION INFORMATION FOR THE STARBUCKS CORPORATION 2018 ANNUAL MEETING OF SHAREHOLDERS” for details.

This year we are implementing a new seating process on the day of the event. Upon verification of proof of share ownership and identification, admitted attendees will be provided with a seat assignment. One seat will be given per name on the proof of share ownership. Attendees that wish to be seated together must be admitted at the same time. (Note: assigned seats may not be obtained before the day of the event.) As always, we anticipate a large number of attendees at the Annual Meeting of Shareholders. Seating will be on a first-come, first-served basis until venue capacity has been reached. We cannot guarantee seating for all shareholders.

As we have done before, we will also provide a live webcast of the meeting from the Investor Relations website at http://investor.starbucks.com. Presentations and a replay of the webcast will be available on the Investor Relations site on the “Current and Past Events” page under “Events & Presentations.” We hope this provides those unable to attend the meeting the opportunity to hear Starbucks leaders discuss our operating results and plans for the future. Our Investor Relations site is frequently updated, and includes additional information we believe our investors find useful.

Please also note that Starbucks is committed to providing an accessible experience. The event will be interpreted in American Sign Language and real-time captioning will be provided in the auditorium. Complimentary assistive listening devices and wheelchairs will be available. McCaw Hall is an accessible building with wheelchair seating, disability parking and accessible restrooms. If you have a disability accommodation request, please email us at investorrelations@starbucks.com or call us at (206) 318-7118 by March 2, 2018. Alternate formats of this proxy statement, the Annual Report and Letter to Shareholders are available at http://investor.starbucks.com or upon request by contacting investorrelations@starbucks.com.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to please cast your vote as soon as possible by Internet, telephone or mail. We look forward to seeing you at the meeting.

Warm Regards,

Howard Schultz

executive chairman

Starbucks Corporation

2401 Utah Avenue South

Seattle, Washington 98134

Notice of Annual Meeting

of Shareholders

The Annual Meeting of Shareholders of Starbucks Corporation will be held at Marion Oliver McCaw Hall at the Seattle Center, located at 321 Mercer Street, in Seattle, Washington, on March 21, 2018 at 10:00 a.m. (Pacific Time) for the following purposes:

1.	To elect twelve directors nominated by the board of directors to serve until the 2019 Annual Meeting of Shareholders;
2.	To approve an advisory resolution on our executive compensation;
3.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2018;
4.	To consider shareholder proposals described in the accompanying proxy statement, if properly presented at the Annual Meeting of Shareholders; and
5.	To transact such other business as may properly come before the Annual Meeting of Shareholders.

Only shareholders of record at the close of business on January 11, 2018 will be entitled to notice of, and to vote at, the Annual Meeting of Shareholders and any adjournments or postponements thereof.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to cast your vote and submit your proxy in advance of the meeting by one of the methods below. Make sure to have your proxy card or voting instruction form (VIF) in hand.

Submitting your proxy now will not prevent you from voting your shares at the meeting, as your proxy is revocable at your option. Shareholders may also vote in person at the Annual Meeting. If you are a registered shareholder (that is, you hold your shares in your name), you must present valid identification and proof of share ownership to vote at the meeting. If you are a beneficial shareholder (that is, your shares are held in the name of a broker, bank or other holder of record), you will also need to obtain a “legal proxy” from the registered shareholder to vote at the meeting.

As always, we anticipate a large number of attendees at the Annual Meeting of Shareholders. To provide shareholders with a better experience, we are implementing a ticketed seating process this year. When you present your proof of share ownership, you will receive a ticket with your designated seat. One ticket per name on the proof of share ownership. Seats will be given on a first-come, first-served basis until capacity has been reached.

By order of the board of directors,

Sophie Hager Hume

interim corporate secretary

Seattle, Washington

January 26, 2018

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on March 21, 2018. Our proxy statement follows. Financial and other information concerning Starbucks is contained in our Annual Report. The proxy statement and Annual Report are available on our Investor Relations website at http://investor.starbucks.com. Additionally, you may access our proxy materials at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

By Internet: go to www.proxyvote.com; By toll-free telephone from the United States, U.S. territories and Canada: call 1-800-690-6903; By mail (if you received a paper copy of the proxy materials by mail): mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope; or Scan this QR code to vote with your mobile device.

Admission Requirements and Transportation Information for the Starbucks Corporation 2018 Annual Meeting of Shareholders	See outside back cover

STARBUCKS CORPORATION	2018 PROXY STATEMENT / i

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting Information

Wednesday, March 21, 2018 at 10:00 a.m. (Pacific Time) Doors open at 8:00 a.m. (Pacific Time)	Marion Oliver McCaw Hall at the Seattle Center 321 Mercer Street Seattle, WA 98109

Voting:	•	Shareholders as of the record date, January 11, 2018, are entitled to vote.
•

Your broker will not be able to vote your shares with respect to any of the matters presented at the meeting, other than the ratification of the selection of our independent registered public accounting firm, unless you give your broker specific voting instructions.

Attending the Annual Meeting:	•

In Person. To be admitted, you will be required to present a government-issued photo identification (such as a driver’s license or passport) and proof of share ownership. More information can be found on the back cover of this proxy statement.

•

Via Webcast. Shareholders may view and listen to a live webcast of the meeting. The webcast will start at 10:00 a.m. (Pacific Time). See our Investor Relations website at http://investor.starbucks.com for details.

	•	You do not need to attend the Annual Meeting of Shareholders to vote if you submitted your proxy in advance of the meeting.

Even if you plan to attend our Annual Meeting in person, please cast your vote as soon as possible. Make sure to have your proxy card or voting instruction form (VIF) in hand:

Annual Meeting Agenda and Voting Recommendations

Proposal	Board Voting Recommendation	Page Reference (for more detail)
Management proposals
Election of 12 directors	FOR EACH DIRECTOR NOMINEE	7
Advisory resolution to approve our executive compensation	FOR	23
Ratification of selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2018	FOR	47
Shareholder proposals
Proxy Access Bylaw Amendments	AGAINST	49
Report on Sustainable Packaging	AGAINST	51
Report on Paid Family Leave	AGAINST	53
Diversity Report	AGAINST	55

By Internet: go to www.proxyvote.com; By toll-free telephone from the United States, U.S. territories and Canada: call 1-800-690-6903; By mail (if you received a paper copy of the proxy materials by mail): mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope; or Scan this QR code to vote with your mobile device.

STARBUCKS CORPORATION	2018 PROXY STATEMENT / 1

PROXY STATEMENT SUMMARY

Board Nominees

The following table provides summary information about each director nominee. Each director nominee is elected annually by a majority of votes cast.

Director Tenure	Age Distribution	Gender

					Committee Memberships
Name	Age	Director Since	Principal Occupation	Independent	ACC	CMDC	NCGC
Howard Schultz	64	1985	executive chairman of Starbucks Corporation
Rosalind G. Brewer*	55	2017	group president, Americas and chief operating officer of Starbucks Corporation
Mary N. Dillon	56	2016	chief executive officer and director of Ulta Beauty, Inc.
Mellody Hobson	48	2005	president and director of Ariel Investments		C
Kevin R. Johnson	57	2009	president and chief executive officer of Starbucks Corporation
Jørgen Vig Knudstorp	49	2017	executive chairman of LEGO Brand Group
Satya Nadella	50	2017	chief executive officer and director of Microsoft Corporation
Joshua Cooper Ramo	49	2011	co-chief executive officer and vice chairman of Kissinger Associates, Inc.
Clara Shih	36	2011	chief executive officer and director of Hearsay Systems, Inc.
Javier G. Teruel	67	2005	retired vice chairman of Colgate-Palmolive Company
Myron E. Ullman, III	71	2003	retired executive chairman and ceo of J.C. Penney Company, Inc.	, L		C
Craig E. Weatherup	72	1999	retired chief executive officer of Pepsi-Cola				C

C  Chair            L  Lead Independent Director

*	Ms. Brewer was an independent member of the board of directors and a member of the CMDC and the NCGC prior to her appointment as group president, Americas and chief operating officer, after which time she continued to serve as a non-independent member of the board of directors.

ACC CMDC NCGC	Audit and Compliance Committee Compensation and Management Development Committee Nominating and Corporate Governance Committee

2 / 2018 PROXY STATEMENT

PROXY STATEMENT SUMMARY

Corporate Governance Highlights

2017 Independent Director Nominees 9 of 12 Full Board Meetings 8 Frequency of Board Elections Annual Mandatory Retirement Age 75 Board Evaluations Annually Director Equity Grants Yes Board Independence Independent Director Nominees 9 of 12 Independent Lead Director Myron E. Ullman, III Independent Board Committees All Mandatory retirement age 75 Director Elections Frequency of board elections Annual Voting standard for uncontested elections Majority of votes cast Proxy Access for Director Nominations Ownership Threshold: 3%; Holding period: 3 years; Nominees: Group formation: Greater of 2 or 20% of board; Up to 20 shareholders Board Meetings in Fiscal 2017 Full board meetings 8 Independent director-only sessions 8 Board Committee Meetings in Fiscal 2017 Audit and Compliance 9 Compensation and Management Development 8 Nominating and Corporate Governance 6 Evaluating and Improving Board Performance Board evaluations Annually Committee evaluations Annually Board orientation Yes Aligning Director and Shareholder Interests Director stock ownership guidelines Yes Director equity grants Yes

STARBUCKS CORPORATION	2018 PROXY STATEMENT / 3

PROXY STATEMENT SUMMARY

Financial Highlights

The Company delivered strong results in its 52-week fiscal year 2017, increasing global comparable store sales by 3% driven by a 3% increase in ticket. Consolidated net revenue grew 7% when excluding $412.4 million for the extra week in fiscal 2016; consolidated Non-GAAP* operating income grew by 7.8% to $4.4 billion year over year; and Non-GAAP* earnings per share (“EPS”) grew 11.4% to $2.06 per share. Starbucks 3-year cumulative total shareholder return (“TSR”) was 49%. During the year, Starbucks also made significant investments to support the growth of our business and added 2,200 net new stores, to end the 2017 fiscal year with more than 27,000 stores globally.

Starbucks reported another year of strong performance, with each of our business units around the world contributing to record results. Starbucks delivered solid top and bottom line growth, despite a difficult operating environment during the year.

+7%**	+7.8%*	49%
Revenues	Non-GAAP Operating Income	3-Yr Cumulative TSR

*	Annex A includes a reconciliation of Non-GAAP operating income and Non-GAAP EPS to operating income and diluted net earnings per share, respectively, the most directly comparable measures reported under accounting principles generally accepted in the United States.
**	Excluding the extra week in fiscal 2016.

Executive Compensation Highlights

Our executive compensation program is designed to achieve the following key objectives:

•	Enable the attraction and retention of top talent by competing effectively for the highest quality people who will shape our long-term success;
•	Pay for performance through aligning compensation with the achievement of both short-term and long-term financial objectives that build shareholder value; and
•	Be true to our values by supporting our mission statement and guiding principles.

Some of the compensation “best practices” we employ to achieve these objectives include:

What We Do

•	Deliver a majority of executives’ target total direct compensation in the form of variable, “at-risk,” performance-based compensation
•	Utilize performance-based restricted stock units (“PRSUs”) with vesting requirements
•	Require our executives and directors to satisfy rigorous stock ownership guidelines
•	Maintain a clawback policy
•	Prohibit Starbucks partners (employees) from engaging in hedging transactions in Starbucks stock or pledging Starbucks stock
•	Conduct annual “say-on-pay” advisory votes

What We Don’t Do

•	Have single-trigger change-in-control equity acceleration provisions
•	Provide cash-based change-in-control benefits
•	Provide excise tax gross-ups of perquisites
•	Provide significant perquisites
•	Maintain a supplemental executive retirement plan (SERP)

Auditors

As a matter of good corporate governance, the Audit and Compliance Committee is asking our shareholders to ratify the selection of Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal 2018. The following table sets forth the aggregate fees billed by Deloitte for fiscal 2017 and fiscal 2016.

Type of Fees	Fiscal 2017	Fiscal 2016
Audit Fees	$6,374,000	$6,020,000
Audit-Related Fees	$402,000	$266,000
Tax Fees	$467,000	$332,000
All Other Fees	$16,000	$0
Total	$7,259,000	$6,618,000

4 / 2018 PROXY STATEMENT

Proxy Statement

Starbucks Corporation

2401 Utah Avenue South

Seattle, Washington 98134

We are making this proxy statement available to you on January 26, 2018 in connection with the solicitation of proxies by our board of directors for the Starbucks Corporation 2018 Annual Meeting of Shareholders. At Starbucks and in this proxy statement, we refer to our employees as “partners.” Also in this proxy statement, we sometimes refer to Starbucks as the “Company,” “we” or “us,” and to the 2018 Annual Meeting of Shareholders as the “Annual Meeting.” When we

refer to the Company’s fiscal year, we mean the annual period ending on the Sunday closest to September 30 of the stated year. Information in this proxy statement for 2017 generally refers to our 2017 fiscal year, which was from October 3, 2016 through October 1, 2017 (“fiscal 2017”). Fiscal years 2017 and 2015 each included 52 weeks. Fiscal 2016 included 53 weeks with the additional week falling in our fourth fiscal quarter.

Voting Information

Record Date. The record date for the Annual Meeting is January 11, 2018. On the record date, there were 1,405,314,293 shares of our common stock outstanding and there were no outstanding shares of any other class of stock.

Voting Your Proxy. Holders of shares of common stock are entitled to cast one vote per share on all matters. Proxies will be voted as instructed by the shareholder or shareholders granting the proxy. Unless contrary instructions are specified, if the proxy is completed and submitted (and not revoked) prior to the Annual Meeting, the shares of Starbucks common stock represented by the proxy will be voted: (i) FOR the election of each of the twelve director candidates nominated by the board of directors; (ii) FOR approval of the advisory resolution on our executive compensation; (iii) FOR ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2018 (“fiscal 2018”); (iv) AGAINST the shareholder proposal regarding proxy access bylaw amendments; (v) AGAINST the shareholder proposal regarding a report on sustainable packaging; (vi) AGAINST the shareholder proposal regarding a report on paid family leave; (vii) AGAINST the shareholder proposal regarding a diversity report and (viii) in accordance with the best judgment of the named proxies on any other matters properly brought before the Annual Meeting.

Revoking Your Proxy. If you are a registered shareholder (meaning, a shareholder who holds shares issued in his or her name and therefore appears on the share register) and have executed a proxy, you may revoke or change your proxy at any time before it is exercised by: (i) executing and delivering a later-dated proxy card to our corporate secretary prior to the Annual Meeting; (ii) delivering written notice of revocation of the proxy to our corporate secretary prior to the Annual Meeting; or (iii) attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. If you voted by telephone or the Internet and wish to change your vote, you may call the toll-free number or go to the website, as may be applicable in the case of your earlier vote, and follow the directions for revoking or changing your vote. If your shares are held in the name of a broker, bank or other holder of record, you should follow the voting instructions you receive from the holder of record to revoke or change your vote.

Vote Required. The presence, in person or by proxy, of holders of a majority of the outstanding shares of Starbucks common stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have discretionary authority to vote on a particular matter and has not received voting instructions from its client) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

We have majority voting procedures for the election of directors in uncontested elections. If a quorum is present, a nominee for election to a position on the board of directors will be elected as a director if the votes cast for the nominee exceed the votes cast against the nominee. The term of any incumbent director who does not receive a majority of votes cast in an election held under the majority voting standard terminates on the earliest to occur of: (i) 90 days from the date on which the voting results of the election are certified; (ii) the date the board of directors fills the position; or (iii) the date the director resigns. If a quorum is present, approval of the advisory resolution on executive compensation, ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm and approval of all shareholder proposals, and any other matters that properly come before the meeting, require that the votes cast in favor of such actions exceed the votes cast opposing such actions. The following will not be considered votes cast and will not count in determining the election of any director nominee or approval of the other proposals: (i) broker non-votes; (ii) a share whose ballot is marked as abstain; and (iii) a share otherwise present at the Annual Meeting but for which there is an abstention; and (iv) a share otherwise present at the Annual Meeting but which is not voted.

Unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the matters to be considered at the Annual Meeting other than the ratification of our independent registered public accounting firm. Please vote your proxy so your vote can be counted. Proxies and ballots will be received and tabulated by Broadridge Financial Services, our inspector of elections for the Annual Meeting.

STARBUCKS CORPORATION	2018 PROXY STATEMENT / 5

VOTING INFORMATION

Even if you plan to attend our Annual Meeting in person, please cast your vote as soon as possible. Make sure to have your proxy card or voting instruction form (VIF) in hand:

using the Internet at www.proxyvote.com calling toll-free from the United States, U.S. territories and Canada - 1-800-690-6903 mailing your signed proxy or voting scanning this QR code to vote

6 / 2018 PROXY STATEMENT

Proposal 1 – Election of Directors

Our board of directors currently has fourteen members. William W. Bradley and Robert M. Gates will retire from the board of directors immediately prior to the 2018 Annual Meeting in accordance with our Corporate Governance Principles and Practices’ mandatory retirement age requirements, at which time the size of the board will be reduced to twelve members. The board of directors has nominated all of the remaining twelve directors for election at the Annual Meeting, to serve until the 2019 Annual Meeting of Shareholders and until their respective successors have been elected and qualified. All of the current directors were elected at the 2017 Annual Meeting.

Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of the nominees, as listed below, each of whom has consented to serve as a director if elected. If, at the time of the Annual Meeting, any nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the board of directors, unless the board chooses to reduce its own size. The board of directors has no reason to believe that any of the nominees will be unable or will decline to serve if elected. Proxies cannot be voted for more than twelve persons since that is the total number of nominees.

Set forth below is certain information furnished to us by the director nominees. There are no family relationships among any of our current directors or executive officers. None of the corporations or other organizations referenced in the biographical information below is a parent, subsidiary or other affiliate of Starbucks.

We believe that our directors should satisfy a number of qualifications, including demonstrated integrity, a record of personal accomplishments, a commitment to participation in board activities and other traits discussed below in “Our Director Nominations Process.” We also endeavor to have a board representing a range of skills and depth of experience in areas that are relevant to and contribute to the board’s oversight of the Company’s global activities. Following the biographical information for each director nominee, we describe the key experience, qualifications and skills the director nominees bring to the board that, for reasons discussed below, are important in light of Starbucks businesses and structure. The board considered these experiences, qualifications and skills and the nominees’ other qualifications in determining to recommend that they be nominated for election.

Experience / Qualification / Skill

Food and beverage industry experience

As the premier roaster, marketer and retailer of specialty coffee in the world, we seek directors who have knowledge of and experience in the food and beverage industry, which is useful in understanding our product development and retail and licensing operations.

Consumer products and foodservice experience	We seek directors with expertise in consumer products and foodservice as we continue to increase our focus on expanding our Channel Development business on a global scale.
Brand marketing experience

Brand marketing experience is important for our directors to have because of the importance of image and reputation in the specialty coffee business and our objective to maintain Starbucks standing as one of the most recognized and respected brands in the world.

International operations and distribution experience

Starbucks has a strong global presence. As of the end of fiscal 2017, the Company had operations in 75 countries around the world and had approximately 92,000 partners (employees) employed outside the United States. Accordingly, international operations and distribution experience is important for our directors to have, especially as we continue to expand globally and develop new channels of distribution.

Domestic and international public policy experience

We believe that it is important for our directors to have domestic and international public policy experience in order to help us address significant public policy issues, adapt to different business and regulatory environments and facilitate our work with governments all over the world.

Digital and social media experience

As a consumer retail company, it is important for our directors to have digital and social media experience which can provide insight and perspective with respect to our marketing, sales and customer service functions.

Public company board experience

Directors who have served on other public company boards can offer advice and perspective with respect to board dynamics and operations, relations between the board and Starbucks management and other matters, including corporate governance, executive compensation and oversight of strategic, operational compliance-related matters and relations with shareholders.

Senior leadership experience

We believe that it is important for our directors to have served in senior leadership roles at other organizations, which demonstrates strong abilities to motivate and manage others, to identify and develop leadership qualities in others and to manage organizations.

The Board of Directors Recommends that Shareholders vote FOR the election of each of the Nominees to the Board of Directors.

STARBUCKS CORPORATION	2018 PROXY STATEMENT / 7

PROPOSAL 1 – ELECTION OF DIRECTORS

Nominees

HOWARD SCHULTZ Age: 64 Director Since: 1985 Committees: None

Howard Schultz, 64, is the founder of Starbucks Corporation and has served as executive chairman since April 2017. Mr. Schultz has served as chairman of the board of directors since our inception in 1985, and in January 2008, he reassumed the role of president and chief executive officer. He served as chief executive officer until April 2017 and served as president until March 2015. From June 2000 to February 2005, Mr. Schultz also held the title of chief global strategist. From November 1985 to June 2000, he served as chairman of the board and chief executive officer. From November 1985 to June 1994, Mr. Schultz also served as president. From January 1986 to July 1987, Mr. Schultz was the chairman of the board, chief executive officer and president of Il Giornale Coffee Company, a predecessor to the Company. From September 1982 to December 1985, Mr. Schultz was the director of retail operations and marketing for Starbucks Coffee Company, a predecessor to the Company.

Director Qualifications:

As the founder of Starbucks, Mr. Schultz has demonstrated a record of innovation, achievement and leadership. This experience provides the board of directors with a unique perspective into the operations and vision for Starbucks. Through his experience as the chairman and chief executive officer, Mr. Schultz is also able to provide the board of directors with insight and information regarding Starbucks strategy, operations and business. In addition, Mr. Schultz brings to the board more than 30 years of experience with Starbucks and extensive experience in the food and beverage industry, brand marketing and international distribution and operations.

ROSALIND G. BREWER Age: 55 Director Since: 2017 Committees: None

Rosalind G. Brewer, 55, has served as group president, Americas and chief operating officer since October 2017, and has been a director since March 2017. Ms. Brewer served as President and Chief Executive Officer of Sam’s Club, a membership-only retail warehouse club and a division of Wal-Mart Stores, Inc., from February 2012 to February 2017. Previously, Ms. Brewer was Executive Vice President and President of Walmart’s East Business Unit from February 2011 to January 2012; Executive Vice President and President of Walmart South from February 2010 to February 2011; Senior Vice President and Division President of the Southeast Operating Division from March 2007 to January 2010; and Regional General Manager, Georgia Operations, from 2006 to February 2007. Prior to joining Walmart, Ms. Brewer was President of Global Nonwovens Division for Kimberly-Clark Corporation, a global health and hygiene products company, from 2004 to 2006 and held various management positions at Kimberly-Clark Corporation from 1984 to 2006. She serves as the Chair of the Board of Trustees for Spelman College and formerly served on the Board of Directors for Lockheed Martin Corporation and Molson Coors Brewing Company.

Director Qualifications:

Ms. Brewer brings to the board of directors extensive insight on large-scale operations and supply chain logistics based on her senior leadership positions as President and Chief Executive Officer of Sam’s Club and as Executive Vice President for Walmart, as well as extensive experience in consumer products and distribution. Ms. Brewer also brings to the board her vast experience in product development, product management, leadership, digital technology and innovation, and international operations and distribution.

MARY N. DILLON Age: 56 Director Since: 2016 Committees: CMDC, NCGC

Mary N. Dillon, 56, has been a Starbucks director since January 2016. Since July 2013, Ms. Dillon has served as Chief Executive Officer and a member of the Board of Directors of Ulta Beauty, Inc., a beauty products retailer. Prior to joining Ulta Beauty, she served as President and Chief Executive Officer and a member of the Board of Directors of United States Cellular Corporation, a provider of wireless telecommunications services, beginning in June 2010. Prior to joining U.S. Cellular, Ms. Dillon served as Global Chief Marketing Officer and Executive Vice President of McDonald’s Corporation from 2005 to 2010, where she led the company’s worldwide marketing efforts and global brand strategy. Prior to joining McDonald’s, Ms. Dillon held several positions of increasing responsibility at PepsiCo Corporation, including as President of the Quaker Foods division from 2004 to 2005 and as Vice President of Marketing for Gatorade and Quaker Foods from 2002 to 2004. Ms. Dillon previously served as a director of Target Corporation.

Director Qualifications:

As CEO of a large publicly-traded company and with her prior executive leadership experience, Ms. Dillon is able to provide the board with top-level leadership perspective in organizational management and operations. With 33 years of experience with large consumer-driven businesses, Ms. Dillon brings to the board her unique insights into the management of complex organizations in today’s challenging retail environment. She also possesses valuable knowledge and expertise in brand marketing and strategy.

8 / 2018 PROXY STATEMENT

PROPOSAL 1 – ELECTION OF DIRECTORS

MELLODY HOBSON Age: 48 Director Since: 2005 Committees: ACC (Chair)

Mellody Hobson, 48, has been a Starbucks director since February 2005. Ms. Hobson has served as the President and a Director of Ariel Investments, LLC, a Chicago-based investment management firm since 2000, and as the Chairman since 2006 and a Trustee since 1993 of the mutual funds it manages. She previously served as Senior Vice President and Director of Marketing at Ariel Capital Management, Inc. from 1994 to 2000, and as Vice President of Marketing at Ariel Capital Management, Inc. from 1991 to 1994. Ms. Hobson works with a variety of civic and professional institutions, including serving as a Governance Board Member of the Chicago Public Education Fund and as Chairman of After School Matters, which provides Chicago teens with high quality out-of-school time programs. Ms. Hobson also serves on the Board of Directors of The Estée Lauder Companies Inc. Additionally, she is on the Board of Governors of the Investment Company Institute. Ms. Hobson formerly served on the Board of Directors of Groupon, Inc. and DreamWorks Animation SKG, Inc.

Director Qualifications:

As the president and a director of a large investment company, Ms. Hobson brings significant leadership, operational, investment and financial expertise to the board of directors. Ms. Hobson’s experience as an on-air CBS news contributor and analyst on finance and the economy provides insight into media and communications and public relations considerations. Ms. Hobson also brings to the board of directors valuable knowledge of corporate governance and similar issues from her service on other publicly traded companies’ boards of directors as well as her service on the Securities and Exchange Commission (“SEC”) Investment Advisory Committee, which advises the SEC on matters of concern to investors in the securities markets. In addition, Ms. Hobson has brand marketing experience through her service on the Board of Directors of The Estée Lauder Companies and her past service on the DreamWorks Animation SKG Board prior to its acquisition by Comcast Corporation.

KEVIN R. JOHNSON Age: 57 Director Since: 2009 Committees: None

Kevin R. Johnson, 57, has served as president and chief executive officer since April 2017, and has been a Starbucks director since March 2009. Mr. Johnson served as president and chief operating officer from March 2015 to April 2017. Mr. Johnson served as Chief

Executive Officer of Juniper Networks, Inc., a leading provider of high-performance networking products and services, from September 2008 to December 2013. He also served on the Board of Directors of Juniper Networks from September 2008 through February 2014. Prior to joining Juniper Networks, Mr. Johnson served as President, Platforms and Services Division for Microsoft Corporation, a worldwide provider of software, services and solutions. Mr. Johnson was a member of Microsoft’s Senior Leadership Team and held a number of senior executive positions over the course of his 16 years at Microsoft. Prior to joining Microsoft in 1992, Mr. Johnson worked in International Business Machine Corp.’s systems integration and consulting business.

Director Qualifications:

Mr. Johnson has extensive experience in the technology industry and is able to provide the board of directors with his unique insights into platforms for global integration of information systems as well as the use of technology in our brand marketing and media and communications efforts. Through his various senior leadership positions, including his experience as Chief Executive Officer of Juniper Networks and extensive senior executive experience with a large, multinational company, Mr. Johnson also has experience with the challenges inherent in managing a complex organization, leading global businesses focused on both consumer and business needs and utilizing technology to drive business productivity and experience.

JØRGEN VIG KNUDSTORP Age: 49 Director Since: 2017 Committees: ACC, NCGC

Jørgen Vig Knudstorp, 49, has been a director since March 2017. Since January 2017, Mr. Knudstorp has served as Executive Chairman LEGO Brand Group, owner of the LEGO brand and controlling company of the LEGO Group, a leading manufacturer of construction toys. From October 2004 to December 2016, he served as President and Chief Executive Officer of the LEGO Group. He previously held various leadership positions at the LEGO Group from 2001 to 2004, including Senior Vice President, Corporate Affairs from 2003 to 2004; Vice President, Strategic Development in 2003; Senior Director, Global Strategic Development & Alliance Management from 2002 to 2003; and Director, Strategic Development from 2001 to 2002. Prior to joining the LEGO Group, Mr. Knudstorp served as a Management Consultant at McKinsey & Company from 1998 to 2001.

Director Qualifications:

Mr. Knudstorp’s top executive leadership experience at one of the world’s most renowned toy manufacturers, as well as recognizable brand, brings to the board of directors a record of innovation and senior leadership. Mr. Knudstorp brings to the board extensive global leadership experience and his unique insight and knowledge of brand and digital marketing, strategy, consumer products, and international operations and distribution.

STARBUCKS CORPORATION	2018 PROXY STATEMENT / 9

PROPOSAL 1 – ELECTION OF DIRECTORS

SATYA NADELLA Age: 50 Director Since: 2017 Committees: CMDC

Satya Nadella, 50, has been a director since March 2017. Mr. Nadella has served as Chief Executive Officer and a member of the Board of Directors of Microsoft Corporation, a worldwide provider of software, since February 2014. He has held various leadership positions at Microsoft since joining Microsoft in 1992, including Executive Vice President, Cloud and Enterprise from July 2013 to February 2014; President, Server and Tools from 2011 to 2013; Senior Vice President, Online Services Division from 2009 to 2011; and Senior Vice President, Search, Portal, and Advertising from 2008 to 2009. Mr. Nadella’s roles also included Vice President of the Microsoft Business Division. Prior to joining Microsoft, Mr. Nadella was a member of the technology staff at Sun Microsystems, Inc. Mr. Nadella currently serves on the Board of Trustees of Fred Hutchinson Cancer Research Center. Mr. Nadella was formerly on the Board of Directors of Riverbed Technology, Inc.

Director Qualifications:

Mr. Nadella brings to the board of directors extensive experience in the technology industry and an understanding of how technology will be used and experienced around the world. He also provides the board with invaluable insight as we continue our focus on innovative ways to use technology to elevate our brand and grow our business. Mr. Nadella also brings insight and knowledge in international operations and distribution gained from his service as CEO and other senior leadership positions at one of the world’s largest public technology companies.

JOSHUA COOPER RAMO Age: 49 Director Since: 2011 Committees: ACC, NCGC

Joshua Cooper Ramo, 49, has been a Starbucks director since May 2011. Since July 2015, Mr. Ramo has served as Co-Chief Executive Officer and Vice Chairman of Kissinger Associates, Inc. an advisory firm where he has served as Vice Chairman since 2011 and been employed since 2005. He was previously the Managing Partner for the Office of John L. Thornton, a corporate advisory specialist and an advisor to Goldman Sachs, from 2003 to 2005. Mr. Ramo spent his early career as a journalist, most recently with Time Magazine, from 1996 to 2003 serving as Senior Editor and Foreign Editor. He is a leading China scholar and has written several papers on China’s development that have been distributed in China and abroad. In 2008, Mr. Ramo served as China Analyst for NBC during the Summer Olympics in Beijing. He is the author of two New York Times best-selling books, “The Age of the Unthinkable” (2009) and “The Seventh Sense” (2016). Mr. Ramo has been a term member of the Council on Foreign Relations, Asia 21 Leaders Program, World Economic Forum’s Young Global Leaders and Global Leaders for Tomorrow, and co-founder of the U.S.-China Young Leaders Forum. He also serves on the Board of Directors of FedEx Corporation.

Director Qualifications:

Mr. Ramo’s broad international experience provides the board of directors with his unique insights related to Starbucks strategy, operations and business as a global company. Mr. Ramo brings to the board significant commercial transaction experience from his Kissinger Associates role, as well as domestic and international public policy experience. Mr. Ramo has extensive knowledge in a number of important areas, including innovative problem-solving related to global risks and opportunities, particularly with regard to China.

CLARA SHIH Age: 36 Director Since: 2011 Committees: CMDC, NCGC

Clara Shih, 36, has been a Starbucks director since December 2011. Ms. Shih is Chief Executive Officer and a Board Member of Hearsay Systems, Inc., an enterprise software company serving Fortune 500 brands that she co-founded in August 2009. From June 2006 to June 2009, she served as Product Management Director, AppExchange of salesforce.com, inc., an enterprise software company. From 2004 to 2006, she served as Associate, Strategy and Business Operations for Google, Inc. Previously, Ms. Shih was a software engineer at Microsoft Corporation. Ms. Shih, the creator of the first business application on Facebook, is the author of “The Facebook Era” (2009) and “The Social Business Imperative” (2016). She has been named one of Businessweek’s Top Young Entrepreneurs, one of Fortune’s Most Powerful Women Entrepreneurs, and one of CNN Money’s “40 under 40: Ones to Watch.” She was also named a “Young Global Leader” by the World Economic Forum.

Director Qualifications:

Ms. Shih brings to the board social media, digital, and mobile expertise, brand marketing, innovation and entrepreneurial experience from her position with Hearsay, as well as her prior experience at other technology companies. She provides unique insights to Starbucks related to technology innovation and growth of business on social networking sites across marketing, sales, customer service, recruiting and R&D functions.

10 / 2018 PROXY STATEMENT

PROPOSAL 1 – ELECTION OF DIRECTORS

JAVIER G. TERUEL Age: 67 Director Since: 2005 Committees: ACC, CMDC

Javier G. Teruel, 67, has been a Starbucks director since September 2005. Mr. Teruel served as Vice Chairman of Colgate-Palmolive Company, a consumer products company, from July 2004 to April 2007, when he retired. Prior to being appointed Vice Chairman, Mr. Teruel served as Colgate-Palmolive’s Executive Vice President responsible for Asia, Central Europe, Africa and Hill’s Pet Nutrition. After joining Colgate in Mexico in 1971, Mr. Teruel served as Vice President of Body Care in Global Business Development in New York and President and General Manager of Colgate-Mexico. He also served as President of Colgate-Europe, and as Chief Growth Officer responsible for the company’s growth functions. Mr. Teruel currently serves as a Partner of Spectron Desarrollo, SC, an impact investment and consulting firm and as Chairman of Alta Growth Capital, a private equity firm. He previously served on the Board of Directors of The Pepsi Bottling Group, Inc. and Corporaciòn Geo S.A.B. de C.V. He currently serves on the Board of Directors of J.C. Penney Company, Inc. and Nielsen Holdings plc.

Director Qualifications:

Mr. Teruel brings to the board extensive brand marketing experience and international distribution and operations experience from his various executive roles at a large, multinational consumer products company, including considerable product development, merchandising and marketing skills and perspectives. His international background provides unique insights relevant to Starbucks strategy, operations and business as a global company. Through his senior leadership and public company board experience, Mr. Teruel also possesses extensive knowledge in a number of important areas, including leadership, finance and risk assessment.

MYRON E. ULLMAN, III Age: 71 Director Since: 2003 Committees: CMDC (Chair)

Myron E. Ullman, III, 71, has been a Starbucks director since January 2003. Mr. Ullman served as Executive Chairman of J.C. Penney Company, Inc., a chain of retail department stores, from August 2015 to August 2016, when he retired. From April 2013 to August 2015, Mr. Ullman served as Chief Executive Officer and a member of the Board of Directors of J.C. Penney Company, Inc. Mr. Ullman had previously served as Executive Chairman of J.C. Penney Company, Inc., from November 2011 to January 2012, and as the Chairman of the Board of Directors and Chief Executive Officer from December 2004 to November 2011. Mr. Ullman served as Directeur General,

Group Managing Director of LVMH Möet Hennessy Louis Vuitton, a luxury goods manufacturer and retailer, from July 1999 to January 2002. From January 1995 to June 1999, he served as Chairman and Chief Executive Officer of DFS Group Limited, a retailer of luxury branded merchandise. From 1992 to 1995, Mr. Ullman served as Chairman and Chief Executive Officer of R.H. Macy & Co., Inc. Mr. Ullman previously served on the Board of Directors for Ralph Lauren Corporation, Saks, Inc. and Pzena Investment Management, Inc. He served as the Chairman of the Federal Reserve Bank of Dallas through the end of 2014. He currently serves on the Board of Directors of Taubman Centers, Inc.

Director Qualifications:

Through Mr. Ullman’s senior leadership and public company board experience with U.S. and international retailers, he brings to the board of directors extensive knowledge in important areas, including leadership of global businesses, finance, executive compensation, risk assessment and compliance. He also brings to the board brand marketing experience and international distribution and operations experience from his roles at major U.S. and international retailers, as well as insights and perspectives from positions he has held in the technology and real estate industries and the public sector. Mr. Ullman’s experiences as chairman and chief executive officer of various entities during his career provide the board of directors with insight into the challenges inherent in managing a complex organization.

CRAIG E. WEATHERUP Age: 72 Director Since: 1999 Committees: NCGC (Chair), ACC

Craig E. Weatherup, 72, has been a Starbucks director since February 1999. Mr. Weatherup worked for PepsiCo, Inc. for 24 years and served as Chief Executive Officer of its worldwide Pepsi-Cola business and President of PepsiCo, Inc., retiring in 1999. He also led the initial public offering of The Pepsi Bottling Group, Inc., where he served as Chairman and Chief Executive Officer from March 1999 to January 2003. Mr. Weatherup previously served on the Board of Directors of Macy’s, Inc.

Director Qualifications:

Through Mr. Weatherup’s public company board experience from his service on the Board of Directors of Macy’s, as well as his prior senior leadership experience as a chairman and chief executive officer, he is able to bring to the board of directors extensive knowledge in important areas, including finance, leadership, executive compensation, corporate governance, risk assessment and compliance. In addition, Mr. Weatherup brings to the board food and beverage industry experience, as well as brand marketing experience and international distribution and operations experience from his prior role as chief executive officer of a large, global food and beverage business. Mr. Weatherup also possesses valuable knowledge of and insight into Starbucks business and operations from his 18 years of service as a member of our board of directors.

STARBUCKS CORPORATION	2018 PROXY STATEMENT / 11

Corporate Governance

Shareholder Engagement

We have a long-standing history of actively engaging with our shareholders.

We believe that strong corporate governance should include year-round engagement with our shareholders. We have a long-standing, robust shareholder outreach program led by a cross-functional team including partners from our Investor Relations, Total Rewards, Law & Corporate Affairs and Global Social Impact departments. Through this outreach, we solicit feedback on our executive compensation program, corporate governance and disclosure practices and respond to questions regarding our Global Social Impact programs and goals. We share feedback we receive with our board of directors and Compensation and Management Development Committee (the “Compensation Committee”) as demonstrated below.

Corporate Governance Cycle

• Publish Annual Report and proxy statement • Active outreach with top investors to discuss important items to be considered at Annual Meeting of Shareholders • Annual Meeting of Shareholders

•   Review results from our most recent Annual Meeting

•   Share investor feedback with board of directors and Compensation Committee

•   Evaluate proxy season trends, corporate governance best practices, regulatory developments and our current practices

•   Active outreach with top investors to understand their priorities for corporate governance, executive compensation and environmental and social matters

•   Share investor feedback with board of directors and Compensation Committee

•   Board of directors considers investor feedback received throughout the year

As part of our normal outreach, during 2017 we reached out to our top shareholders and had conversations with corporate governance contacts representing approximately 30% of our shares outstanding. Additionally, our senior management team, including our president and ceo, and our cfo, regularly engage in meaningful dialogue with our shareholders through our quarterly earnings calls and other channels for communication.

In recent years, shareholder feedback has influenced our implementation of Proxy Access and the specific terms adopted as well as certain of our compensation design and philosophy changes, including most recently minimizing the use of special equity grants. In prior years shareholder feedback has influenced replacing EPS as a performance measure under our Executive Management Bonus Plan (“EMBP”) with adjusted net revenue (recognizing that EPS remains a performance measure under our PRSUs) and lengthening the performance period under our PRSU design from one year to two years.

Shareholder Feedback on Proxy Access

At our 2016 Annual Meeting, a shareholder proposal to adopt a proxy access bylaw was supported by a majority of the shares that voted on the proposal. In our subsequent discussions with shareholders, who collectively held more than 30% of our shares outstanding, regarding the form of proxy access to be adopted, we sought and received the following feedback:

•	While shareholders were not unanimous in their view, they generally supported the concept of proxy access;
•	Shareholder views on specific terms under which proxy access should be adopted varied, but most shareholders we spoke with supported the core terms that we adopted (3% ownership threshold for 3 years, a nomination right of the greater of 2 or 20% of the board and a limit of 20 shareholders who may aggregate their holdings to meet the 3% ownership threshold); and

•	Most shareholders also generally supported the “secondary” proxy access bylaw terms and limitations that were discussed and that our board ultimately adopted, including counting multiple investment funds under common management as one shareholder, counting shares on loan toward satisfying the ownership threshold if the shareholder has the right to recall the shares within five business days’ notice and prohibiting third party compensation for director services.

12 / 2018 PROXY STATEMENT

CORPORATE GOVERNANCE

Upon the recommendation of our Nominating and Corporate Governance Committee (the “Nominating/Governance Committee”) and management’s recommendations based on various factors including the results of the shareholder outreach summarized above, our board amended our Bylaws in September of 2016 to implement proxy access. As amended, our Bylaws permit a shareholder, or a group of up to 20 shareholders, owning three percent or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials director nominees constituting up to two individuals or 20% of the board, whichever is greater, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in our Bylaws.

Board Leadership

The board of directors is responsible for overseeing the exercise of corporate power and seeing that Starbucks business and affairs are managed to meet the Company’s stated goals and objectives and that the long-term interests of the shareholders are served.

Howard Schultz, executive chairman of Starbucks, currently serves as the chairman of the board. Myron E. Ullman, III, a non-employee independent director, was elected the lead independent director pursuant to our Corporate Governance Principles and Practices, effective March 23, 2016. Mr. Ullman’s term as lead independent director expires at the board meeting immediately following the 2018 Annual Meeting of Shareholders. Directors are limited to serving two consecutive two-year terms in that role.

Our board leadership structure supports the independence of our non-management directors. The independent directors meet in an executive session at each board meeting, and each of the standing board committees (discussed below) is comprised solely of and led by independent directors. The lead independent director presides at the scheduled executive sessions of independent directors as well as all meetings of the board at which the chairman is not present. The lead independent director and the chairman each has the authority to call meetings of the independent directors and of the entire board. Pursuant to our Corporate Governance Principles and Practices, the duties of the lead independent director also include:

•	serving as a liaison between the independent directors and the chairman of the board;
•	approving the scheduling of board meetings, as well as the agenda and materials for each board meeting and executive session of the independent directors;
•	approving and coordinating the retention of advisors and consultants to the board; and
•	such other responsibilities as the independent directors may designate from time to time.

The board of directors believes that it should maintain flexibility to select Starbucks chairman and board leadership structures from time to time, and our policies do not preclude the chief executive officer from also serving as chairman of the board. Mr. Schultz served in both positions prior to April 3, 2017. On that date, the roles of chairman and ceo were separated as Mr. Schultz became executive chairman of the Company and Mr. Johnson assumed the role of president and ceo. Mr. Schultz continues to serve as chairman of the board.

The board of directors believes that Mr. Schultz continuing to serve as chairman of the board, while Mr. Ullman maintains his role as the lead independent director, allows the board to continue to benefit from Mr. Schultz’s in-depth knowledge of Starbucks business and industry as well as his leadership in formulating and implementing strategic initiatives that will focus on innovation, design and development of Starbucks Reserve® Roasteries around the world, expansion of the Starbucks Reserve® retail store format and the Company’s social impact initiatives, while the role given to our lead independent director will maintain a strong, independent and active board.

Risk Oversight

The board of directors has overall responsibility for risk oversight, including, as part of regular board and committee meetings, general oversight of executives’ management of risks relevant to the Company. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the board of directors in reviewing Starbucks business strategy is an integral aspect of the board’s assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk for the Company.

While the full board has overall responsibility for risk oversight, the board has delegated oversight responsibility related to certain risks to the Audit and Compliance Committee (the “Audit Committee”) and the Compensation Committee. The Audit Committee is responsible for reviewing and discussing with management the Company’s major and emerging risk exposures, including financial, operational, technology, privacy, data and physical security, disaster recovery and ethics and compliance, food safety, legal and regulatory risks; the steps the Company has taken to monitor and control such exposures; and the Company’s risk assessment and risk management policies. The chair of the Audit Committee regularly reports to the board the substance of such reviews and discussions. Further, in 2016, the Company established the Risk Management Committee which is co-managed by Starbucks chief financial officer and general counsel. The Risk Management Committee is focused on risks facing the Company, including strategic risks, market risks, internal control risks and operational risks and provides information to the Audit Committee at its regularly scheduled meetings.

The Audit Committee also receives regular reports from management including our chief ethics and compliance officer, vice president and controller and vice president of Internal Audit on risks facing the Company at its regularly scheduled meetings and other reports as requested by the Audit Committee from time to time. The Compensation Committee is responsible for reviewing and overseeing the management of any potential material risks related to Starbucks compensation policies and practices. The Compensation Committee reviews a summary and assessment of such risks annually and in connection with discussions of various compensation elements and benefits throughout the year.

The board’s role in risk oversight has not resulted in any additional changes to the board’s leadership structure.

STARBUCKS CORPORATION	2018 PROXY STATEMENT / 13

CORPORATE GOVERNANCE

Affirmative Determinations Regarding Director Independence and Other Matters

Our board of directors has determined that each of the following directors and director nominees is an “independent director” as such term is defined under NASDAQ rules:

• William W. Bradley*	• Joshua Cooper Ramo
• Mary N. Dillon	• Clara Shih
• Robert M. Gates*	• Javier G. Teruel
• Mellody Hobson	• Myron E. Ullman, III
• Jørgen Vig Knudstorp	• Craig E. Weatherup
• Satya Nadella

*	retiring immediately prior to the 2018 annual meeting

In determining that Mr. Nadella is independent, the board considered payments in the ordinary course of business in fiscal 2017 between Starbucks and the public company in which he serves as an executive officer and as a director, which were for amounts representing less than 2% of the annual revenues of the company receiving the payments and did not constitute a related party transaction under SEC rules. The board determined that these transactions would not interfere with Mr. Nadella’s exercise of independent judgment in carrying out his responsibilities as a director. The board also determined that Mr. James G. Shennan, Jr., qualified as an “independent director” under NASDAQ rules during his term of service as a director for part of fiscal 2017. In addition, prior to her appointment as group president, Americas and chief operating officer, Ms. Brewer qualified as an “independent director” under NASDAQ rules and was a member of Compensation Committee and the Nominating/Governance Committee. After her appointment, she continued to serve as a non-independent member of the board.

Board Committees and Related Matters

During fiscal 2017, our board of directors had three standing committees: the Audit Committee, the Compensation Committee and the Nominating/Governance Committee. The board of directors, upon recommendation of the Nominating/Governance Committee, makes committee and committee chair assignments annually at its meeting immediately preceding the annual meeting of shareholders, although further changes to committee assignments are made from time to time as deemed appropriate by the board. The committees operate pursuant to written charters, which are available on our website at www.starbucks.com/about-us/company-information/corporate-governance.

The current composition of each board committee is set forth below. As stated above, Messrs. Bradley and Gates will not stand for re-election at the 2018 Annual Meeting.

Director	Audit and Compliance Committee (ACC)	Compensation and Management Development Committee (CMDC)	Nominating and Corporate Governance Committee (NCGC)	Board of Directors
Howard Schultz				C
William W. Bradley
Rosalind G. Brewer*
Mary N. Dillon
Robert M. Gates
Mellody Hobson	C
Kevin R. Johnson
Jørgen Vig Knudstorp
Satya Nadella
Joshua Cooper Ramo
James G. Shennan, Jr.**
Clara Shih
Javier G. Teruel
Myron E. Ullman, III		C
Craig E. Weatherup			C
Fiscal 2017 Meetings	9	8	6	8

C Chair Member

*	Ms. Brewer was an independent member of the board of directors and a member of the Compensation Committee and the Nominating/Governance Committee prior to her appointment as group president, Americas and chief operating officer, after which time she continued to serve as a non-independent member of the board of directors.
**	Mr. Shennan retired from the board on March 22, 2017.

14 / 2018 PROXY STATEMENT

CORPORATE GOVERNANCE

Attendance at Board and Committee Meetings, Annual Meeting

During fiscal 2017, each director attended at least 75% of all meetings of the board and board committees on which he or she served (held during the period that such director served). Our Corporate

Governance Principles and Practices require each board member to attend our annual meeting of shareholders except for absences due to causes beyond the reasonable control of the director. All 14 of the directors who then served on the board attended our 2017 Annual Meeting of Shareholders.

Audit and Compliance Committee

Committee Members • Mellody Hobson ◆ (Chair) • Robert M. Gates • Jørgen Vig Knudstorp • Joshua Cooper Ramo • Javier G. Teruel ◆ • Craig E. Weatherup◆ Number of meetings in fiscal 2017: 9

The Audit Committee annually reviews and reassesses the adequacy of its charter. As more fully described in its charter, the primary responsibilities of the Audit Committee are to:

•  overseeour accounting and financial reporting processes, including the review of the Company’s quarterly and annual financial results;

•  appointthe Company’s independent registered public accounting firm and oversee the relationship, including monitoring the auditor’s independence and reviewing the scope of the auditor’s work, including pre-approval of audit and non-audit services;

•  reviewthe annual audit and quarterly review processes with management and the independent registered public accounting firm;

•  reviewmanagement’s assessment of the effectiveness of the Company’s internal controls over financial reporting and the independent registered public accounting firm’s related attestation;

•  overseethe Company’s internal audit function, including review of internal audit staffing and review of the internal audit plan;

•  reviewand approve or ratify all transactions with related persons and potential conflicts of interests that are required to be disclosed in the proxy statement; and

•  reviewperiodically and discuss with management the Company’s major and emerging risk exposures, including financial, operational, privacy, security, disaster recovery and business continuity, ethics and compliance, food safety and legal and regulatory risks, the steps the Company has taken to monitor and control such exposures, and the Company’s risk assessment and risk management policies; and regularly report to the board the substance of such reviews and discussions.

◆ Audit Committee Financial Expert

Each of Ms. Hobson and Messrs. Gates, Knudstorp, Ramo, Teruel and Weatherup

currently: (i) meets the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership and is an “independent director” as defined by NASDAQ rules; and (ii) meets NASDAQ’s financial knowledge and sophistication requirements. Each of Ms. Hobson and Messrs. Teruel and Weatherup have been determined by the board of directors to be an “audit committee financial expert” under SEC rules. The “Audit and Compliance Committee Report” describes in more detail the Audit Committee’s responsibilities with regard to our financial statements and its interactions with our independent auditor, Deloitte & Touche LLP.

STARBUCKS CORPORATION	2018 PROXY STATEMENT / 15

CORPORATE GOVERNANCE

Compensation and Management Development Committee

Committee Members • Myron E. Ullman, III (Chair) • Rosalind G. Brewer* • Mary N. Dillon • Satya Nadella • James G. Shennan, Jr.** • Clara Shih • Javier G. Teruel Number of meetings in fiscal 2017: 8

The Compensation Committee annually reviews and reassesses the adequacy of its charter. As more fully described in its charter, the primary responsibilities of the Compensation Committee are to:

•  conductan annual review of and recommend to the independent directors of the board for their review and approval the compensation package for both the executive chairman and the president and chief executive officer;

•  conductan annual review and approve the compensation package for the Company’s executive officers and senior officers (as defined in its charter);

•  annuallyreview and approve objective performance measures and performance targets for all executive officers and senior officers participating in the annual incentive bonus plan and long-term incentive plans, and certify achievement of performance measures after the measurement period;

•  approve,modify and administer partner-based equity plans, the Executive Management Bonus Plan and deferred compensation plans;

•  afterconsulting with the independent directors, together with the chair of the Nominating/Governance Committee, the chair of the Compensation Committee annually reviews the performance of our executive chairman and president and chief executive officer and meets with them to share the findings of the review;

•  annuallyreview and approve our management development and succession planning practices and strategies;

•  annuallyreview and approve the Company’s peer group companies and review market data;

•  providerecommendations to the board of directors on compensation-related proposals to be considered at the Company’s annual meeting, including Say-on-Pay and any related shareholder feedback;

•  determinemanagement stock ownership guidelines and periodically review ownership levels for compliance; and

•  annuallyreview a report from management regarding potential material risks, if any, created by the Company’s compensation policies and practices and inform the board of any necessary actions.

The charter allows the Compensation Committee to form and delegate any or all of its responsibilities to a subcommittee or subcommittees of the Compensation Committee, as may be necessary or appropriate, and within certain limits.

* Ms. Brewer ceased membership on the Committee prior to her appointment as an executive officer of the Company ** Mr. Shennan retired from the board on March 22, 2017	Messrs. Nadella, Shennan, Teruel, Ullman and Ms. Brewer, Ms. Dillon and Ms. Shih served on the Compensation Committee during fiscal 2017. Mr. Shennan ceased membership on the Compensation Committee upon his retirement from the board in March 2017. Ms. Brewer ceased membership on the Committee prior to her appointment as group president, Americas and chief operating officer of the Company. At least annually, the Compensation Committee reviews and approves our executive compensation strategy and principles to confirm that they are aligned with our business strategy and objectives, shareholder interests, desired behaviors and corporate culture.

Management’s Role in the Executive Compensation Process

Mr. Johnson, our president and ceo, Lucy Helm, our chief partner officer, and other key members of our human resources function (“Partner Resources”) and our Law & Corporate Affairs Department each help support the Compensation Committee’s executive compensation process and regularly attend portions of committee meetings. As part of the executive compensation process, Mr. Johnson provides his perspective to the Compensation Committee regarding the performance of his Senior Leadership Team, which includes all of our executive officers and certain other senior officers of the Company. Members of the Partner Resources team present recommendations to the Compensation Committee on the full range of annual executive compensation decisions, including (i) annual and long-term incentive compensation programs; (ii) target competitive positioning of executive compensation; and (iii) target total direct compensation for each executive officer. These recommendations are developed in consultation with Mr. Johnson and are accompanied by market data.

In accordance with NASDAQ rules, Messrs. Johnson and Schultz, were not present when their compensation was being discussed or approved and did not vote on executive compensation matters, and neither they nor other members of management attended executive sessions of the Compensation Committee.

The Role of Consultants in the Executive Compensation Process

For fiscal 2017, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”) as its outside independent compensation consultant. The Compensation Committee’s consultant regularly attends committee meetings and attends executive sessions as requested by the Compensation Committee’s chair. Without the Compensation Committee’s prior approval, F.W. Cook will not perform any services for Starbucks management, although the Compensation Committee has directed that F.W. Cook work in cooperation with management as required to gather and review information necessary to carry out its obligations. During fiscal 2017, F.W. Cook did not perform any services for Starbucks other than making recommendations with respect to executive compensation under its engagement by the Compensation Committee. Its tasks also included reviewing, validating and providing input on information, programs and recommendations made by management.

16 / 2018 PROXY STATEMENT

CORPORATE GOVERNANCE

For more information about the Compensation Committee’s activities, see “Compensation Discussion and Analysis” and “Compensation Committee Report.”

Compensation Consultant Independence

In furtherance of maintaining the independence of the Compensation Committee’s compensation consultant, the Committee has the sole authority to retain, terminate and obtain the advice of F.W. Cook (at the Company’s expense). Further, as discussed above, the Compensation Committee’s compensation consultant will not perform any services for Starbucks management unless approved in advance by the Committee.

In connection with its engagement of F.W. Cook, the Compensation Committee considered various factors bearing upon F.W. Cook’s independence including, but not limited to, the amount of fees received by F.W. Cook from Starbucks as a percentage of F.W. Cook’s total revenue, F.W. Cook’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact F.W. Cook’s independence. After reviewing these and other factors, the Compensation Committee determined that F.W. Cook was independent and that its engagement did not present any conflicts of interest. F.W. Cook also determined that it was independent from management and confirmed this in a written statement delivered to the chair of the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

Messrs. Nadella, Shennan, Teruel, Ullman and Ms. Brewer, Ms. Dillon, and Ms. Shih served on the Compensation Committee during fiscal 2017. As stated above Mr. Shennan ceased membership on the Compensation Committee upon his retirement from the board and Ms. Brewer ceased membership on the Compensation Committee prior to her appointment as group president, Americas and chief operating officer. During fiscal 2017, none of our executive officers served on the Compensation Committee (or its equivalent) or board of directors of another entity where one of our Compensation Committee members was an executive officer.

Succession Planning

Senior Management Succession Planning

In light of the critical importance of executive leadership to Starbucks success, we have an annual succession planning process. This process is enterprise wide for managers up to and including our chief executive officer.

Our board of directors’ involvement in our annual succession planning process is outlined in our Corporate Governance Principles and Practices (the “Principles”). The Principles provide that each year, the chair of the Compensation Committee, together with the president and chief executive officer, will review succession plans with the board, and provide the board with a recommendation as to succession in the event of each senior officer’s termination of employment with Starbucks for any reason (including death or disability).

Our Compensation Committee, pursuant to its charter, annually reviews and discusses with the panel of independent directors of the board the performance of the executive officers and senior officers of the Company and the succession plans for each such officer’s position including recommendations and evaluations of potential successors to fill these positions. The Compensation Committee also conducts an annual review of, and provides approval for, our management development and succession planning practices and strategies.

ceo Succession Planning

Our ceo provides an annual review to the board of directors assessing the members of the Senior Leadership Team and their potential to succeed him. This review, which is developed in consultation with our chief partner officer, and the chair of our Compensation Committee, includes a discussion about development plans for the Company’s executive officers and senior officers to help prepare them for future succession and contingency plans in the event of our ceo’s termination of employment with Starbucks for any reason (including death or disability) as well as our ceo’s recommendation as to his successor. The full board has the primary responsibility to develop succession plans for the ceo position.

STARBUCKS CORPORATION	2018 PROXY STATEMENT / 17

CORPORATE GOVERNANCE

Nominating and Corporate Governance Committee

Committee Members

•  Craig E. Weatherup (Chair)

•  William W. Bradley

•  Rosalind G. Brewer*

•  Mary N. Dillon

•  Robert M. Gates

•  Jørgen Vig Knudstorp

•  Joshua Cooper Ramo

•  James G. Shennan, Jr.**

•  Clara Shih

Number of meetings in fiscal 2017: 6

The Nominating/Governance Committee annually reviews and reassesses the adequacy of its charter. As described more fully in its charter, the Nominating/Governance Committee is responsible for providing leadership with respect to the corporate governance of Starbucks and advising and making recommendations to the board of directors regarding candidates for election as directors of the Company. Among its specific duties, the Nominating/Governance Committee:

•  makes recommendations to the board about our corporate governance processes;

•  assists in identifying and screening board candidates;

•  administers the Director Nominations Policy;

•  considers shareholder nominations to the board;

•  makes recommendations to the board regarding membership and chairs of the board’s committees;

•  oversees the annual evaluation of the effectiveness of the board and each of its committees;

•  biennially recommends the board’s lead independent director;

•  biennially reviews the type and amount of board compensation for independent directors;

•  annually reviews the Company’s corporate political contributions and expenditures to confirm alignment with Company policies and values; and

•  annually reviews and assesses the effectiveness of the Company’s environmental and social responsibility policies, goals and programs through the annual Global Responsibility Report, and makes recommendations as deemed appropriate based on such review and assessment.

* Ms. Brewer ceased membership on the Committee prior to her appointment as an executive officer of the Company ** Mr. Shennan retired from the board on March 22, 2017

The Nominating/Governance Committee also annually assists the board of directors with its affirmative independence and expertise determinations. After consulting with the independent directors of the board, the chair of the Nominating/Governance Committee and the chair of the Compensation Committee annually review the performance of the executive chairman and the president and chief executive officer and meet with them to share the findings of the review.

Messrs. Bradley, Gates, Knudstorp, Ramo, Shennan and Weatherup and Ms. Brewer, Ms. Dillon and Ms. Shih served on the Nominating/Governance Committee during fiscal 2017. Mr. Shennan ceased membership on the Nominating/Governance Committee upon his retirement from the board in March 2017. Ms. Brewer ceased membership on the Committee prior to her appointment as group president, Americas and chief operating officer of the Company.

Our Director Nominations Process

Our Policy on Director Nominations is available at www.starbucks.com/about-us/company-information/corporate-governance. The purpose of the nominations policy is to describe the process by which candidates are identified and assessed for possible inclusion in our recommended slate of director nominees (the “candidates”). The nominations policy was approved by the full board of directors and is administered by the Nominating/Governance Committee.

Minimum Criteria for Board Members

Each candidate must possess at least the following specific minimum qualifications:

•	each candidate shall be prepared to represent the best interests of all shareholders and not just one particular constituency;
•	each candidate shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and has established a record of professional accomplishment in his or her chosen field;
•	no candidate, or family member (as defined in NASDAQ rules) or affiliate or associate (as defined in federal securities laws) of a candidate, shall have any material personal, financial or professional interest in any present or potential competitor of Starbucks;
•	each candidate shall be prepared to participate fully in board activities, including active membership on at least one board committee and attendance at, and active participation in, meetings of the board and the committee(s) of which he or she is a member, and not have other personal or professional commitments that would, in the Nominating/Governance Committee’s sole judgment, interfere with or limit his or her ability to do so; and
•	each candidate shall be willing to make, and financially capable of making, the required investment in our stock in the amount and within the time frame specified in the director stock ownership guidelines described in this proxy statement.

Desirable Qualities and Skills

In addition, the Nominating/Governance Committee also considers it desirable that candidates possess the following qualities or skills:

•	each candidate should contribute to the board of directors’ overall diversity - diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics;
•	each candidate should contribute positively to the existing chemistry and collaborative culture among board members; and
•	each candidate should possess professional and personal experiences and expertise relevant to our goal of being one of the world’s leading consumer brands. At this stage of our development, relevant experiences might include, among other things, sitting CEO of a large global company, large-company CEO experience, international CEO experience, senior-level international experience, senior-level multi-unit small box retail or restaurant experience and relevant senior-level expertise in one or more of the following areas: finance, accounting, sales and marketing, organizational development, information technology, social media and public relations.

18 / 2018 PROXY STATEMENT

CORPORATE GOVERNANCE

The Nominating/Governance Committee is responsible for reviewing the appropriate skills and characteristics required of directors in the context of prevailing business conditions and existing competencies on the board, and for making recommendations regarding the size and composition of the board, with the objective of having a board that brings to Starbucks a variety of perspectives and skills derived from high quality business and professional experience. The Nominating/Governance Committee’s review of the skills and experience it seeks in the board as a whole, and in individual directors, in connection with its review of the board’s composition, enables it to assess the effectiveness of its goal of achieving a board with a diversity of experiences. The Nominating/Governance Committee considers these criteria when evaluating director nominees in accordance with the procedures set forth below.

Internal Process for Identifying Candidates

The Nominating/Governance Committee has two primary methods for identifying candidates (other than those proposed by shareholders, as discussed below). First, on a periodic basis, the Nominating/Governance Committee solicits ideas for possible candidates from a number of sources: members of the board; senior-level Starbucks executives; individuals personally known to the members of the board; and research, including database and Internet searches.

Second, the Nominating/Governance Committee may from time to time use its authority under its charter to retain at our expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms). If the Nominating/Governance Committee retains one or more search firms, they may be asked to identify possible candidates who meet the minimum and desired qualifications expressed in the nominations policy, to interview and screen such candidates (including conducting appropriate background and reference checks), to act as a liaison among the board of directors, the Nominating/Governance Committee and each candidate during the screening and evaluation process, and thereafter to be available for consultation as needed by the Nominating/Governance Committee.

The nominations policy divides the process for candidates proposed by shareholders into the general nomination right of all shareholders and proposals by “qualified shareholders” (as described below).

General Nomination Right of All Shareholders

Any registered shareholder may nominate one or more persons for election as a director at an annual meeting of shareholders if the shareholder complies with the advance notice, information and consent provisions contained in our bylaws. See “Proposals of Shareholders” below for more information.

The procedures described in the following two paragraphs are meant to establish an additional means by which certain shareholders can contribute to our process for identifying and evaluating candidates and is not meant to replace or limit shareholders’ general nomination rights in any way.

Director Recommendations by Qualified Shareholders

In addition to those candidates identified through its own internal processes, in accordance with the nominations policy, the Nominating/Governance Committee will evaluate a candidate proposed by any single shareholder or group of shareholders that has beneficially owned more than 5% of our common stock for at least one year (and will hold the required number of shares through the annual meeting of shareholders) and that satisfies the notice, information and consent provisions in the nominations policy (a “qualified shareholder”). Any candidate proposed by a qualified shareholder must be independent of the qualified shareholder in all respects as determined by the Nominating/Governance Committee or by applicable law. Any candidate submitted by a qualified shareholder must also meet the definition of an “independent director” under NASDAQ rules.

In order to be considered by the Nominating/Governance Committee for an upcoming annual meeting of shareholders, notice from a qualified shareholder regarding a potential candidate must be received by the Nominating/Governance Committee not less than 120 calendar days before the anniversary of the date of our proxy statement released to shareholders in connection with the previous year’s annual meeting.

Evaluation of Candidates

The Nominating/Governance Committee will consider and evaluate all candidates identified through the processes described above, including incumbents and candidates proposed by qualified shareholders, based on the same criteria.

Future Revisions to the Nominations Policy

The nominations policy is intended to provide a set of flexible guidelines for the effective functioning of our director nominations process. The Nominating/Governance Committee intends to review the nominations policy at least annually and anticipates that modifications will be necessary from time to time as our needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating/Governance Committee may amend the nominations policy at any time, in which case the most current version will be available on our website.

Proxy Access

In addition, our bylaws permit a shareholder, or a group of up to 20 shareholders, owning at least 3% of the Company’s outstanding shares of common stock continuously for at least three years, to nominate and include in our annual meeting proxy materials director nominees constituting up to the greater of two nominees or 20% of the board, subject to the requirements specified in our bylaws.

Corporate Governance Materials Available on the Starbucks Website

Our Corporate Governance Principles and Practices are intended to provide a set of flexible guidelines for the effective functioning of the board of directors and are reviewed regularly and revised as necessary or appropriate in response to changing regulatory requirements, evolving best practices and other considerations. They are posted on the Corporate Governance section of our website at www.starbucks.com/about-us/company-information/corporate-governance.

In addition to our Corporate Governance Principles and Practices, other information relating to corporate governance at Starbucks is available on the Corporate Governance section of our website, including:

•	Restated Articles of Incorporation
•	Amended and Restated Bylaws
•	Audit and Compliance Committee Charter
•	Compensation and Management Development Committee Charter

STARBUCKS CORPORATION	2018 PROXY STATEMENT / 19

CORPORATE GOVERNANCE

•	Nominating and Corporate Governance Committee Charter
•	Policy on Director Nominations
•	Standards of Business Conduct (applicable to directors, officers and partners)
•	Code of Ethics for CEO, COO, CFO and Finance Leaders
•	Procedure for Communicating Complaints and Concerns
•	Audit and Compliance Committee Policy for Pre-Approval of Independent Auditor Services

You may obtain copies of these materials, free of charge, by sending a written request to: executive vice president, general counsel and secretary, Starbucks Corporation, 2401 Utah Avenue South, Mail Stop S-LA1, Seattle, Washington 98134. Please specify which documents you would like to receive.

Contacting the Board of Directors

The Procedure for Communicating Complaints and Concerns describes the manner in which interested persons can send communications to our board of directors, the committees of the board and to individual directors and describes our process for determining which communications will be relayed to board members. Interested persons may telephone their feedback by calling the Starbucks Audit line at 1-800-300-3205 or sending written communications to the board, committees of the board and individual directors by mailing those communications to our third-party service provider for receiving these communications at:

Starbucks Corporation

P.O. Box 34507

Seattle, Washington 98124

Shareholders may address their communication to an individual director, to the Board of Directors, or to one of our board committees.

20 / 2018 PROXY STATEMENT

Compensation of Directors

Fiscal 2017 Compensation Program for Non-Employee Directors

The annual compensation program for non-employee directors provided for a total of $260,000 per year comprised of one or more of the following (as selected by the director each year): (i) cash (up to 50%); (ii) stock options; and (iii) time-based restricted stock units (“RSUs”). The program remained unchanged from fiscal 2016 in both amount and design. New non-employee directors are entitled to payment of a pro-rated portion of the annual non-employee director compensation based on the number of days remaining in the fiscal year from the date the director joins the board. Such compensation may be in the form of stock options, time-based RSUs or a combination thereof  (as selected by the director). Our non-employee directors are expected to satisfy stock ownership guidelines of $480,000, as discussed below under the caption “Director Stock Ownership Guidelines.”

Stock options have an exercise price equal to the closing market price of our common stock on the grant date. Annual stock option and RSU grants vest one year after date of grant. Stock options and RSUs granted to non-employee directors generally cease vesting as of the date he or she no longer serves on the board of directors. However, unvested stock options and unvested RSUs will vest in full upon a non-employee director’s death, disability or retirement (defined as ceasing to be a director (i) pursuant to election by the Company’s shareholders, (ii) by voluntary resignation with the approval of the board’s chair, after attaining age 55 and at least six years of continuous board service, or (iii) due to mandatory retirement immediately before the Company’s annual meeting of shareholders during the calendar year in which he or she attains age 75) or upon a change in control of Starbucks. Five of the board’s eleven current non-employee directors meet the retirement criteria.

The type and amount of compensation paid to our non-employee directors is recommended to the board by the Nominating/Governance Committee. In considering and ultimately recommending the compensation for our non-employee directors, the Nominating/Governance Committee reviews competitive market data for the same comparator group used to benchmark executive compensation and uses this data in determining what the board believes is an appropriate level of compensation to attract and retain top board candidates. Under its charter, the Nominating/Governance Committee reviews and recommends the type and amount of board compensation for non-employee directors at least every two years.

Ms. Brewer participated in the compensation program for non-employee directors in fiscal 2017, but beginning in fiscal 2018, is compensated only as an executive officer. Mr. Schultz and Mr. Johnson do not participate in the compensation program for non-employee directors, but rather are compensated as executive officers. Information on compensation paid to Mr. Schultz and Mr. Johnson in fiscal 2017 is described in the “Compensation Discussion and Analysis” section of the proxy statement.

Fiscal 2017 Non-Employee Director Compensation

The following table shows fiscal 2017 compensation for non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)(4)	Total ($)
William W. Bradley	—	259,967	—	259,967
Rosalind G. Brewer(5)	—	137,383	—	137,383
Mary N. Dillon	—	255,356	—	255,356
Robert M. Gates	—	255,356	—	255,356
Mellody Hobson	—	255,356	—	255,356
Jørgen Vig Knudstorp	—	—	87,692	87,692
Satya Nadella	—	137,383	—	137,383
Joshua Cooper Ramo	130,000	127,678	—	257,678
James G. Shennan, Jr.(6)	—	259,967	—	259,967
Clara Shih	130,000	127,678	—	257,678
Javier G. Teruel	—	—	167,883	167,883
Myron E. Ullman, III	—	—	167,883	167,883
Craig E. Weatherup	—	—	167,883	167,883

(1)	The amounts shown in this column represent the grant date fair values of the RSU awards granted to each of the non-employee directors on November 21, 2016 (and in the case of Ms. Brewer and Mr. Nadella, who each received a prorated award on May 1, 2017). The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s 2017 Form 10-K (Note 12: Employee Stock and Benefit Plans).

STARBUCKS CORPORATION	2018 PROXY STATEMENT / 21

COMPENSATION OF DIRECTORS

(2)	As of October 1, 2017, the aggregate number of shares of Starbucks common stock underlying outstanding unvested RSU awards for each non-employee director were: Sen. Bradley – 4,634; Ms. Brewer – 2,302; Ms. Dillon – 4,634; Sec. Gates – 4,634; Ms. Hobson – 4,634; Mr. Knudstorp – 0; Mr. Nadella – 2,302; Mr. Ramo – 2,317; Mr. Shennan – 0; Ms. Shih – 2,317; Mr. Teruel – 0; Mr. Ullman – 0; and Mr. Weatherup – 0.
(3)	The amounts shown in this column represent the grant date fair values of the stock option awards granted to each of the non-employee directors on November 21, 2016 (and in the case of Mr. Knudstorp, who received a prorated award on May 1, 2017). The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s 2017 Form 10-K (Note 12: Employee Stock and Benefit Plans).
(4)	As of October 1, 2017, the aggregate number of shares of Starbucks common stock underlying outstanding option awards for each non-employee director were: Sen. Bradley – 6,426; Ms. Brewer – 0; Ms. Dillon – 3,480; Sec. Gates – 0; Ms. Hobson – 179,548; Mr. Knudstorp – 6,906; Mr. Nadella – 0; Mr. Ramo – 60,000; Mr. Shennan – 0; Ms. Shih – 13,122; Mr. Teruel – 381,500; Mr. Ullman – 398,256; and Mr. Weatherup – 288,256.
(5)	Ms. Brewer was an independent member of the board of directors and a member of the Compensation Committee and the Nominating/Governance Committee prior to her appointment as group president, Americas and chief operating officer, after which time she continued to serve as a non-independent member of the board of directors.
(6)	Mr. Shennan retired from the board effective March 22, 2017, due to having attained the board mandatory retirement age.

Deferred Compensation Plans

In fiscal 2011, the board adopted a Deferred Compensation Plan for Non-Employee Directors under which non-employee directors may, for any fiscal year starting in fiscal 2012, irrevocably elect to defer receipt of shares of common stock the director would have received upon vesting of RSUs. The purpose of the plan is to enhance the Company’s ability to attract and retain non-employee directors with training, experience and ability who will promote the interests of the Company and to directly align the interests of such non-employee directors with the interests of the Company’s shareholders. Prior to 2006, non-employee directors could defer all or a portion of their compensation in the form of unfunded deferred stock units under the Directors Deferred Compensation Plan.

Director Stock Ownership Guidelines

Our long-standing stock ownership guidelines for non-employee directors require our directors to own at least $480,000 in Company stock to align the interests of our non-employee directors to those of our shareholders. Directors appointed or elected after June 5, 2012 have four years from their date of appointment or election to meet the guidelines. Stock options and unvested RSUs do not count toward meeting the guidelines, but deferred stock units resulting from deferrals under the deferred compensation plans for directors described above do count toward meeting the guidelines. Each director is expected to continue to meet the ownership requirement for as long as he or she serves as a non-employee director of the board. Except for Ms. Dillon, who joined the board in January 2016, and Mr. Nadella, who joined the board in March 2017, all current non-employee directors have met these guidelines as of the date of this proxy statement. Ms. Brewer, who joined the board in March 2017, is no longer a non-employee director due to her position as an executive officer of the Company and is therefore no longer subject to the non-employee director stock ownership guidelines. She is now subject to the stock ownership guidelines for executive officers discussed in the “Executive Compensation” section of this proxy statement.

22 / 2018 PROXY STATEMENT

Proposal 2 – Advisory Resolution to Approve Our Executive Compensation

We are asking shareholders to approve an advisory resolution (commonly referred to as a “say-on-pay” resolution) on the Company’s executive compensation as reported in this proxy statement.

We urge shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the board of directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to the Company’s recent and long-term success.

The board has adopted a policy providing for an annual “say-on-pay” advisory vote. In accordance with this policy and Section 14A of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”)

and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the Annual Meeting of Shareholders:

RESOLVED, that the shareholders of Starbucks Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s Annual Meeting of Shareholders.

This advisory “say-on-pay” resolution is non-binding on the board of directors. Although non-binding, the board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. Unless the board modifies its policy on the frequency of future “say-on-pay” advisory votes, the next “say-on-pay” advisory vote will be held at the 2019 Annual Meeting of Shareholders.

The Board of Directors Recommends a Vote FOR the Approval of the Advisory Resolution on Executive Compensation.

STARBUCKS CORPORATION	2018 PROXY STATEMENT / 23

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information on our executive compensation program and the amounts shown in the executive compensation tables that follow. In this proxy statement, the term “NEOs” means “Named Executive Officers.” These seven executive officers are named in the compensation tables of this proxy statement.

“Compensation Committee” or “Committee” refers to the Compensation and Management Development Committee of the board of directors.

We refer to all of our employees as “partners,” due to the significant role that they all play in the success of the Company and because all employees are eligible for equity based awards.

Named Executive Officers (NEOs)

•	Howard Schultz, executive chairman

•	Kevin Johnson, president and ceo

•	Scott Maw, evp and cfo

•	Clifford Burrows, group president Siren Retail
•	John Culver, group president International and Channels (formerly group president Starbucks Global Retail)

•	Paul Mutty, svp and interim general counsel

•	Lucy Lee Helm, evp and chief partner officer (formerly evp and general counsel)

Executive Summary

Financial Highlights

The Company delivered strong results in its 52-week fiscal year 2017, increasing global comparable store sales by 3% driven by a 3% increase in ticket. Consolidated net revenue grew 7% when excluding $412.4 million for the extra week in fiscal 2016; consolidated Non-GAAP* operating income grew by 7.8% to $4.4 billion year over year; and Non-GAAP* earnings per share (“EPS”) grew 11.4% to $2.06 per share. Starbucks 3-year cumulative total shareholder return (“TSR”) was 49%. During the year, Starbucks also made significant investments to support the growth of our business and added 2,200 net new stores, to end the 2017 fiscal year with more than 27,000 stores globally.

Starbucks reported another year of strong performance, with each of our business units around the world contributing to record results. Starbucks delivered solid top and bottom line growth, despite a difficult operating environment during the year.

+7%**	+7.8%*	49%
Revenues	Non-GAAP Operating Income	3-Yr Cumulative TSR

*	Annex A includes a reconciliation of Non-GAAP operating income and Non-GAAP EPS to operating income and diluted net earnings per share, respectively, the most directly comparable measures reported under accounting principles generally accepted in the United States.
**	Excluding the extra week in fiscal 2016.

Financial Results Under Incentive Plans

The charts below compare fiscal 2017, 2016 and 2015 results (1) under financial performance metrics that are used in determining (i) payouts under our EMBP, and (ii) the number of PRSUs earned. Note that these financial measures may differ from the comparable GAAP and Non-GAAP measures reported above and in our financial statements, as the measures below are adjusted to exclude the impact of certain non-routine and other items, as described in the footnotes to the charts below in accordance with the terms of our EMBP and our 2005 Long-Term Equity Incentive Plan.

Dollar amounts below, except per share data, are in millions.

using the Internet at www.proxyvote.com calling toll-free from the United States, U.S. territories and Canada - 1-800-690-6903 mailing your signed proxy or voting scanning this QR code to vote

24 / 2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

(1)	Our fiscal year ends on the Sunday closest to September 30. Fiscal years 2017 and 2015 each included 52 weeks. Fiscal year 2016 included 53 weeks with the additional week falling in our fourth fiscal quarter. The objective performance goals under our EMBP for fiscal 2016 were set on a comparable 52-week fiscal year. The impact of the 53rd week was excluded from our fiscal 2016 EPS results for purposes of our PRSUs.
(2)	The fiscal 2017 consolidated adjusted net revenue result excludes the impact of foreign currency fluctuations and ownership changes in Singapore. The fiscal 2016 consolidated adjusted net revenue result excludes the impact of foreign currency fluctuations and the sale of our German market retail operations. The fiscal 2015 consolidated adjusted net revenue result excludes the impact of the acquisition of Starbucks Japan and foreign currency fluctuations.
(3)	The fiscal 2017 consolidated operating income result excludes the impact of foreign currency fluctuations, ownership changes in Japan and Singapore, Greater China transaction costs, restructuring and impairment charges associated with our restructuring efforts, a donation to The Starbucks Foundation, and other items. The fiscal 2016 consolidated operating income result excludes the impact of foreign currency fluctuations, mark to market adjustments of our Management Deferred Compensation Plan (“MDCP”) liability, an accrual for a multi-year tax audit, the sale of our German market retail operations, the sale of our ownership interest in our Spanish joint venture and an accounting change and costs associated with the Starbucks Japan transaction and integration. The fiscal 2015 consolidated adjusted operating income result excludes the impact of the acquisition of Starbucks Japan, mark to market adjustments of our MDCP liability and foreign currency fluctuations.
(4)	Return on Invested Capital (“ROIC”) is calculated as adjusted net operating profit after taxes (adjusted for implied interest expense on operating leases), divided by average invested capital. Invested capital is calculated on a five-point average and includes shareholder’s equity, short- and long-term debt, all other long-term liabilities, and capitalized operating leases, less cash, cash equivalents and short- and long-term investments. The fiscal 2017 ROIC result excludes the impact of certain impairment charges associated with our restructuring efforts. The fiscal 2016 ROIC result excludes the impact of the sale of our German market retail operations and the reclassification of deferred income taxes on our balance sheet associated with the adoption of new accounting guidance. The fiscal 2015 ROIC result excludes the impact of the acquisition of Starbucks Japan.
(5)	On April 9, 2015, the Company effected a 2-for-1 stock split. The amounts shown above are adjusted to reflect the stock split. The fiscal 2017 adjusted earnings per share result excludes the impact of foreign currency fluctuations, ownership changes in Japan, Germany and Singapore, Greater China transaction costs, restructuring and impairment charges associated with our restructuring efforts, a donation to The Starbucks Foundation, and unbudgeted share repurchases. The fiscal 2016 adjusted earnings per share result excludes the impact of foreign currency fluctuations, incremental benefits from additional manufacturing deductions, the Starbucks Japan transaction and integration, the sale of our German market retail operations, the 53rd week of fiscal 2016 and unbudgeted share repurchases. The fiscal 2015 adjusted earnings per share result excludes the impact of foreign currency fluctuations, unbudgeted share repurchases, certain Starbucks Japan acquisition-related items and certain other items.

Pay for Performance

Our executive compensation program reflects a strong pay-for-performance alignment tied to overall company and business-unit performance.

In line with our emphasis on pay-for-performance and our performance relative to our peers, compensation awarded to our NEOs for fiscal 2017 reflected Starbucks financial results.

Annual Incentive Plan:

•	Messrs. Schultz, Johnson, Maw, Burrows and Mutty and Ms. Helm all earned EMBP awards at 22.5% of target, reflecting our performance against challenging overall Company goals based on adjusted operating income and adjusted net revenue. Mr. Culver earned an EMBP award of 24% of target primarily reflecting the performance of the Starbucks Global Retail business which he oversaw in fiscal 2017 against these goals.

Long-Term Incentive Awards:

•	Our Long-Term Incentive Awards are granted in the form of: (1) PRSUs, where the number of shares earned is dependent on the achievement of two-year EPS and ROIC goals; and (2) stock options, where the realizable value is dependent on future share price appreciation.
•	The value of the Long-Term Incentive Awards granted to our NEOs in fiscal 2017 recognized the performance of our NEOs and each NEO’s scope of responsibility.

Investing in Our Partners

We believe that investing in our partners results in increased engagement, satisfaction and retention, which ultimately leads to an elevated Starbucks Experience for our customers.

Below is a summary of our broad-based benefits.

•	Broad-Based Equity Program (“Bean Stock”): A long-term incentive grant of time-based RSUs was made in November 2017 to approximately 176,000 eligible non-executive partners in 23 markets around the world, including qualified part-time partners. We refer to this broad-based equity program as our “Bean Stock” program. Bean Stock participants include those partners who work in our stores and serve our customers directly.
•	In fiscal 2017, Bean Stock participants realized approximately $138.6 million in pre-tax gains from previously-granted Bean Stock awards.

Return on Invested Capital (ROIC) 4 26.9% 25.7% 25.2% 2015 2016 2017 Adjusted Earnings Per Share (EPS) 5 $1,584 $1,855 $2,066 2015 2016 2017

STARBUCKS CORPORATION	2018 PROXY STATEMENT / 25

EXECUTIVE COMPENSATION

•	Future Roast 401(k) Starbucks Match: Starbucks matches 100% of the first 5% of eligible compensation deferred. The Starbucks Match is immediately 100% vested and is contributed to each participant’s 401(k) account each pay period along with the participant’s contributions.
•	Health Insurance Coverage for Partners: For more than 20 years, Starbucks has provided health insurance coverage for partners working 20 hours or more a week.
•	College Achievement Plan: The Starbucks College Achievement Plan was launched in fiscal 2014. It provides eligible partners in the U.S. with the opportunity to earn a bachelor’s degree online from Arizona State University with full tuition coverage. Additionally, our military service member and veteran partners can extend an additional Starbucks College Achievement Plan benefit to their spouse, domestic partner, or child. As of the end of fiscal 2017, more than 9,050 partners were participating in Starbucks College Achievement Plan, including 939 graduates.
•	Enhancing the Partner Experience: In addition to our long-time benefits of a pound of coffee each week and beverages while on work breaks, U.S. store partners can choose one food item, per shift, from the pastry or ready-to-eat case.

Performance versus Peer Companies

Through the end of fiscal 2017, we continued our strong revenue, operating income and EPS growth rates, placing us in the top quartile of our peer group in three-year revenue growth.*

In fiscal 2016, we changed our compensation peer group for purposes of fiscal 2017 compensation decisions to include additional global companies with complex management needs and strong brand profiles as well as certain technology companies. The Compensation Committee determined that this change was appropriate in light of the recent growth of the Company and the landscape of the companies with whom we compete for talent. See “Peer Group Companies and Benchmarking” for further discussion on how we use peer company data in our compensation-setting process.

The following Three-Year Performance table shows where we ranked among 17 of our 18 compensation peers as of the end of fiscal 2017, and where we ranked among 16 of our 18 current peers as of the end of fiscal 2016. The fiscal 2016 and 2017 rankings do not include Kraft Heinz for which certain results are not comparable due to the timing of the Kraft and Heinz merger. The 2016 rankings and the 2017 TSR ranking do not include PayPal, which results are not comparable due to the timing of the PayPal spinoff as an independent public company.

Ranking
Three-Year Performance	2017 (rank out of 18)	2016 (rank out of 17)
Revenue growth	4th	1st
Operating Income growth	6th	1st
EPS growth	5th	2nd
TSR (Cumulative)	7th	6th

*All results used for purposes of this comparison are reported GAAP results. Starbucks fiscal 2015 GAAP results include a gain of $390.6 million, or $0.26 per share, associated with the fair value adjustment of our preexisting 39.5% ownership interest in Starbucks Japan upon acquisition.

Our Total Rewards Philosophy

Our Total Rewards philosophy is designed to recognize and reward the contributions of all partners, including executives. We offer a comprehensive benefits package to all eligible full- and part-time partners in the U.S. and locally competitive benefit packages in other countries. In addition to our equity incentive plans discussed above, we offer an employee stock purchase plan to partners in the U.S. and Canada that allows participants to purchase Starbucks stock at a 5% discount to the fair market value at the end of each offering period under the plan. We believe our Total Rewards practices motivate our executives to build long-term shareholder value and reward the partners who take care of our customers.

Elements of Our Executive Compensation Program

The following table provides information regarding the elements of our fiscal 2017 executive compensation program.

Element	Form	Objectives and Basis
Base Salary	Cash	Attract and retain highly qualified executives to drive our success
Annual Incentive Bonus (“EMBP”)	Cash

Drive Company and business unit results

Target bonus amount set as a percentage of base salary

Actual payout based on Total Company and business unit financial performance against pre-established net revenue and operating income targets

Long-Term Incentive	PRSUs, stock options

Drive Company performance; align interests of executives with those of shareholders; retain executives through long-term vesting; and provide potential wealth accumulation

Delivered 60% in PRSUs and 40% in stock options

PRSUs vest based on two-year EPS performance against pre-established targets, subject to downward adjustment based on ROIC

Perquisites and Other Executive Benefits	Limited (See “Other Compensation”—“Perquisites and Other Executive Benefits”)	Provide for the safety and wellness of our executives, and other purposes as discussed below
Deferred Compensation	401(k) plan, non-qualified Management Deferred Compensation Plan	Provide tax-deferred methods for general savings including for retirement
General Benefits	Health and welfare plans, stock purchase plan and other broad-based partner benefits	Offer competitive benefits package that generally includes benefits offered to all partners

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EXECUTIVE COMPENSATION

Our Executive Compensation Process

Target total direct compensation for our NEOs is composed of base salary, target bonus, and target value of long-term equity incentives. Target total direct compensation is designed to be competitive with peer companies and market data, as explained below under “Peer Group Companies and Benchmarking.”

The Compensation Committee reviews target total direct compensation and approves target bonuses (as a percentage of base salary) annually at its September meeting. Base salaries, bonus payments (for performance in the prior fiscal year) and long-term equity incentives are approved after the end of each fiscal year at the November meeting. This process allows the Compensation Committee to consider comprehensive information, including the performance of each NEO during the prior fiscal year, when making final compensation decisions.

Analysis of Executive Compensation Decisions

The vast majority of compensation value we deliver to our executives is in the form of compensation that is variable and “at-risk.”

A core principle of our executive compensation program is that a significant percentage of compensation awarded to our NEOs, especially to our executive chairman and our president and ceo, be variable, performance-based compensation and “at-risk.” This type of compensation is dependent on the financial success of our Company and our business units, and the performance of Starbucks common stock. This means that our executives are rewarded when they produce value for our shareholders and our partners. Elements of our program that fall within this category include our annual incentive bonus program (EMBP) and the stock options and PRSUs that are granted under our long-term incentive program.

The charts below show the significant percentage of performance-based compensation reported for fiscal 2017 in the Summary Compensation Table for Mr. Johnson, our president and ceo, and for our other NEOs as a group.

2017 Pay Mix Fiscal Year 2017 Total Compensation mix President & CEO 86% LTI 10% Base 4% Bonus All Other NEOs 79% LTI 17% Base 4% Bonus Variable compensation as a percentage of total compensation equals 90% for our president and ceo, Kevin Johnson, and 83% for all other NEOs as a group (excluding our executive chairman, Howard Schultz, whose compensation is 100% variable).

STARBUCKS CORPORATION	2018 PROXY STATEMENT / 27

EXECUTIVE COMPENSATION

Base Salary

The Compensation Committee generally reviews and adjusts base salaries annually at its November meeting with new salaries effective in late November or early December and also makes periodic adjustments in connection with promotion or changes in position. For fiscal 2017, the Committee reviewed and increased base salaries at its November 2016 meeting (and with respect to Messers. Schultz and Johnson, the Committee recommended and the independent directors approved), the base salaries shown below. The annual increases were made in recognition of personal performance. In addition, in March 2017, the independent directors approved a salary increase for Mr. Johnson upon his promotion to chief executive officer and the annual salary for Mr. Schultz was reduced to $1, effective April 3, 2017.

	Base Salary (Annualized Rate)

Named Executive Officer	Fiscal 2017		Fiscal 2016	% Change

Howard Schultz	$1	(1)	$1,500,000	(99.9)%
Kevin Johnson	$1,300,000	(2)	$1,000,000	30.0%
Scott Maw	$800,000		$750,000	6.7%
Clifford Burrows	$825,000		$815,000	1.2%
John Culver	$825,000		$750,000	10.0%
Paul Mutty (3)	$389,781		$348,274	11.9%
Lucy Lee Helm (3)	$600,000		$515,000	16.5%

(1)	Mr. Schultz was named executive chairman and ceased serving as chief executive officer effective April 3, 2017. In connection with this change in role, Mr. Schultz’s annualized salary was reduced to $1 from $1,500,000.
(2)	Mr. Johnson was named president and chief executive officer effective April 3, 2017. In connection with this change in role, Mr. Johnson’s annualized salary was increased to $1,300,000 from $1,000,000.
(3)	On August 1, 2017, Ms. Helm assumed the role of chief partner officer, a non-executive officer role, at which time Mr. Mutty assumed the general counsel role on an interim basis.

Annual Incentive Bonus

The target annual incentive bonus opportunity for our NEOs is shown below. The target annual incentive bonus for Mr. Johnson as a percentage of base salary was 150% during the portion of fiscal 2017 he served as president and chief operating officer. Upon assuming the role of president and chief executive officer on April 3, 2017, Mr. Johnson’s target annual incentive bonus opportunity increased to 200%. Effective for fiscal 2017, target annual incentive opportunities for Messrs. Burrows and Culver increased to 120% from their previous fiscal 2016 targets of 100% and Mr. Mutty’s target annual incentive opportunity increased to 45% from 40%. Target annual incentive opportunities did not change in fiscal 2017 for the remaining NEOs, including Mr. Schultz’s target of $3,750,000, which is now stated as a dollar amount due to his reduction in base salary to $1 in fiscal 2017.

	Bonus Targets Percentage of Base Salary

Named Executive Officer	Fiscal 2017	Fiscal 2016	% Change

Howard Schultz	$3,750,000	250%	—
Kevin Johnson	200%	120%	66.7%
Scott Maw	100%	100%	—
Clifford Burrows	120%	100%	20.0%
John Culver	120%	100%	20.0%
Paul Mutty	45%	40%	12.5%
Lucy Helm	75%	75%	—

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EXECUTIVE COMPENSATION

The total EMBP award actually delivered to each executive for fiscal 2017 was determined based on the extent to which the objective performance goals under the EMBP were achieved based on fiscal 2017 performance. The possible payouts for each NEO based on achievement of threshold, target and maximum performance levels are disclosed in the Fiscal 2017 Grants of Plan-Based Awards Table.

The graphic below illustrates the weighting of the performance goals and the calculation of the annual incentive for each NEO (other than for Mr. Culver, whose revenue and operating income weighting was 40% and 60%, as further explained below).

Objective Performance Goals

For fiscal 2017, annual incentive bonuses were based on the achievement of the following objective performance goals:

•	adjusted net revenue, and
•	adjusted operating income.

We chose these measures because we believe they motivate our executives to drive Company and business unit growth and profitability.

To reflect performance above or below targets, adjusted net revenue and adjusted operating income have sliding scales that provide for annual incentive bonus payouts greater than the target bonus if results are greater than target (up to a maximum 200% payout) or less than the target bonus if results are lower than the target (down to a threshold of 20% of target payout, below which the payout would be $0).

In November 2016, the Committee established the corporate and business unit performance goals under the EMBP. In setting the objective performance scales, the Committee considered target Company performance under the challenging board-approved annual operating and long-term strategic plans, the potential payouts based on achievement at different levels on the sliding scale and whether the portion of incremental earnings paid as bonuses rather than returned to shareholders was appropriate.

The targets were designed to be challenging while recognizing economic uncertainties existing at the time the goals were established, including continued global macroeconomic, retail and consumer headwinds.

Adjusted Net Revenue. For Messrs. Schultz, Johnson, Maw, Burrows and Mutty and Ms. Helm, 50% of their EMBP award was based on a consolidated adjusted net revenue goal. For Mr. Culver, 40% of his EMBP award was based on adjusted net revenue goals of Global Retail for which he had responsibility during fiscal 2017.

The fiscal 2017 performance targets were set at levels above fiscal 2016 performance based upon our challenging business growth plans. Those targets and actual results for Adjusted Net Revenue are as follows:

Adjusted Net Revenue (1)	Threshold (Millions US $)	Target (Millions US $)	Maximum (Millions (US $)	Adjusted Actual Performance (Millions US $)	Payout
Consolidated (Schultz, Johnson, Maw, Burrows, Mutty, Helm)	22,364.6	23,056.3	23,748.0	22,611.4	45%
Global Retail (Culver)	19,819.6	20,432.6	21,045.6	20,127.3	60%

(1)	The performance plan measures under the EMBP that were approved at the beginning of the performance period provided for certain non-GAAP adjustments so that the performance measures would more consistently reflect underlying business operations than the comparable GAAP measures. The fiscal 2017 consolidated adjusted net revenue result excludes the impact of foreign currency fluctuations and ownership changes in Singapore.

Adjusted Operating Income. For Messrs. Schultz, Johnson, Maw, Burrows, Mutty and Ms. Helm, 50% of their total EMBP award was based on a consolidated adjusted operating income goal. For Mr. Culver, 30% of his total EMBP award was based on the consolidated adjusted operating income goal and 30% was based on adjusted operating income goals of Global Retail for which he had responsibility during fiscal 2017. In fiscal 2017, consolidated adjusted operating income equaled the total of all business units’ operating income less total unallocated corporate expenses; and business unit operating income equaled the revenues of the business unit less the business unit’s operating expenses. Consolidated results and the results of each business unit were adjusted to more consistently reflect underlying business operations; these adjustments are further described in the “Adjusted Operating Income” table below.

Base Salary ($) Target Annual Incentive Opportunity (% of Salary) Adjusted NET REVENUE performance (weighted 50%) Adjusted OPERATING INCOME performance (weighted 50%) Annual Incentive Award $

STARBUCKS CORPORATION	2018 PROXY STATEMENT / 29

EXECUTIVE COMPENSATION

The fiscal 2017 performance targets were set at levels above fiscal 2016 performance based upon our challenging business growth plans.

Those targets and actual results for Adjusted Operating Income are as follows:

Adjusted Operating Income(1)	Threshold (Millions US$)	Target (Millions US $)	Maximum (Millions US $)	Adjusted Actual Performance (Millions US $)	Payout
Consolidated (All NEOs)	4,400.5	4,633.1	5,057.0	4,394.1	0
Global Retail (Culver)	4,697.9	4,946.3	5,398.8	4,621.4	0

(1)	The performance plan measures under the EMBP that were approved at the beginning of the performance period provided for certain non-GAAP adjustments so that the performance measures would more consistently reflect underlying business operations than the comparable GAAP measures. The fiscal 2017 consolidated operating income result excludes the impact of foreign currency fluctuations, ownership changes in Japan and Singapore, Greater China transaction costs, restructuring and impairment charges associated with our restructuring efforts, a donation to The Starbucks Foundation, and other items.

EMBP Payouts

Payouts under the EMBP are aligned with Starbucks fiscal 2017 performance.

After the end of fiscal 2017, the Compensation Committee determined the extent to which the performance goals were achieved, and subsequently approved and certified the amount of the EMBP award to be paid to each NEO, other than Mr. Schultz and Mr. Johnson whose awards were recommended by the Committee and approved by all of our independent directors.

The table below shows the fiscal 2017 actual payout levels for each component of the EMBP, based on achievement of the performance metrics, and the aggregate fiscal 2017 annual incentive payouts, which are also disclosed in the “Non-Equity Incentive Compensation Plan” column of the Summary Compensation Table. The EMBP payouts to Messrs. Schultz, Johnson, Maw, Burrows, Mutty and Ms. Helm which were based on our challenging Company revenue and operating income growth targets, reflected the fiscal 2017 financial performance achieved by the Company. The EMBP payout to Mr. Culver reflected Starbucks overall performance and the relative performance of Global Retail against our challenging operating plan.

Fiscal 2017 Executive Management Bonus Plan Payout
Named Executive Officer	Payout on Consolidated Adjusted Operating Income (50% or 30% Weighting)	Payout on Business Unit Adjusted Operating Income (30% Weighting)	Payout on Business Unit/ Consolidated Adjusted Net Revenue (50% or 40% Weighting)	EMBP Bonus Payout
				(%) of Target	($)
Howard Schultz	0	NA	45%	22.5%	$843,750
Kevin Johnson	0	NA	45%	22.5%	$469,688
Scott Maw	0	NA	45%	22.5%	$180,000
Clifford Burrows	0	NA	45%	22.5%	$222,750
John Culver	0	0	60%	24.0%	$237,600
Paul Mutty	0	NA	45%	22.5%	$39,465
Lucy Helm	0	NA	45%	22.5%	$101,250

Long-Term Incentive Compensation

Overview of Annual Long-Term Incentive Awards. We grant our executives long-term performance-based compensation in the form of stock options and PRSUs. The Compensation Committee believes stock options and PRSUs incentivize executives to drive long-term company performance, thereby aligning our executives’ interests with the long-term interests of shareholders. Under our current annual grant program, 60% of the total annual long-term incentive award value is delivered in PRSUs and 40% in stock options.

Both types of equity awards we grant as part of our long-term incentive compensation program are performance-based. Stock options provide value only if our stock price increases over time. PRSUs are earned only to the extent pre-established performance goals are met and, if earned, are subject to additional time-based vesting requirements. Although the value of PRSUs is impacted by our stock price during the vesting period, PRSUs serve to retain executives as they are generally perceived by recipients as being more valuable than stock options during periods of higher stock price volatility.

30 / 2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

The table below reflects the value of annual long-term incentive awards approved by the Committee for each of the last two fiscal years. We determined the number of PRSUs to be delivered by dividing 60% of the value approved by the Committee by the closing price of our stock on the grant date. For options, we divided 40% of the value by a closing price multiplier. This multiplier was calculated by multiplying the closing price of our common stock on the grant date by a Black-Scholes factor. Because the value approved by the Committee is approved in advance of the awards being granted and may use different assumptions than are applied to the awards for accounting purposes, the value of awards approved by the Committee may be different than the grant date fair value of equity awards as disclosed in the Summary Compensation Table.

The values of the long-term incentive awards approved by the Committee and reflected in the table below were designed to be competitive to market, recognize personal performance of each executive in the fiscal year prior to the November grant date, and to further increase the percentage of total pay that is at-risk incentive-based compensation.

Value of Annual Long-Term Incentive Compensation Awards

Named Executive Officer	Granted in Fiscal 2017	Granted in Fiscal 2016	% Change
Howard Schultz	$13,750,000	$13,000,000	5.8%
Kevin Johnson	$10,300,000	$8,500,000	21.2%
Scott Maw	$5,000,000	$3,000,000	66.7%
Clifford Burrows	$4,500,000	$3,500,000	28.6%
John Culver	$4,500,000	$3,500,000	28.6%
Paul Mutty	$200,000	$250,000	(20.0)%
Lucy Helm	$2,000,000	$1,500,000	33.3%

In connection with Mr. Johnson’s appointment as president and ceo and Mr. Schultz’s appointment as executive chairman on April 3, 2017, they were granted additional annual equity awards with a value of $800,000 and $750,000, respectively. The awards were granted on April 17, 2017, and had the same equity mix and vesting schedule as the annual long-term incentive awards granted in November 2016. The April 2017 award amounts represent the difference between the values of the annual long-term incentive awards granted in November 2016, and the annual award values determined by the independent members of the board to be appropriate in connection with their new roles. The amounts set forth above in the “Granted in Fiscal 2017” column for Mr. Schultz and Mr. Howard include the annual long-term incentive grants made in November and April.

Realized Value of Long-Term Incentive Awards Granted in November 2015 (Based on Fiscal 2017 Performance)

The table below shows the target value of the long-term incentive awards granted in fiscal 2016 (November 2015) to our NEOs, compared to the realized value of such awards as of the end of fiscal 2017. Realized value of PRSUs is the earned number of PRSUs based on the 65% performance result multiplied by $53.71, the closing price of Starbucks stock on September 29, 2017, the last trading day of fiscal 2017. No value is ascribed to the stock options granted in fiscal 2016 in the value realized column below as the $60.68 exercise price of such options exceeded the stock price on September 29, 2017.

		Options	PRSUs
Named Executive Officer	Total Value Granted in Fiscal 2016	Total Number Granted	Total Number Granted at Target	Total Number Earned	Total Value Realized As of Fiscal 2017 Year-End
Howard Schultz	$13,000,000	549,330	128,543	83,553	$4,487,632
Kevin Johnson	$8,500,000	359,177	84,047	54,631	$2,934,231
Scott Maw	$3,000,000	126,768	29,664	19,282	$1,035,636
Clifford Burrows	$3,500,000	147,896	34,608	22,495	$1,208,206
John Culver	$3,500,000	147,896	34,608	22,495	$1,208,206
Paul Mutty	$250,000	10,564	2,472	1,607	$86,312
Lucy Helm	$1,500,000	63,384	14,832	9,641	$517,818

STARBUCKS CORPORATION	2018 PROXY STATEMENT / 31

EXECUTIVE COMPENSATION

Stock Options. In fiscal 2017, stock options to our NEOs were granted on November 21, 2016 and April 17, 2017 (for Messrs. Schultz and Johnson) based on 40% of the value described above. Stock options generally vest annually in equal installments of 25% of the grant value, subject to rounding, commencing on the first anniversary of the grant date. The exercise price is equal to the closing market price of our common stock on the date of grant. The stock options granted to the NEOs in fiscal 2017 are disclosed in the Grants of Plan-Based Awards Table for Fiscal 2017.

PRSUs. The extent to which PRSUs are earned is based on our achievement of adjusted EPS and ROIC goals for the fiscal year after the fiscal year on which awards are granted. To further incentivize performance, the adjusted EPS performance measure has a sliding scale so each NEO may achieve from 0% to 200% of the target award amount. If the target ROIC goal under the PRSUs is not met, the number of PRSUs to be delivered based on achievement of the adjusted EPS goal will be adjusted downward by as much as 50%. To the extent the performance targets are met, earned PRSUs generally vest 50% on each of the second and third anniversaries of the grant date. As a senior vice president, Mr. Mutty’s PRSU design does not include ROIC as a performance measure.

The Compensation Committee believes that: (1) having a multi-year performance period increases executive focus on long-term performance and better aligns the interests of our executives with those of our shareholders; and (2) the inclusion of ROIC as a potential downward modifier increases executive focus on ROIC, which we believe is an important measure of the Company’s performance.

Fiscal 2017 PRSU Grants

The Compensation Committee granted PRSUs in November 2016 and April 2017 (for Messrs. Schultz and Johnson) based on 60% of the value of the long-term incentive awards shown above, which may be earned based on the achievement of fiscal 2018 adjusted EPS. The target and maximum number of shares that may be earned by the NEOs under the fiscal 2017 PRSUs are disclosed in the Grants of Plan-Based Awards Table for Fiscal 2017.

Fiscal 2016 PRSU Grants

The following table shows the fiscal 2017 actual payout levels for PRSUs granted in November 2015, which were based on the achievement of fiscal 2017 adjusted EPS and ROIC goals. The Compensation Committee established the performance goals for the fiscal 2016 PRSUs at the time of grant in November 2015.

The fiscal 2016 PRSU payouts were based on our very challenging EPS and ROIC growth targets over the performance period and reflected the fiscal 2017 financial performance achieved by the Company.

Adjusted Earnings Per Share(1)	Threshold	Target	Maximum	Actual
Targets and FY17 Actual	$2.022	$2.118	$2.298	$2.066
Payout %	25%	100%	200%	65%

(1)	The fiscal 2017 adjusted earnings per share result excludes the impact of foreign currency fluctuations, ownership changes in Japan, Germany and
Singapore, Greater China transaction costs, restructuring and impairment charges associated with our restructuring efforts, a donation to The Starbucks Foundation and unbudgeted share repurchases.

ROIC. ROIC (measured on a consolidated basis) did not operate as a potential downward modifier of the fiscal 2017 adjusted EPS result because the fiscal 2017 ROIC result was 25.2%, which exceeded the target of 24.9%. As noted above, the PRSUs granted to Mr. Mutty did not include ROIC as a performance measure.

The fiscal 2017 ROIC performance targets were set at levels slightly above the already challenging fiscal 2016 ROIC performance targets. Those targets and actual results for fiscal 2017 ROIC were as follows:

Return on Invested Capital	Threshold	Target	Actual
ROIC (Return on Invested Capital)(1)	23.7	24.9	25.2

(1)	The fiscal 2017 ROIC result excludes the impact of certain impairment charges associated with our restructuring efforts.

Special Equity Awards. While the Compensation Committee continues to retain its ability to grant discretionary equity awards in certain circumstances, including to support our succession-planning goals and incentivize and retain key executives, we have not granted a special equity award to any of our executive officers since fiscal 2014.

Other Compensation

Sign-on Bonuses and New Hire Equity Awards. We provide sign-on bonuses and new-hire equity awards when the Compensation Committee determines it is necessary and appropriate to advance the Company’s interests, including to attract top-executive talent from other companies. Sign-on bonuses and new hire equity awards are an effective means of offsetting the compensation opportunities executives forfeit when they leave a former employer to join Starbucks. We typically require newly recruited executives to return a pro rata portion of their sign-on bonus if they voluntarily leave Starbucks within a certain period of time (usually one to two years) after joining us, and new-hire equity awards are subject to a time-based vesting period.

Perquisites and Other Executive Benefits. Our executive compensation program includes limited executive perquisites and other benefits. The aggregate incremental cost of providing perquisites and other benefits to our NEOs is detailed in the “Fiscal 2017 All Other Compensation Table.”

We believe the perquisites and other executive benefits we provide are representative of those offered by the companies that we compete with for executive talent, and therefore offering these benefits serves the objective of attracting and retaining top executive talent.

We offer the following perquisites to our NEOs:

•	Security. Pursuant to our executive security program, we may from time to time provide personal security services to Mr. Schultz and certain other executives. Security services include home security systems and monitoring and, in the case of Mr. Schultz, personal security services. These protections are provided due to the range of security issues encountered by senior executives of large, multinational corporations, and particularly with respect to high-profile executives such as Mr. Schultz. We believe that the personal safety and security of our senior executives is of the utmost importance to the Company and its shareholders. For fiscal 2017, the Company paid $325,000 toward Mr. Schultz’s personal security. Mr. Schultz reimbursed the Company for personal security costs in excess of $325,000. The Company did not pay personal security costs for any executive other than Mr. Schultz in fiscal 2017, except in connection with business-related travel.

32 / 2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

•	Executive Physicals, Life and Disability Insurance. We offer to pay for annual physical examinations for all partners at the senior vice president level and above. These examinations provide a benefit to the Company and the executive at a relatively small cost to the Company. We also provide life and disability insurance to all partners at the vice president level and above at a higher level than is provided to partners generally. The amounts paid in respect of these benefits to our NEOs in fiscal 2017 are detailed in the “Fiscal 2017 All Other Compensation Table.”
•	Relocation and Expatriate Expenses. We provide relocation assistance to some manager-level partners and all partners at the director level and above. Under limited circumstances, we provide certain reimbursements and benefits to partners that expatriate to another country for work on the Company’s behalf.

Deferred Compensation. Executives, as well as partners at the director level and above, are eligible to defer cash compensation under the Management Deferred Compensation Plan (“MDCP”). The MDCP is primarily intended to provide eligible partners an additional before-tax means of saving over and above that available under the 401(k) plan. We do not pay or guarantee above-market returns. The appreciation, if any, in the account balances of plan participants is due solely to contributions by participants and the underlying performance of the measurement funds selected by the participants. The measurement fund alternatives available to MDCP participants are identical to the investment funds available to 401(k) plan participants. Effective January 1, 2011, we ceased making Company matching contributions under the MDCP.

General Benefits. Executives are eligible to participate in all benefit plans we offer to partners generally. This helps us attract and retain top executive talent.

•	We offer a comprehensive benefits package, including health care insurance, to all eligible partners in the U.S. and locally competitive benefits packages in other countries.
•	Among the plans we offer to U.S. and Canadian partners generally, including executive officers, is our U.S. tax-qualified employee stock purchase plan. Under the plan, eligible partners may acquire our stock through payroll deductions at a 5% discount to the market price on the last trading day of the purchase period. No plan participant is allowed to purchase more than $25,000 in market value of our stock under the plan in any calendar year.

Peer Group Companies and Benchmarking

The Compensation Committee reviews compensation levels and design at peer companies as part of its decision-making process so it can set total compensation levels that it believes are competitive and aligned with Starbucks scale and level of performance. The Compensation Committee generally sets target total direct compensation for our executives to be competitive with peer companies and other market data, and also taking into consideration scope of particular job responsibilities, individual performance of the executive, internal pay equity and other factors. The Compensation Committee’s executive compensation determinations are based on its review of such factors and is informed by the experiences of the members of the Compensation Committee as well as input from, and peer group data provided by, the Compensation Committee’s independent compensation consultant, F.W. Cook.

The market data considered by the Committee as part of the annual pay-setting process reflects compensation levels and practices for executives holding comparable positions at peer group companies and also includes broader compensation survey data.

The Compensation Committee, with assistance from F.W. Cook, periodically reviews the composition of our peer group. As part of such reviews, the Committee considers specific criteria and recommendations regarding companies to add or remove from the peer group. In fiscal 2016, the Committee reviewed the group of peer companies taking into account the recent growth of the Company, the increasing complexity of our businesses and the companies with whom we compete for talent. As a result of that review, the Committee approved changes to the industries from which we select our peer group companies, to consist of consumer staples, consumer discretionary and information technology—software and services. From those industries, the Committee selected a new peer group that includes global companies with complex management needs and strong brand profiles.

The Compensation Committee and independent directors used the newly established peer group in connection with their fiscal 2017 target total direct compensation decisions. The table below lists the companies that were considered for fiscal 2017.

For a comparison of our recent performance to that of our current peer group companies, please refer to the tables in the “Performance Versus Peer Companies” section of the Executive Summary above.

STARBUCKS CORPORATION	2018 PROXY STATEMENT / 33

EXECUTIVE COMPENSATION

Starbucks Fiscal 2017 Executive Compensation Peer Group Companies

Consumer Staples	Consumer Discretionary	IT-Software and Services
Coca-Cola Company	Estee Lauder Companies	Visa Inc.
Colgate-Palmolive Co.	Home Depot	PayPal Holdings, Inc.
General Mills, Inc.	L Brands, Inc.
Kellogg Company	McDonald’s Corp.
Kraft Heinz Company	Marriott International
PepsiCo. Inc.	NIKE, Inc.
Procter & Gamble Co.	Target Corp.
V.F. Corporation
Yum! Brands, Inc.

Other Policies and Considerations

What We Do	What We Do Not Do
Pay for Performance Philosophy: A majority of Named Executive Officer compensation is variable and is tied to our financial performance or the performance of our stock price, or both.	No Excise Tax Gross-Ups Upon a Change-in-Control: Appointment letters and employment agreements do not include IRC Section 280G tax gross-up benefits.

Stock Ownership Policy: Senior Officers are expected to acquire and hold Starbucks stock worth two to six times their base salary (depending on position) within five years of appointment. Executives who are not on track by the end of the third year after becoming subject to the guidelines are subject to a holding requirement.

No Excessive Executive Perquisites: We provide limited perquisites (e.g. annual executive physical exams, certain security services).

Double Trigger Equity Acceleration Upon a Change-in-Control: Long-term incentive award grants provide for accelerated vesting upon a change-in-control only if the executive is involuntarily terminated (without “Cause”) or equity awards are not substituted or assumed by the surviving company in conjunction with that change-in-control.

No Tax Gross-Ups on Perquisites or Benefits: We do not provide tax gross-ups on perquisites or benefits except in the case of standard relocation benefits and expatriate income tax equalization benefits available to all similarly situated employees.

Independent Executive Compensation Consultant: The Compensation Committee consults with an independent executive compensation consultant on matters surrounding executive pay and governance. This consultant provides no other services to Starbucks.

No Repricing Underwater Stock Options Without Shareholder Approval; No Grants Below 100% of Fair Market Value.

Mitigate Risk: Our compensation plans have provisions to mitigate undue risk, including caps on the maximum level of payouts, clawback provisions, multiple performance metrics and board and management processes to identify risk. The Compensation Committee does not believe any of our compensation programs create risks that are reasonably likely to have a material adverse impact on the Company.

No Fixed Term or Evergreen Employment Agreements; No Severance Agreements: All NEO employment letters are open ended with no specific end dates and our NEOs have no severance agreements.
Regularly Review Share Utilization: Management and the board regularly evaluate share utilization levels by reviewing the dilutive impact of stock compensation.	No Permitted Hedging, Short Sales or Derivative Transactions in Company Stock.

Clawback Policy: Named Executive Officers are subject to a clawback policy that applies where there has been payment of a bonus or equity award predicated upon the achievement of financial results that were the product of fraudulent activity or that were subsequently the subject of a material negative restatement.

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EXECUTIVE COMPENSATION

2017 “Say-on-Pay” Advisory Vote to Approve Executive Compensation

Starbucks provides shareholders an annual advisory vote to approve its executive compensation program under Section 14A of the Exchange Act. At our 2017 Annual Meeting of Shareholders, 97% of shareholders approved our advisory vote on executive compensation.

As discussed above, our executive compensation program was one of the topics discussed as part of our investor engagement process. During this process, we received overall positive feedback regarding the core structure and elements of our executive compensation program. These investors also were enthusiastic about the performance of the Company.

The Compensation Committee evaluated these results, considered investor feedback and took into account many other factors in evaluating Starbucks executive compensation programs as discussed in this Compensation Discussion and Analysis. The Committee also assessed the interaction of our compensation programs with our business objectives, input from F.W. Cook, and review of peer data, each of which is evaluated in the context of the Committee’s fiduciary duty to act as the directors determine to be in the best interests of the Company. While each of these factors bore on the Compensation Committee’s decisions regarding our NEOs’ compensation, the Committee did not make any changes to our executive compensation program and policies as a result of the strong 97% approval of our 2017 advisory vote on executive compensation.

Risk Considerations

We believe that the design and objectives of our executive compensation program provide an appropriate balance of incentives for executives and avoid inappropriate risks. In this regard, our executive compensation program includes, among other things, the following design features:

•	Balanced mix of fixed versus variable compensation and cash-based versus equity-based compensation;
•	Variable compensation based on a variety of performance goals, including Company, business unit and, where appropriate, individual performance goals;
•	Balanced mix of short-term and long-term incentives;
•	Additional time-based vesting requirements for earned PRSUs;
•	Stock ownership and holding requirements;
•	Anti-hedging and pledging policies that apply to all partners; and
•	Clawback policy (our Recovery of Incentive Compensation Policy, described below in this section).

F.W. Cook performed an annual assessment of our compensation objectives, philosophy, and forms of compensation and benefits for all partners, including executives, to determine whether the risks arising from such policies or practices are reasonably likely to have a material adverse effect on the Company. Based upon this review, management and the Compensation Committee concluded that our compensation practices and policies do not create risks that are reasonably likely to have a material adverse effect on the Company, and F.W. Cook supported this conclusion. A report summarizing the results of this assessment was reviewed and discussed with the Compensation Committee at its September 2017 meeting.

Review of Tally Sheet Information

The Compensation Committee generally considers the following information for each executive when setting compensation: (i) the targeted value of base pay, annual incentive bonus, equity grants and other benefits; and (ii) the accumulated value of  “in-the-money” outstanding equity grants broken out by (a) exercisable value for options and (b) unvested value for options, RSUs and PRSUs. This information helps the Compensation Committee understand the total compensation being delivered to executives and the long-term retentive elements in place for executives. This information is considered by the Compensation Committee, along with market data, performance and the other factors discussed above in setting executive compensation.

Internal Pay Equity

The Compensation Committee considers internal pay equity, among other factors, when making compensation decisions. However, the Compensation Committee does not use a fixed ratio or formula when comparing compensation among executive officers.

Our executive chairman and our president and ceo are compensated at a higher level than other executive officers due to their higher levels of responsibility, authority, accountability and experience. Mr. Schultz and Mr. Johnson receive a significant percentage of their pay in the form of long-term incentive compensation, in light of their responsibility for overall Company performance.

We believe the fiscal 2017 target total direct compensation for Mr. Schultz and Mr. Johnson in relation to the compensation targeted for the other NEOs and to one another was reasonable and appropriate given each executive’s responsibilities and fiscal 2016 performance. For fiscal 2017, the differences in pay among our NEOs relative to each other, Mr. Schultz and Mr. Johnson are based on market differences for the particular job, job responsibilities and scope, professional experience and adjustments for individual performance.

Employment Agreements and Termination Arrangements

We typically deliver an offer letter to an executive officer upon hire or promotion noting that the executive is employed “at will,” and these letters typically do not provide for severance upon termination. None of our NEOs have employment or severance agreements.

We may from time-to-time offer severance benefit arrangements for terminated or separated executives as part of a negotiated termination of employment in exchange for a release of claims against the Company and other covenants in the best interests of the Company.

Change-in-Control Arrangements

We do not provide any special change-in-control benefits to executives. Our only change-in-control arrangement, which applies to all partners with equity compensation awards, is “double-trigger” accelerated vesting of equity. This means that under our equity plan, unvested awards will accelerate vesting if  (i) there is a change in control and (ii) either (a) awards are assumed or substituted with awards of the surviving company and the partner is terminated or resigns for good reason within one year after the change in control or (b) awards are not assumed or substituted with awards of the surviving company, in which case they vest immediately upon a change in control. We believe it is appropriate to provide double-trigger accelerated equity vesting because it aligns executives’ interests with the interests of shareholders without providing an undue benefit to executives who continue to be employed following a change-in control transaction.

STARBUCKS CORPORATION	2018 PROXY STATEMENT / 35

EXECUTIVE COMPENSATION

Executive Stock Ownership Guidelines

Our long-standing stock ownership guidelines were established for executive officers to encourage them to have a long-term equity stake in Starbucks, align their interests with shareholders, and mitigate potential compensation-related risk. The guidelines provide that each executive officer must hold a multiple of his or her annual base salary in Starbucks stock and include the following holding requirement:

Position	Ownership Requirement (multiple of base salary)
executive chairman and president /ceo	6x
executive officers	3x
other evps	2x

Each executive officer generally has five years to achieve the minimum ownership requirement. If an executive is not on track to meet the requirement by the end of the third year after becoming subject to the guidelines, he or she will be required to hold 50% of the net shares received upon the exercise of stock options and the vesting of RSUs. This holding requirement increases to 100% if the executive has not met the minimum ownership guideline by year five.

In addition to shares held outright, unvested RSUs that are subject only to a time-vesting condition count towards the ownership threshold. Mr. Mutty is not subject to executive stock ownership as a senior vice president. As of the date of this proxy statement, all of our NEOs exceed their current ownership requirement.

Clawback Policy (Recovery of Incentive Compensation Policy)

Starbucks “Clawback” policy allows the Company to seek reimbursement with respect to incentive compensation paid or awarded to executive officers (as designated by the board) where: (i) the payment of a bonus or equity award (or the vesting of such award) was predicated upon the achievement of financial results that were the product of fraudulent activity or that were subsequently the subject of a material negative restatement; and (ii) a lower or no bonus payment or equity award would have been made to executive officers (or lesser or no vesting would have occurred with respect to such award) based on the restated financial results (the financial results that would have pertained absent such fraudulent activity). The policy became effective, with respect to equity awards, beginning with awards granted in fiscal 2010 and, with respect to annual incentive bonuses, beginning with bonuses earned for fiscal 2010.

Equity Grant Timing Practices

Most equity grants occur on pre-established dates pursuant to our equity grant guidelines, with annual grants generally occurring on the later of the second business day after the public release of fiscal year-end earnings, or (if later) the final day of the board of directors’ November meeting. Annual awards for executives are granted pursuant to a formula based on a specified dollar amount, with the number of shares and exercise price for each option grant determined based on the closing market price of our stock on the grant date and the number of shares for each RSU and PRSU grant determined by dividing the dollar amount by the closing market price of our stock on the grant date. The Compensation Committee approves annual awards for partners at the senior vice president level and above. The

Compensation Committee has delegated authority to the executive chairman and the president and ceo to make annual grants, within certain parameters, to partners at the vice president level and below, and to newly hired or newly promoted partners with titles of senior vice president or below. All other new hire and promotion grants are approved by the Compensation Committee. Annual and initial awards for non-employee directors are approved by the board of directors. Annual awards for directors are granted at the same time as annual awards to executives, and initial awards are granted on the date the new director is appointed or elected to the board, if such date is a date that is open for trading under the Starbucks blackout policy, or as of the first open trading day after the new director is appointed or elected if such date is not open for trading under Starbucks blackout policy.

Anti-Hedging Policy

Starbucks Insider Trading Policy prohibits Starbucks partners from engaging in hedging transactions designed to offset decreases in the market value of Starbucks securities, including certain forms of hedging and monetization transactions, such as “zero-cost collars” and “prepaid variable forward contracts.”

Anti-Pledging Policy

Our Insider Trading Policy prohibits Starbucks partners from holding Starbucks stock in a margin account or pledging Starbucks stock as collateral for a loan. There is a limited exception to our policy prohibiting the pledging of Starbucks stock as collateral for a loan (not including margin debt, for which there is no exception to the prohibition). In order to be granted an exception, the partner must clearly demonstrate the financial capacity to repay the loan without resorting to the pledged securities and must request and receive approval from the general counsel of Starbucks prior to the documentation of the proposed pledge.

As of the date of this proxy statement, there are no executive officers or directors who have Starbucks securities pledged as collateral for a loan.

Tax Deductibility of Executive Compensation

Prior to December 22, 2017, when the Tax Cuts and Jobs Act of 2017 (“TCJA”) was signed into law, Section 162(m) of the Internal Revenue Code generally disallowed a tax deduction to publicly held companies for compensation paid to certain executive officers in excess of $1 million per officer in any year that did not qualify as performance-based. In connection with fiscal 2017 compensation decisions, the Compensation Committee considered the potential tax deductibility of executive compensation under Section 162(m) of the Internal Revenue Code and sought to qualify certain elements of these applicable executives’ compensation as performance-based while also delivering competitive levels and forms of compensation.

Under the TCJA, the performance-based exception has been repealed and the $1 million deduction limit now applies to anyone serving as the chief executive officer or the chief financial officer at any time during the taxable year and the top three other highest compensated executive officers serving at fiscal year end. The new rules generally apply to taxable years beginning after December 31, 2017, but do not apply to remuneration provided pursuant to a written binding contract in effect on November 2, 2017 that is not modified in any material respect after that date.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Starbucks 2017 Form 10-K and this proxy statement.

Respectfully submitted,

Myron E. Ullman, III (Chair)

Mary N. Dillon

Satya Nadella

Clara Shih

Javier G. Teruel

STARBUCKS CORPORATION	2018 PROXY STATEMENT / 37

Executive Compensation Tables

Summary Compensation Table

The following table sets forth information regarding the fiscal 2017, 2016 and 2015 compensation for our NEOs, except fiscal 2015 and 2016 information for Mr. Mutty and Ms. Helm is not provided because they were not NEOs in either of those years.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Howard Schultz	2017	807,693	(4)	—	7,893,379	8,096,499	843,750	339,569	17,980,890
executive chairman	2016	1,500,000		—	7,546,811	9,362,066	3,187,500	219,121	21,815,498
	2015	1,500,000		—	7,482,977	6,886,300	4,005,000	217,076	20,091,353
Kevin Johnson	2017	1,154,808		—	5,914,248	3,919,630	469,688	21,990	11,480,364
president and ceo	2016	1,000,000		500,000	4,934,433	3,579,055	1,020,000	24,424	11,057,912
	2015	576,923		500,000	4,263,892	2,140,180	924,231	68,947	8,474,173
Scott Maw	2017	789,423		—	2,868,709	1,907,030	180,000	16,440	5,761,602
executive vice president and cfo	2016	727,404		—	1,741,585	1,263,192	637,500	15,750	4,385,431
	2015	632,500		—	1,424,049	740,127	844,388	13,308	3,654,372
Clifford Burrows	2017	822,885		—	2,581,817	1,716,322	222,750	21,990	5,365,764
group president Siren Retail	2016	811,404		—	2,031,850	1,473,724	619,400	30,216	4,966,594
	2015	796,300		—	2,014,665	1,047,072	960,338	38,709	4,857,084
John Culver	2017	809,135		—	2,581,817	1,716,322	237,600	21,990	5,366,864
group president International and Channels(5)	2016	727,558		—	2,031,850	1,473,724	990,000	20,992	5,244,124
	2015	633,300		—	1,533,436	796,967	855,588	17,697	3,836,988
Paul Mutty senior vice president, interim general counsel(6)	2017	387,770		—	114,747	76,280	39,465	21,238	639,500
Lucy Helm executive vice president, chief partner officer(7)	2017	582,019		—	1,147,462	762,807	101,250	21,652	2,615,190

(1)	Represents the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising stock options). The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s Form 10-K (Note 12: Employee Stock and Benefit Plans) for that year. The grant date fair value for PRSUs is reported based upon the probable outcome of the performance conditions (target) on the grant date in accordance with SEC rules. The value of the annual PRSU awards granted in fiscal year 2017 assuming achievement of the maximum performance level of 200% would have been: Mr. Schultz—$15,786,758; Mr. Johnson—$11,828,496; Mr. Maw—$5,737,418; Mr. Burrows—$5,163,634; Mr. Culver—$5,163,634; Mr. Mutty—$229,494 and Ms. Helm $2,294,924. The assumed expected term of stock options shown in the Company’s Form 10-K (Note 12: Employee Stock and Benefit Plans) is a weighted average expected term covering all optionees. However, Mr. Schultz’s historical practice of not exercising stock options until very late in their term requires us to apply a unique expected term assumption that exceeds eight years when valuing options granted to him for purposes of GAAP. In addition, in accordance with GAAP, the fair value of a stock option granted to a retirement-eligible partner will be expensed earlier than an identical stock option granted to a partner who is not retirement eligible. Mr. Schultz waived the accelerated vesting feature for options granted subsequent to fiscal year 2006. During fiscal 2017, Messrs. Burrows, Culver, Mutty and Ms. Helm were retirement eligible.
(2)	These amounts represent annual bonus awards under the EMBP.
(3)	The table below shows the components of “All Other Compensation” for the named executive officers.
(4)	Effective April 3, 2017, Mr. Schultz stepped down as chief executive officer and assumed the role of executive chairman. At that time his annualized salary was reduced from $1,500,000 to $1.
(5)	Effective October 2, 2017, Mr. Culver’s title changed from group president, Global Retail to group president, International and Channels.
(6)	Effective August 1, 2017, Mr. Mutty was named interim general counsel.
(7)	Effective August 1, 2017, Ms. Helm assumed the role of chief partner officer at which time she ceased being an executive officer of the Company. Immediately prior to that change in role, Ms. Helm served as executive vice president, general counsel and secretary.

38 / 2018 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

Fiscal 2017 all Other Compensation Table

Name	Insurance Premiums ($)(1)	Retirement Plan Contributions ($)(2)	Security ($)(3)	Other ($)(4)	Total ($)
Howard Schultz	6,492	8,077	325,000	—	339,569
Kevin Johnson	5,490	13,500	—	3,000	21,990
Scott Maw	2,940	13,500	—	—	16,440
Clifford Burrows	5,490	13,500	—	3,000	21,990
John Culver	5,490	13,500	—	3,000	21,990
Paul Mutty	4,738	13,500	—	3,000	21,238
Lucy Helm	5,152	13,500	—	3,000	21,652

(1)	These amounts represent the premiums paid on behalf of our NEOs under our executive life and disability insurance plans.
(2)	These amounts represent Company matching contributions to the accounts of our NEOs in the Company’s 401(k) plan.
(3)	This amount represents the aggregate incremental costs to the Company of providing home security services and equipment to the executive chairman. We determine the incremental cost to us for this benefit based on the actual costs or charges incurred.
(4)	These amounts represent the cost of providing an annual physical examination.

STARBUCKS CORPORATION	2018 PROXY STATEMENT / 39

EXECUTIVE COMPENSATION TABLES

Fiscal 2017 Grants of Plan-Based Awards Table

The following table sets forth information regarding fiscal 2017 annual incentive bonus awards and equity awards granted to our named executive officers in fiscal 2017.

										All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)(2)
				Potential Future Payouts Under Non-Equity Incentive Plan Awards			Potential Future Payouts Under Equity Incentive Plan Awards
Name	Award	Approval Date	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Howard Schultz	Annual Incentive(3) Stock Options(4) Stock Options(6) PRSUs(5) PRSUs(7)	11/16/16 3/23/17 11/16/16 3/23/17	11/21/16 4/17/17 11/21/16 4/17/17	375,000	3,750,000	7,500,000	34,759 1,937	139,037 7,748	278,074 15,496		609,813 33,982	56.10 58.08	7,673,338 423,161 7,458,612 434,767
Kevin Johnson	Annual Incentive(3) Stock Options(4) Stock Options(6) PRSUs(5) PRSUs(7)	11/16/16 3/23/17 11/16/16 3/23/17	11/21/16 4/17/17 11/21/16 4/17/17	208,750	2,087,500	4,175,000	25,401 2,066	101,604 8,264	203,208 16,528		445,633 36,248	56.10 58.08	3,623,353 296,277 5,450,526 463,722
Scott Maw	Annual Incentive(3) Stock Options(4) PRSUs(5)	11/16/16 11/16/16	11/21/16 11/21/16	80,000	800,000	1,600,000	13,369	53,476	106,952		234,544	56.10	1,907,030 2,868,709
Clifford Burrows	Annual Incentive(3) Stock Options(4) PRSUs(5)	11/16/16 11/16/16	11/21/16 11/21/16	99,000	990,000	1,980,000	12,032	48,128	96,256		211,089	56.10	1,716,322 2,581,817
John Culver	Annual Incentive(3) Stock Options(4) PRSUs(5)	11/16/16 11/16/16	11/21/16 11/21/16	59,400	990,000	1,980,000	12,032	48,128	96,256		211,089	56.10	1,716,322 2,581,817
Paul Mutty	Annual Incentive(3) Stock Options(4) PRSUs(5)	11/16/16 11/16/16	11/21/16 11/21/16	17,540	175,401	350,802	535	2,139	4,278		9,382	56.10	76,280 114,747
Lucy Helm	Annual Incentive(3) Stock Options(4) PRSUs(5)	11/16/16 11/16/16	11/21/16 11/21/16	45,000	450,000	900,000	5,348	21,390	42,780		93,817	56.10	762,807 1,147,462

(1)	Annual option awards granted in fiscal 2017 were approved by the independent directors on the recommendation of the Compensation Committee except for grants to Mr. Schultz and Mr. Johnson, which were approved by the independent members of the board. In accordance with our equity grant timing policy in place at the time of the November 2016 grant, the grant date for the regular annual equity grant was the second business day after our fiscal 2016 earnings release; however, since the earnings release was before the November Compensation Committee and board meetings (November 15-16, 2016), the grant date, according to the policy, was the Monday following such meetings (Monday, November 21, 2016).
(2)	The grant date fair value for PRSUs is reported based upon the probable outcome of the performance conditions (target) at the grant date in accordance with SEC rules.
(3)	Reflects information regarding awards under the EMBP.
(4)	Reflects stock options that vest in four equal annual installments (subject to rounding of partial shares) beginning on the first anniversary of the grant date.
(5)	Reflects PRSUs that, if earned, vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date.
(6)	Reflects stock options that vest in four equal installments (subject to rounding of partial shares) on each of November 21, 2017, November 21, 2018, November 21, 2019 and November 21, 2020.
(7)	Reflects RSUs that, if earned, vest 50% on November 21, 2018 and 50% on November 21, 2019, subject to continued employment.

The following narrative provides further detail with respect to the information in the table above.

40 / 2018 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

Equity Awards. The amount of stock options granted to executive officers for the fiscal 2017 annual equity award was based on a target value for the total equity award value. The number of stock options granted was calculated by dividing 40% of the total equity award value by a closing price multiplier. The closing price multiplier was equal to the closing market price of Starbucks stock on the date of grant multiplied by a Black-Scholes factor. The stock options shown in the table were awarded in early fiscal 2017. The target amount of PRSUs for executive officers for the fiscal 2017 annual equity award was based on a target value for the total equity award value. The number of PRSUs granted was calculated by dividing 60% of the total equity award value by the closing price of Starbucks stock on the date of grant.

All equity awards shown in this table were granted under the 2005 Key Employee Sub-Plan (“2005 Key Employee Plan”) to our 2005 Long-Term Equity Incentive Plan. The stock options have an exercise price equal to the closing market price of our common stock on the date of grant. The options granted as annual equity awards will generally vest in four equal annual installments beginning on the first anniversary of the grant date, subject to continued employment with the Company, and expire 10 years after the date of grant.

Earned PRSUs awarded to our NEOs in fiscal 2017 will generally vest, subject to continued employment, 50% on the second anniversary of the date of grant and 50% on the third anniversary of the date of grant. The final number of PRSUs earned will be based on achievement of an

EPS goal, and, for all NEOs other than Mr. Mutty, will also be based on achievement of an ROIC goal as further discussed in the “Long-Term Incentive Compensation” section of the Compensation Discussion and Analysis. All stock options will become fully vested and exercisable (i) if the recipient terminates his employment at or after the age of 55 and with at least 10 years of continuous service with Starbucks (other than with respect to Mr. Schultz, as explained below) and (ii) under the circumstances described in the section below entitled “Potential Payments Upon Termination or Change in Control—Equity Acceleration.” RSUs and PRSUs do not accelerate upon retirement or death.

Annual Incentive Plan Awards. These amounts reflect the potential threshold, target and maximum annual incentive bonus awards payable to our named executive officers under the EMBP for fiscal 2017. Amounts shown are calculated as a percentage of fiscal 2017 year-end base salary. See the discussion and analysis regarding the EMBP in the Compensation Discussion and Analysis section above for further information. Target bonus amounts assume achievement of the objective goals at the target amounts.

Maximum bonus amounts assume achievement of the objective goals at the maximum amount of 200%. The named executive officers received actual bonus payouts under the Executive Management Bonus Plan for fiscal 2017 in the amounts shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

STARBUCKS CORPORATION	2018 PROXY STATEMENT / 41

EXECUTIVE COMPENSATION TABLES

Outstanding Equity Awards at Fiscal 2017 Year-End Table

The following table provides information regarding stock options, RSUs and PRSUs held by our named executive officers as of October 1, 2017. No named executive officer has any other form of equity award outstanding.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Options (#) Total Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un Exercisable	Number of Securities Underlying Options (#) Previously Exercised	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Howard	11/19/07(3)	1,374,226	1,074,226		300,000	11.44	11/19/17
Schultz	11/16/09(3)	1,220,448	820,448		400,000	11.03	11/16/19
	11/15/10(3)	1,050,932	1,050,932			15.39	11/15/20
	11/14/11(3)	859,304	859,304			21.82	11/14/21
	11/19/12(3)	861,624	861,624			24.87	11/19/22
	11/11/13(3)	687,424	515,568	171,856		40.50	11/11/23
	11/17/14(4)							135,294	7,266,641
	11/17/14(3)	667,122	333,562	333,560		38.92	11/17/24
	11/16/15(4)							83,553	4,487,632
	11/16/15(3)	549,330	137,333	411,997		60.68	11/16/25
	11/21/16(5)									34,759	1,866,919
	11/21/16(3)	609,813		609,813		56.10	11/21/26
	04/17/17(5)									1,937	10,436
	04/17/17(11)	33,982		33,982		58.08	04/17/27
Kevin	11/15/10(7)	23,390	23,390			15.39	11/15/20
Johnson	03/16/15(8)							29,772	1,599,054
	03/16/15(9)	323,290	215,528	107,762		47.02	03/16/25
	11/16/15(4)							54,631	2,934,231
	11/16/15(3)	359,177	89,795	269,382		60.68	11/16/25
	11/21/16(5)									25,401	1,364,288
	11/21/16(3)	445,633		445,633		56.10	11/21/26
	04/17/17(5)									2,066	110,965
	04/17/17(11)	36,248		36,248		58.08	04/17/27
Scott	11/19/12(3)	25,130		6,282	18,848	24.87	11/19/22
Maw	11/11/13(3)	46,268	34,702	11,566		40.50	11/11/23
	02/18/14(6)							4,056	217,848
	02/18/14(3)	33,350	25,014	8,336		36.99	02/18/24
	11/17/14(4)							25,747	1,382,871
	11/17/14(3)	126,958	63,480	63,478		38.92	11/17/24
	11/16/15(4)							19,282	1,035,636
	11/16/15(3)	126,768	31,692	95,076		60.68	11/16/25
	11/21/16(5)									13,369	718,049
	11/21/16(3)	234,544		234,544		56.10	11/21/26
Clifford	11/14/11(3)	214,826	100,000		114,826	21.82	11/14/21
Burrows	11/19/12(3)	125,654	125,654			24.87	11/19/22
	11/11/13(3)	185,076	138,808	46,268		40.50	11/11/23
	07/16/14(10)							30,484	1,637,296
	11/17/14(4)							36,425	1,956,387
	11/17/14(3)	179,610	89,806	89,804		38.92	11/17/24
	11/16/15(4)							22,495	1,208,206
	11/16/15(3)	147,896	36,974	110,922		60.68	11/16/25
	11/21/16(5)									12,032	646,239
	11/21/16(3)	211,089		211,089		56.10	11/21/26
John	11/11/13(3)	129,554		32,388	97,166	40.50	11/11/23
Culver	07/16/14(10)							30,484	1,637,296
	11/17/14(4)							27,725	1,489,110
	11/17/14(3)	136,708	68,356	68,352		38.92	11/17/24
	11/16/15(4)							22,495	1,208,206
	11/16/15(3)	147,896	36,974	110,922		60.68	11/16/25
	11/21/16(5)									12,032	646,239
	11/21/16(3)	211,089		211,089		56.10	11/21/26

42 / 2018 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Options (#) Total Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un Exercisable	Number of Securities Underlying Options (#) Previously Exercised	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Paul	11/15/10(3)	16,720	7,317		9,403	15.39	11/15/20
Mutty	07/15/11(3)	20,018	20,018			19.90	07/15/21
	11/14/11(3)	14,322	14,322			21.82	11/14/21
	11/19/12(3)	17,950	17,950			24.87	11/19/22
	11/11/13(3)	10,576	7,932	2,644		40.50	11/11/23
	10/15/14(6)							2,358	126,648
	11/17/14(4)							2,081	111,771
	11/17/14(3)	10,264	5,132	5,132		38.92	11/17/24
	11/16/15(4)							1,607	86,312
	11/16/15(3)	10,564	2,641	7,923		60.68	11/16/25
	11/21/16(12)									535	28,722
	11/21/16(3)	9,382		9,382		56.10	11/21/26
Lucy	11/19/12(3)	78,982	58,982		20,000	24.87	11/19/22
Helm	11/11/13(3)	74,030	55,524	18,506		40.50	11/11/23
	07/16/14(10)							20,322	1,091,495
	11/17/14(4)							14,570	782,555
	11/17/14(3)	71,844	35,924	35,920		38.92	11/17/24
	11/16/15(4)							9,641	517,818
	11/16/15(3)	63,684	15,846	47,538		60.68	11/16/25
	11/21/16(5)									5,348	287,241
	11/21/16(3)	93,817		93,817		56.10	11/21/26

(1)	Value is calculated by multiplying the number of RSUs that have not vested by the closing market price of our stock ($53.71) as of the close of trading on September 29, 2017 (the last trading day prior to our October 1, 2017 fiscal year-end).
(2)	Value is calculated by multiplying the number of RSUs that may be earned upon achievement of PRSU threshold performance by the closing market price of our stock ($53.71) as of the close of trading on September 29, 2017; actual number of RSUs earned will be based upon performance against applicable adjusted EPS and ROIC goals.
(3)	Options vest in four equal annual installments (subject to rounding of partial shares), beginning on the first anniversary of the grant date.
(4)	Reflects RSUs that have been earned under PRSU awards and vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date.
(5)	Reflects the number of RSUs that may be earned under the PRSU award upon achievement of threshold performance; actual number of RSUs earned will be based on the fiscal 2018 adjusted EPS and ROIC goals.
(6)	Time-based RSUs vest 50% on the second anniversary of the grant date and 50% on the fourth anniversary of the grant date.
(7)	Options vest 100% on the first anniversary of the grant date.
(8)	Reflects RSUs that have been earned under a PRSU award and vest in three equal annual installments (subject to rounding of partial shares), beginning on the first anniversary of the grant date.
(9)	Options vest in three equal annual installments (subject to rounding of partial shares), beginning on the first anniversary of the grant date.
(10)	Reflects RSUs that have been earned under PRSU awards and vest 60% on the third anniversary of the grant date, and 20% on each of the fourth and fifth anniversaries of the grant date.
(11)	Options vest in four equal annual installments (subject to rounding of partial shares), beginning on November 21, 2017.
(12)	Reflects the number of RSUs that may be earned under the PRSU award upon achievement of threshold performance; actual number of RSUs earned will be based on the fiscal 2018 adjusted EPS goal.

STARBUCKS CORPORATION	2018 PROXY STATEMENT / 43

EXECUTIVE COMPENSATION TABLES

Fiscal 2017 Option Exercises and Stock Vested

The following table provides information regarding stock options that were exercised by our named executive officers and stock awards that vested during fiscal 2017. Option award value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise. Stock award value realized is calculated by multiplying the number of shares shown in the table by the closing price of our stock on the date the stock awards vested. As illustrated by the “Grant Date” column in the table below, Value Realized on Exercise and Value Realized on Vesting represent long-term gain over many years.

		Option Awards		Stock Awards
Name	Grant Date	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Howard Schultz	11/11/2013	—	—	104,334	5,626,733
	11/17/2014	—	—	135,295	7,556,226
Kevin Johnson	—	—	—	—	—
Scott Maw	11/15/2012	—	—	8,258	450,804
	11/11/2013	—	—	7,022	378,696
	11/17/2014	—	—	25,747	1,437,970
Clifford Burrows	11/14/2011	114,826	6,827,083	—	—
	11/11/2013	—	—	28,090	1,514,894
	7/16/2014	—	—	45,726	2,667,198
	11/17/2014	—	—	36,426	2,034,392
John Culver	11/19/2012	136,424	8,002,045	—	—
	11/11/2013	97,166	5,367,554	—	—
	11/19/2012	—	—	20,104	1,127,834
	11/11/2013	—	—	19,662	1,060,372
	7/16/2014	—	—	45,726	2,667,198
	11/17/2014	—	—	27,725	1,548,441
Paul Mutty	11/15/2010	3,203	197,265	—	—
	11/11/2013	—	—	1,605	86,558
	10/15/2014	—	—	2,360	124,514
	11/17/2014	—	—	2,082	116,280
Lucy Helm	6/15/2012	29,244	1,717,331	—	—
	11/11/2013	—	—	11,236	605,957
	7/16/2014	—	—	30,484	1,778,132
	11/17/2014	—	—	14,571	813,790

Nonqualified Deferred Compensation

Management Deferred Compensation Plan

The NEOs are eligible to participate in the Management Deferred Compensation Plan (“MDCP”), a nominally funded, non-qualified plan, the benefits of which are paid by Starbucks out of our general assets. The plan is subject to the requirements of Section 409A of the Internal Revenue Code. In September 2008, the board of directors approved an amended and restated plan document to conform it to Section 409A requirements effective January 1, 2009. Deferred compensation earned prior to 2005 is not subject to Section 409A requirements and continues to be governed under the terms of the plan and the tax laws in effect on or before January 1, 2011, as applicable.

We maintain a trust agreement with an independent trustee establishing a rabbi trust for the purpose of funding benefits payable to

44 / 2018 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

participants (including each of our NEOs) under our MDCP in the event of change of control. It is currently funded with a nominal amount of cash.

Deferrals. Participants may defer up to 70% of base salary to the MDCP and up to 95% of bonuses paid under the EMBP so long as they are eligible and enroll during the annual enrollment window that takes place prior to the start of each fiscal year. The Company does not currently provide matching contributions to the plan.

Earnings. As a nominally funded, non-qualified plan, the MDCP uses measurement benchmarks to credit earnings on compensation deferred under the plan. Those measurement benchmarks are based on the same funds available under our 401(k) plan. Participants select which measurement funds they wish to have their account allocated to and may change how deferred compensation is allocated to the measurement funds at any time, subject to certain redemption fees and other limitations imposed by frequent trading restrictions and plan rules. Changes generally become effective as of the first trading day following the change.

In-Service Withdrawals and Separations from Service Distributions. At the time of making the deferral election for a particular year, a participant elects when the associated deferred compensation will be distributed. In general, the participant can receive scheduled “in-service” withdrawals or hardship withdrawals while still employed or have distributions paid on separation from service. The specific distribution options depend on whether the deferred compensation was earned before or after January 1, 2005 and is subject to other plan rules.

For separation from service distributions, account balances resulting from the Company match and deferred compensation earned on and after January 1, 2005 can be paid either in a lump sum or in up to 10 annual installments, in each case beginning within 60 days of separation or one year after separation. For partners who became newly eligible on or after October 1, 2010 and certain other partners, separation from service distributions can be paid either in a lump sum or amortized over a period of two to five years, in each case beginning within 60 days of separation or one year after separation. If a participant is considered a “specified employee” on his or her separation date, Section 409A requires that the payments be delayed for six months after such separation date. Account balances resulting from pre-2005 deferred compensation can be distributed either in a lump sum within 60 days of separation or, if the participant is at least age 65 on his or her separation date, in up to 10 annual installments. Retirement age under the MDCP is age 65, and no NEO was retirement eligible under the MDCP during fiscal 2017.

Fiscal 2017 Nonqualified Deferred Compensation Table

The following table shows contributions, earnings, withdrawals and distributions during fiscal 2017 and the account balances as of October 1, 2017 for our NEOs under the Management Deferred Compensation Plan.

Name	Executive Contributions in Fiscal 2017 ($)(1)	Aggregate Earnings (Loss) in Fiscal 2017 ($)(2)	Aggregate Withdrawals/ Distribution ($)	Aggregate Balance at Fiscal 2017 Year-End ($)(3)
Howard Schultz	—	106,591	—	834,759
Kevin Johnson	—	—	—	—
Scott Maw	—	—	—	—
Clifford Burrows	—	69,979	—	515,981
John Culver	371,885	264,815	—	2,995,976
Paul Mutty	—	60,013	—	452,289
Lucy Helm	—	103,554	—	808,017

(1)	This amount was deferred from Mr. Culver’s fiscal 2017 base salary and which is reported in the “Salary” column of the Summary Compensation Table for fiscal 2017 and from Mr. Culver’s fiscal 2016 Executive Management Bonus Plan award that was paid in fiscal 2017 and reported in the “Non-Equity Incentive Plan” column of the Summary Compensation Table for fiscal 2016.
(2)	We do not provide above-market or preferential earnings on MDCP contributions, so these amounts were not reported in the Summary Compensation Table. MDCP participants can select only from the investment funds that are available under our 401(k) plan.
(3)	Of these balances, the following amounts were reported as executive and Company contributions in Summary Compensation Tables in prior-year proxy statements: Mr. Schultz—$437,631; Mr. Johnson—$0; Mr. Maw—$0; Mr. Burrows—$317,558; Mr. Culver—$1,346,438; Mr. Mutty—$0; and Ms. Helm—$0. Compensation for Mr. Maw was not subject to reporting in proxy statements prior to 2015 and compensation for Mr. Mutty has not previously been subject to reporting in proxy statements. Compensation for Ms. Helm was previously reported in the 2015 proxy statement. Mr. Johnson joined the company in 2015. The information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements, rather than additional currently earned compensation.

Potential Payments Upon Termination or Change in Control

We do not provide special change-in-control benefits to executives. Our only change-in-control arrangement, which applies to all partners, is accelerated vesting of certain equity awards. We may from time-to-time offer a severance benefit arrangement for terminated or separated executives as part of a negotiated termination of employment in exchange for a release of claims against the Company and other covenants determined to be in the best interests of the Company. None of our NEOs for fiscal 2017 had any such severance benefit arrangement.

STARBUCKS CORPORATION	2018 PROXY STATEMENT / 45

EXECUTIVE COMPENSATION TABLES

Equity Acceleration

Acceleration Upon Change in Control. No named executive officer is entitled to any payment or accelerated benefit in connection with a change in control of Starbucks, or a change in his or her responsibilities following a change in control, except for accelerated vesting of stock options and RSUs granted under our 2005 Key Employee Plan. The 2005 Key Employee Plan has detailed definitions of  “change in control” and resigning “for good reason.” Generally speaking, a change in control occurs if: (i) we sell or liquidate all our assets; (ii) someone acquires 25% or more of our stock without prior approval of our board of directors; (iii) a majority of our directors is replaced in any 36-month period other than by new directors approved by existing directors; or (iv) Starbucks is not the surviving company after any merger.

The 2005 Key Employee Plan is a “double trigger” plan, meaning that unvested stock options and unvested RSUs vest immediately only if  (i) there is a change in control and (ii) if stock options and RSUs are assumed or substituted with stock options or RSUs of the surviving company, the partner is terminated or resigns for good reason within one year after the change in control. Generally speaking, a resignation is “for good reason” if it results from the resigning partner: (i) having materially reduced responsibilities; (ii) being placed in a new role that is inconsistent with the pre-change-in-control role; (iii) having his or her base salary or target incentive compensation reduced; or (iv) having his or her primary work location moved by more than 50 miles. If stock options or RSUs are not assumed or substituted with stock options or RSUs of the surviving company, they vest immediately upon a change in control. We believe “double-trigger” acceleration is appropriate because vesting is accelerated only if the retention purpose of time-vested equity compensation is defeated, which occurs upon a change in control only for partners who lose their long-term incentive compensation opportunity because the acquiring company does not assume or substitute awards or the partners lose their jobs or resign for good reason. PRSUs are treated in the same manner as RSUs described above. This treatment applies to the number of shares earned as to PRSUs for which the performance period has been completed and to the target number of PRSUs awarded as to PRSUs for which the performance period has not yet been completed.

Acceleration Upon Retirement or Death. The vesting of all options accelerates in full upon the voluntary termination of employment of any partner who satisfies the criteria for “retirement” under the 2005 Key Employee Plan, meaning the partner is at least 55 years old and has a minimum of 10 years of continuous service with Starbucks, unless otherwise provided in the grant agreement. Vesting of all options also accelerates upon the partner’s death. RSUs and PRSUs granted prior to fiscal 2018 do not accelerate upon retirement or death.

Basis of Valuation. The following table shows the estimated potential incremental value of additional stock options, RSUs, and PRSUs at target that would have vested for our NEOs as of September 29, 2017 (the last business day of fiscal 2017) under the acceleration scenarios described above. The table does not include benefits generally available to all employees or payments and benefits that the NEOs would have already earned during their employment with us whether or not an acceleration event had occurred. For stock options, the value is based on the difference between the aggregate exercise price of all accelerated options and the aggregate market value of the underlying shares as of September 29, 2017 calculated based on the closing market price of our stock on that day ($53.71). Accelerated RSU and PRSU award value at target is calculated by multiplying the number of accelerated shares by the closing market price of our stock on September 29, 2017 ($53.71). Of the named executive officers, Messrs. Schultz, Burrows, Culver, Mutty and Ms. Helm satisfied the criteria for “retirement” under the 2005 Key Employee Plan as of September 29, 2017. Mr. Schultz has voluntarily waived accelerated vesting of options upon retirement for each stock option grant he has received since he became retirement eligible. Mr. Schultz agreed to forgo this accelerated retirement vesting so the Company would not be required to immediately accelerate the expense for his option awards in our financial statements.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different and can only be determined at the time an acceleration event actually occurs. Factors that could affect these amounts include the time during the year of any such event, the Company’s stock price and the executive’s age.

	Value of Accelerated Equity Awards ($)
Name	Change in Control Only	Change in Control with No Replacement Equity	Change in Control plus Qualifying Termination	Death	Retirement
Howard Schultz	—	29,260,605	29,260,605	7,206,097	n/a
Kevin Johnson	—	12,734,887	12,734,887	720,658	n/a
Scott Maw	—	7,297,590	7,297,590	1,231,421	n/a
Clifford Burrows	—	9,977,515	9,977,515	1,940,082	1,940,082
John Culver	—	9,009,431	9,009,431	1,439,275	1,439,275
Paul Mutty	—	596,944	596,944	110,868	110,868
Lucy Helm	—	4,595,526	4,595,526	775,993	775,993

46 / 2018 PROXY STATEMENT

Proposal 3 – Ratification of Selection of Deloitte & Touche LLP as Our Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. As a matter of good corporate governance, the Audit Committee requests that shareholders ratify its selection of Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for fiscal 2018. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during fiscal 2018 if it determines that such a change would be in the best interests of the Company and our shareholders. In addition to the selection of the firm and in conjunction with the mandated rotation of Deloitte’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of Deloitte’s new lead engagement partner. Deloitte’s fees for its services for fiscal 2017 and fiscal 2016 are reported in the table below. The members of the Audit Committee and the board believe that the continued retention of Deloitte to serve as the Company’s independent external auditor is in the best interests of the Company and its investors. We expect that representatives of Deloitte will be present at the Annual Meeting, and they will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions by shareholders.

Independent Registered Public Accounting Firm Fees

The Audit Committee reviews a description of the scope of services falling within pre-designated fee categories and imposes specific budgetary guidelines. The following table sets forth the aggregate fees from Deloitte, which were in compliance with the pre-approval policy, for fiscal 2017 and fiscal 2016:

Type of Fees	Fiscal 2017	Fiscal 2016
Audit Fees	$6,374,000	$6,020,000
Audit-Related Fees	$402,000	$266,000
Tax Fees	$467,000	$332,000
All Other Fees	$16,000	$—
Total	$7,259,000	$6,618,000

Audit Fees consist of fees paid to Deloitte for:

•	the audit of the Company’s annual financial statements included in the Annual Report on Form 10-K and review of financial statements included in the Quarterly Reports on Form 10-Q;
•	the audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; and
•	services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under Audit Fees. This category includes fees related to audit and attest services not required by statute or regulations, due diligence related to mergers, acquisitions and investments and consultations concerning financial accounting and reporting standards.

Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, return preparation, tax audits and customs and duties.

All Other Fees consist of fees for permitted services other than those that meet the criteria above.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Deloitte and has concluded that it is.

Policy on Audit Committee Pre-approval of Audit And Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation for and overseeing Deloitte’s work. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by Deloitte. The policy is available at www.starbucks.com/about-us/company-information/corporate-governance. The policy provides for the general pre-approval of specific types of services and gives detailed guidance to management as to the specific services that are eligible for general pre-approval, and provides specific cost limits for each such service on an annual basis. The policy requires specific pre-approval of all other permitted services. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence. The Audit Committee’s charter delegates to its chair the authority to address any requests for pre-approval of services between Audit Committee meetings, and the chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve any permitted services.

Requests for pre-approval for services that are eligible for general pre-approval must be submitted to our controller and be detailed as to the services to be provided and the estimated total cost. The controller then determines whether the services requested fall within the detailed guidance of the Audit Committee in the policy as to the services eligible for general pre-approval. Deloitte and management must report to the Audit Committee on a timely basis regarding the services provided by Deloitte in accordance with general pre-approval.

STARBUCKS CORPORATION	2018 PROXY STATEMENT / 47

PROPOSAL 3 – RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

As part of fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements and related footnotes for the fiscal year ended October 1, 2017 with management and Deloitte. The Audit Committee also discussed with Deloitte those matters required to be discussed under Public Company Accounting Oversight Board standards, including those required by Auditing Standard No. 1301. The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in Starbucks Annual Report on Form 10-K (17 CFR 249.310) for the fiscal year ended October 1, 2017 for filing with the SEC.

Respectfully submitted,

Mellody Hobson (Chair)

Robert M. Gates

Jørgen Vig Knudstorp

Joshua Cooper Ramo

Javier G. Teruel

Craig E. Weatherup

The board of directors recommends a vote FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2018.

48 / 2018 PROXY STATEMENT

Proposal 4 – Shareholder Proposal Regarding Proxy Access Amendments

Mr. James McRitchie and Ms. Myra K. Young have notified the Company that they intend to submit the following proposal at this year’s Annual Meeting. As explained below, our board unanimously recommends that you vote “AGAINST” this shareholder proposal. Mr. McRitchie and Ms. Young have indicated that they beneficially own 200 shares of Starbucks common stock. We will provide their address promptly upon a shareholder’s oral or written request. The proponents are responsible for the content of the proposal, for which we and our board accept no responsibility.

Shareholder Proxy Access Amendments

RESOLVED: Shareholders of Starbucks Corporation (the “Company”) ask the board of directors (the “Board”) to amend its “Proxy Access for Director Nominations” bylaw, and any other associated documents, for the purpose of decreasing the average amount of Company common stock the average member of a nominating group would be required to hold for three years to satisfy the aggregate ownership requirements to form a nominating group as follows:

No limitation shall be placed on the number of stockholders that can aggregate their shares to achieve the 3% “Required Shares” for an “Eligible Shareholder.”

Supporting Statement

Under current provisions, most stockholders and groups are effectively disenfranchised unless they partner with one or more of the Company’s largest stockholders, even though most of those largest stockholders have never nominated corporate directors or have even filed a shareholder proposal. For example, under current provisions, even if the 20 largest public pension funds were able to aggregate their shares, they would not meet the 3% holding criteria at most of companies examined by the Council of Institutional Investors (CII). Allowing an unlimited number of shareholders to aggregate shares would facilitate greater participation by individuals and institutional investors in meeting the stock ownership requirements, which are 3% of the outstanding common stock entitled to vote.

The SEC’s universal proxy access Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf), which included no limits on the number of stockholders forming a group, was vacated after a court decision regarding the SEC’s cost-benefit analysis. Therefore, proxy access rights must be established on a company-by-company basis. Subsequently, a cost-benefit analysis by CFA Institute, Proxy Access in the United States: Revisiting the Proposed SEC Rule (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1), found proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption,” raising US market capitalization by up to $140.3 billion. Public Versus Private Provision of Governance: The Case of Proxy Access (http://ssrn.com/abstract=2635695) found a 0.5 percent average increase in shareholder value for proxy access targeted firms.

CII’s publication Proxy Access: Best Practices 2017 (http://www.cii.org/files/publications/misc/Proxy_Access_2017_FINAL.pdf) notes that “while proxy access has gained broad acceptance, some adopting companies have included, or are considering including, provisions that could significantly impair shareholders’ ability to use it.” The report “highlights the best practices CII recommends for implementing proxy access.”

Although the Company’s board adopted a proxy access bylaw in September 2016, it contains troublesome provisions, especially the most problematic provision as addressed above, that significantly impair the ability of shareholders to participate as Eligible Shareholders. Adoption of the requested amendment would better ensure meaningful proxy assess is eligible to a greater number of shareholders.

Increase Shareholder Value

Vote for Shareholder Proxy Access Amendments—Proposal 4

Board Recommendation

The Starbucks board of directors recommends that shareholders vote AGAINST this proposal for the following reasons:

In September 2016, the Company adopted a proxy access bylaw which we believe strikes the appropriate balance between providing our shareholders a useful proxy access process while balancing the interests of all of our shareholders.

Our proxy access bylaw permits a shareholder, or a group of up to 20 shareholders, owning at least three percent of the Company’s outstanding shares of common stock continuously for at least three years, to nominate and include in our annual meeting proxy materials director nominees constituting up to 20% of the board (but not less than two nominees), subject to the requirements specified in our bylaws.

The Company’s adoption of proxy access was informed by our outreach discussions with many of our top shareholders, who collectively represented over 30% of the total shares outstanding, as to proxy access parameters they believed were appropriate for the Company. We also analyzed the terms adopted by other Fortune 500 companies and input from governance experts. After taking into consideration the views of our shareholders and the analysis described above, we adopted what we believe is an appropriate and effective proxy access framework that is consistent with market practice and provides meaningful proxy access rights to shareholders, while balancing the need to protect the interests of all of our shareholders. The Company believes that the change advocated by the proponent is not necessary to provide for an appropriate and meaningful proxy access process.

Our proxy access bylaw allows groups of up to 20 shareholders to aggregate their holdings to meet the 3% ownership threshold (with a group of funds under common management and investment control treated as a single shareholder). The 20-shareholder aggregation limit has been adopted by the vast majority of companies that have implemented proxy access (over 88% as of July 2017) and is endorsed by several institutional shareholders, many of whom have adopted a similar standard for their own governance practices.

The proponent’s requested change to our proxy access bylaw would place no limit on the number of shareholders who may aggregate their holdings to reach the required 3% ownership threshold. The Company believes that permitting a group of unlimited size to use the proxy access bylaw provisions could be unworkable and could impose a

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PROPOSAL 4 – SHAREHOLDER PROPOSAL REGARDING PROXY ACCESS AMENDMENTS

significant cost and administrative burden on the Company to verify that the eligibility and procedural requirements have been satisfied (and continue to be satisfied through the annual meeting date) by each of the potentially very large number of shareholders in the aggregate pool. We believe an aggregation limit of 20 provides abundant opportunities for the Company’s shareholders to combine with other shareholders to satisfy the ownership requirement, provided that they also satisfy the required holding period requirement.

In addition to proxy access, Starbucks has a number of corporate governance measures in place that further support the accountability of the board to our shareholders, including (1) a robust shareholder engagement program through which we connect with top shareholders regularly to discuss and obtain their views on corporate governance matters and other issues important to all shareholders, including proxy access, (2) an annual election of all directors, (3) majority voting in the election of directors, and (4) the ability of shareholders owning ten percent of our stock to have the board call a special meeting of shareholders.

We believe that our proxy access bylaw is consistent with market practice and strikes the appropriate balance between providing a meaningful proxy access process while limiting the administrative burden and expense for the Company. We believe that the change advocated by the proponent is unnecessary and could be detrimental to shareholder value. Accordingly, we do not believe it is in the best interests of the Company and its shareholders to change our proxy access bylaw as outlined in the proposal.

The board of directors recommends a vote AGAINST proposal number 4.

50 / 2018 PROXY STATEMENT

Proposal 5 – Shareholder Proposal Regarding Report on Sustainable Packaging

As You Sow, on behalf of the Michelle Swenson & Stan Drobac Revocable Trust and together with co-filers, notified the Company that they intend to submit the following proposal at this year’s Annual Meeting. As explained below, our board unanimously recommends that you vote “AGAINST” this shareholder proposal. The Michelle Swenson & Stan Drobac Revocable Trust has indicated that it beneficially owns 96 shares of Starbucks common stock. We will provide the address of the proponents, and the name and share ownership of each co-filer, promptly upon a shareholder’s oral or written request. The proponents are responsible for the content of the proposal, for which we and our board accept no responsibility.

WHEREAS: Starbucks Corporation has emphasized a commitment to environmental leadership yet failed to attain key environmental commitments. Starbucks continues to use mostly single use cups and service ware, despite growing concerns over ocean plastic pollution.

Starbucks has been a leader in promoting a global “to-go” disposable coffee cup culture. Company straws, cups, and lids are prevalent in street and marine litter. 500 million plastic straws are used by Americans daily, including our company’s green straws, which are not recycled and can harm marine mammals and fish.

Non-recyclable packaging is more likely to be littered and carried into waterways. In the marine environment, plastic straws and cup lids break down into small indigestible particles that birds and marine animals mistake for food, resulting in illness and death. Our packaging that degrades in waterways can transfer hazardous chemicals to animals and potentially to humans.

Experts predict there will be more plastic than fish by weight in oceans by 2050.

The company has said from its customers’ standpoint, the cup is its No. 1 environmental liability and pledged in 2008 that by 2015: 100% of cups would be reusable or recyclable, 25% of beverages would be served in reusable containers, and front of store recycling placed in owned and operated stores.

The company has fallen far short on these goals. Most of the 4 billion paper cups it serves every year still end up in landfills because they are not recyclable due to a plastic coating that requires special processing, and lack of infrastructure to recycle cups. New coating technologies are available that could make cup recycling easier. Further, a Canadian media investigation found that significant numbers of cups meant to be recycled still ended up in the trash.

After nine years, just 1.4% of all beverages are served in reusable cups. The company has given low priority to implementing its 25% commitment and now proposes to increase usage to just 2.8% by 2022, an alarming and unacceptable backtrack from the original goal. Despite pledging to promote reusable cups for both take out and on-site consumption, employees do not routinely offer reusables to customers dining on-site nor is signage generally provided to promote them.

To get back on track, the company should develop a more aggressive, targeted, and comprehensive plan to realize its original goals. Senior management should prioritize this effort and motivate associates to implement it.

BE IT RESOLVED: Shareholders request that Starbucks issue a report to shareholders, to be prepared at reasonable cost and omitting proprietary information, fulfilling its environmental leadership commitments by scaling up efforts through a comprehensive policy on sustainable packaging.

Supporting Statement

Proponent believes that a comprehensive policy on sustainable packaging for Starbucks consistent with its environmental leadership posture includes at a minimum: making cups recyclable, ensuring that cups collected are actually recycled, increasing recycled content, removing plastic straws, and identifying a feasible path toward a scaled commitment to its original goal for reusable cup usage.

Board Recommendation

The Starbucks Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

Starbucks is committed to being a leader and advocate across our industry for corporate environmental and social responsibility. Our efforts, programs and initiatives are designed to positively impact the communities we serve. As described in our Global Social Impact Performance report, which we have issued annually for the past 16 years (available through our website at https://www.starbucks.com/responsibility/global-report), Starbucks has consistently established sustainability goals, and transparently reported on progress and acknowledged challenges, building and adjusting our commitments along the way given the realities and complexities of our business and the evolving state of the sustainability industry.

Starbucks has remained focused on sustainability efforts where we believe our commitment and scale can make the biggest impact. This includes continuing to advance sustainable packaging. Additional highlights of Starbucks leadership role specific to sustainable packaging include:

•	For more than 30 years Starbucks has promoted and incentivized the use of reusable cups by providing a discount to customers using a reusable cup or tumbler and has made available a ceramic mug for in store consumption.
•	In 2006 Starbucks designed and produced a hot cup that includes 10% post-consumer fiber, or PCF. This cup is available throughout the U.S. and Canada.
•	In 2009 Starbucks took an industry leadership position and convened a summit with local governments, cup manufacturers, recyclers and other stakeholders to address opportunities to improve recycling infrastructure across the United States and Canada and to make paper cups recyclable in form and practice.
•	Also in 2009 Starbucks founded a partnership with the Food Service Packaging Institute to form the Paper Recovery Alliance (“PRA”), an industry coalition aimed at recycling paper cups and other foodservice items across the United States and Canada. As a founding member, Starbucks has committed and participated in PRA since 2009.

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PROPOSAL 5 – SHAREHOLDER PROPOSAL REGARDING REPORT ON SUSTAINABLE PACKAGING

•	In 2010 Starbucks started expanding its in-store recycling program to include bins and service designed for customer-facing recycling in United States and Canadian locations. By 2016, nearly 60% of stores in the United States and Canada provided front-of-store recycling, an increase from 5% in 2010.
•	In 2012 Starbucks introduced the EarthSleeve hot-cup sleeve made from 100% PCF, which reduces the amount of virgin raw materials used and also supports the demand for use of recycled content.
•	In 2012 Starbucks developed and launched a $2 reusable polypropylene tumbler, selling more than 15 million units to date and giving customers a 10-cent discount each time they use that cup for their drink.
•	In 2016 Starbucks developed and provided a polypropylene lid for the hot cup, allowing for the lid to be recycled in a growing number of U.S. and Canadian markets.

In our most recent Global Social Impact Performance report (the “2016 Report”), we outlined a new set of sustainable packaging goals for 2022 that are more comprehensive than previous goals and include programs that are specifically designed to accelerate progress to achieve a greener cup. These goals include:

•	Doubling the recycled content in the hot cup and exploring alternative materials for cold cups.
•	Remaining committed to recycling and working to double the number of stores and communities with access to recycling, advocating with local, state and national stakeholders.
•	Further promoting and incentivizing the use of “for here” and reusable cups.

Starbucks has consistently demonstrated and reported on its commitment to increasing the recyclability and reusability of its cups and other packaging. We remain committed, as evidenced by the comprehensive updated goals we’ve laid out in the 2016 Report, to continuously scale up and report on enterprise sustainability efforts.

Accordingly, we believe additional analysis and reporting as requested by the proponent would be duplicative and unnecessary.

The board of directors recommends a vote AGAINST proposal number 5.

52 / 2018 PROXY STATEMENT

Proposal 6 – Shareholder Proposal Regarding Report on Paid Family Leave

Zevin Asset Management, LLC, on behalf of the Claire L Bateman 1991 Trust and together with co-filers, notified the Company that they intend to submit the following proposal at this year’s Annual Meeting. As explained below, our board unanimously recommends that you vote “AGAINST” this shareholder proposal. The Claire L Bateman 1991 Trust has indicated that it beneficially owns 300 shares of Starbucks common stock. We will provide the address of the proponents, and the name and share ownership of each co-filer, promptly upon a shareholder’s oral or written request. The proponents are responsible for the content of the proposal, for which we and our board accept no responsibility.

WHEREAS: America faces a caregiving crisis. Approximately 87 percent of private sector workers in the United States do not have access to a single day of paid family leave (Bureau of Labor Statistics, 2016). One in four new mothers returns to work just 10 days after giving birth (Chicago Tribune, May 2017).

Paid family leave promotes gender, racial, and socioeconomic equity, as well as workforce attachment and public health. According to The New York Times, “Paid leave raises the probability that mothers return to employment later, and then work more hours and earn higher wages” (January 2015). Research indicates that 10 weeks of paid leave would reduce infant mortality by 10 percent (Heymann, 2011).

Federal inaction on paid family leave has put companies like Starbucks Corporation at the center of this national policy issue. Corporate America’s response is lopsided: 94 percent of low-income working people have no access to paid family leave (Bureau of Labor Statistics, 2016), and companies’ approaches are frequently less generous for non-birth mothers and hourly wage workers.

Starbucks has a particularly unequal approach. While new mothers in Starbucks’s corporate headquarters receive 18 weeks of fully paid leave, new mothers who work in retail stores receive only six weeks. Fathers and adoptive parents who work in Starbucks stores are left out entirely.

This runs counter to Starbucks’s widely recognized commitment to social responsibility, non-discrimination, and inclusion. Our Company’s unequal stance may disproportionately harm low-income workers and workers of color. LGBTQ workers face particular challenges, as they are four times more likely to parent adopted children and six times more likely to raise foster children.

Starbucks is also missing an opportunity to bolster its human capital. According to the Center for Economic and Policy Research, companies that offer paid family leave to all employees report increased morale, as well as cost savings from job retention—including for those in lower wage jobs.

Our Company’s stance on paid family leave has been criticized in the media (e.g. “Major employers like Starbucks shaft low-wage workers when it comes to paid parental leave,” Slate, May 2017; “How paid leave policies can negatively affect LGBTQ families,” Washington Post, June 2017). And Starbucks has fallen behind leading companies like Amazon, Nordstrom, and Ikea, which have more equal approaches.

Investors seek clarity on how Starbucks addresses these challenges, including the risk of employment discrimination based on gender, race, ethnicity, LGBTQ status, parental status, and/or work status.

RESOLVED: Shareholders of Starbucks Corporation request that the Board of Directors prepare a report on paid family leave. The report shall evaluate the risk of employment discrimination that may result from Starbucks’s approach to paid family leave. The report shall be prepared at reasonable cost, omit proprietary information, omit information regarding legal compliance or litigation, and be made available on the Company’s website no later than the 2019 annual meeting of shareholders.

Board Recommendation

The Starbucks Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

Starbucks strives to create a company and culture that treats partners (employees) with respect and dignity. As part of its commitment to partners, Starbucks has a long history of offering progressive and comprehensive benefits to our partners who work 20 hours or more a week. The Total Rewards Package offered by Starbucks—including compensation, benefits, savings, stock and perks for partners—rewards partners for their contributions to the company. This includes:

•	For more than 20 years:
¡	Starbucks has provided health insurance coverage for both eligible full and part-time partners no matter what position they hold, and including coverage for those in domestic partnerships
¡	Equity in the form of stock
•	Full tuition reimbursement coverage for a four-year college degree through Arizona State University’s online degree program as part of the Starbucks College Achievement Plan
•	Permanent and temporary disability coverage;
•	Vacation, holiday and parental-leave benefits; and
•	A 401(k) plan, with company matching up to 5 percent of the partner’s wages.

We believe that many of our partners have come to work at Starbucks not only because of our culture and opportunities for career growth, but also because they qualify for our comprehensive benefits while working just 20 hours a week. This provides our diverse partners, from working parents to students, or military spouses, with flexibility while ensuring they receive industry leading benefits. We are proud to be a leader in the retail industry, where it is commonplace for only full-time employees to receive health care coverage. To our knowledge there are no other major retailers with a more comprehensive benefits package than the one that Starbucks offers to its partners. Our parental leave benefits also exceed what most retailers provide full- or part-time workers. Unlike many retailers, there is no tenure requirement beyond initial benefits eligibility, which is also industry leading at 90 days. We provide up to 18-weeks of parental leave for our retail store partners, 6 weeks fully paid time off for birth mothers and adoptive parents, and another 12 weeks unpaid for all parents, including foster and adoptive parents.

A diverse workforce is critical to our company. We embrace diversity and inclusion because it enhances our workplace and drives our business success. Discrimination of any kind has no place in our company, as reflected in our Global Human Rights Statement and our Equal Employment Opportunity Policy (both available through our website at https://www.starbucks.com/responsibility/learn-more/policies). We have always believed in equal treatment for all individuals, and have a long history and commitment to supporting our diverse partners, including those in the LGBTQ community. Through

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PROPOSAL 6 – SHAREHOLDER PROPOSAL REGARDING REPORT ON PAID FAMILY LEAVE

the inclusion of partners with diverse experiences and perspectives, we create a culture of empowerment, one that fosters innovation, growth and new ideas. We are committed to supporting our partners and their aspirations at Starbucks by providing a comprehensive benefits package to full- and part-time partners.

We are always re-evaluating and evolving our benefits approach based on continuous feedback from our partners around the world, and we are committed to being a leader and innovator in this area. We believe this commitment, our progressive, comprehensive and continuously evolving benefits, and our inclusion, diversity and non-discriminatory policies and goals make additional evaluation and reports on our benefits policy duplicative and unnecessary.

The board of directors recommends a vote AGAINST proposal number 6.

54 / 2018 PROXY STATEMENT

Proposal 7 – Shareholder Proposal Regarding Diversity Report

Trillium Asset Management LLC, on behalf of the Paul LeFort Revocable Trust, notified the Company that it intends to submit the following proposal at this year’s Annual Meeting. As explained below, our board unanimously recommends that you vote “AGAINST” this shareholder proposal. The Paul LeFort Revocable Trust has indicated that it beneficially owns 115 shares of Starbucks common stock. We will provide the address of the proponent promptly upon a shareholder’s oral or written request. The proponent is responsible for the content of the proposal, for which we and our board accept no responsibility.

Diversity Report

WHEREAS:

Starbucks states that “Embracing diversity not only enhances our work culture, it also drives our business success. It is the inclusion of these diverse experiences and perspectives that create a culture of empowerment, one that fosters innovation, economic growth and new ideas.”

However, Starbucks does not disclose comprehensive workforce data, or disclose results of diversity initiatives. As a result, shareholders have insufficient information to determine if Starbucks has a diverse workforce or has been successful in expanding diversity into senior roles. Without this information we believe the company cannot persuasively demonstrate that it is capturing the potential business value associated with a highly diverse workforce.

A McKinsey & Company report found that companies in the top quartile for gender or racial ethnicity are more likely to financially outperform national industry medians. Specifically, companies with greater ethnic diversity were 35 percent more likely to outperform. For every 10 percent increase in racial and ethnic diversity on the senior-executive team, earnings before interest and taxes (EBIT) rise 0.8 percent. Without detailed workforce diversity information investors cannot accurately evaluate the company’s commitment to diversity and progress over time.

Research from Mercer confirms that improving gender diversity will require greater attention to closing the gender pay gap. Owing to the widespread and general concern about gender and racial wage disparities the EEOC has proposed collecting pay data by gender, race and ethnicity in a dozen job categories.

Expanding workforce diversity also requires policies and programs that attract and retain diversity in the workplace. A company’s family leave policies, for example, can play a role. McKinsey & Company reports that paid parental leave and the availability of on-site child care can significantly impact women’s ability to rise to higher productivity roles and therefore perpetuate a gender wage gap. The best performing companies on gender diversity have implemented gender neutral policies that improve the workplace for both men and women, according to McKinsey. These policies are also important to same-sex and adoptive parents.

Diversity benchmarks can help ensure companies hiring hundreds of employees, such as Starbucks, create competitive workforces. Companies that are publicly accountable to diversity goals are most likely to make rapid progress toward achieving their goals.

RESOLVED: Shareholders request that Starbucks prepare an annual diversity report, at a reasonable cost and omitting confidential information, available to investors including:

1.	A chart identifying employees according to gender and race in major EEOC-defined job categories, listing numbers or percentages in each category;
2.	A description of policies/programs focused on increasing gender and racial diversity in the workplace.

Supporting Statement

A report adequate for investors to assess strategy and performance can include historical data, a review of appropriate time-bound benchmarks for judging current and future progress, and details of policies and practices designed to reduce unconscious bias in hiring, to build mentorship, training programs, work-life initiatives, and workforce stability.

Board Recommendation

The Starbucks Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

The success of our business relies on the innovation that results from bringing together the diverse experiences, perspectives and backgrounds of the people who work with us. To further those efforts, we created the Starbucks Inclusion Council, comprising of executives from key areas of our enterprise, who set the strategic vision for Starbucks inclusion and diversity efforts. Whether we are looking to enter new markets, grow in existing ones or continue to drive innovation across our business, focusing on inclusion and diversity is a business imperative.

Consistent with our mission and values, Starbucks is committed to ensuring that our partners (employees), customers and the communities we serve are treated with respect and dignity. Starbucks is an equal employment opportunity employer. Starbucks does not discriminate on the basis of race, color, religion, sex, national origin, age, physical or mental disability, sexual orientation, marital status, veteran status, gender identity and expression, genetic information or any other basis protected by federal, state or local law. This applies to all aspects of employment, including hiring, transfer, promotion, compensation, eligibility for benefits, and termination.

Starbucks already publishes data that measure our progress toward developing an even more diverse workforce. In our most recent annual Global Social Impact Performance report (“2016 Report”) (available through our website at https://www.starbucks.com/responsibility/global-report), we reported that:

•	Of Starbucks top 60 leaders (senior vice presidents and above) in the United States, 32% are women and 18% are minorities.
•	Among vice presidents in the United States, 48% are women and 19% are minorities.
•	Among all Starbucks partners in the United States, 66% are women and 43% are minorities.

In 2017 we also reported on our website that men and women in the United States who perform similar work are paid within 99.7% of each other.

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PROPOSAL 7 – SHAREHOLDER PROPOSAL REGARDING DIVERSITY REPORT

We are proud of these numbers, yet we always strive to do better. To that end, Starbucks has established goals aimed at further increasing the diversity of our workforce. For example, in fiscal 2015, the company committed to a 50% increase in women and minorities among top leaders (senior vice presidents and above) by 2020. Starbucks recognizes the importance of continued vigilance in building a diverse and equitable workforce, and regularly examines each component of compensation, including base pay, bonus and stock, and works to correct any unexplained, gender-based differences.

Starbucks commitment to diversity also extends to its suppliers. In our 2016 Report we reported that spend with 51%+ diverse-owned suppliers accounts for 10% of total spend in the United States and Canada, and Starbucks has set year-over-year growth goals in support of its ultimate goal of 15% total spend with diverse suppliers.

The data and information Starbucks provides regarding our diversity, inclusion, and opportunity initiatives tell our shareholders, customers, and partners that we are committed to building a diverse and inclusive workforce. We believe this information tells the Starbucks story in a more complete and relevant way than identifying partners by gender and race according to major EEOC-defined job categories. EEOC-defined job categories such as “craft workers,” “laborers and helpers,” “technicians” and “first/mid-level managers” do not reflect how we talk about our partners or our leadership. These categories do not capture our diversity and inclusion aspirations or progress in terms of our workforce and leadership representation, pay equity efforts, disability inclusion, or our social impact agenda focusing on Opportunity Youth, veterans, military spouses and refugees. For these reasons, we do not believe this proposal would enhance our commitment to diversity, nor would it create better transparency for our shareholders regarding our progress in this area.

Starbucks has a long history of enacting policies that promote inclusion and diversity in our workforce. For example, for more than 20 years, Starbucks has offered health insurance to eligible full and part-time partners, including coverage for domestic partners. Additionally, Starbucks health insurance covers gender confirmation surgery, and the company offers workplace gender transition guidelines to help transgender partners and their teams. Other benefits available to all benefits eligible full and part-time partners include stock in the company and parental leave.

A few additional highlights of our progress, performance and achievements include:

•	Exceeding the 2015 commitment to hire 10,000 Opportunity Youth (young people, ages 16 through 24, who are not working, not enrolled in school and who face systemic barriers to resources that can help them succeed) by 2018. As of March 2017, Starbucks had hired 40,000 Opportunity Youth and is now committed to hiring 100,000 by 2020.
•	Exceeding our 2013 commitment to hire 10,000 veterans and military spouses by 2018. In 2017, Starbucks revised the commitment upward with a new goal of hiring 25,000 veterans and military spouses by 2025.
•	Making a global commitment to hire 10,000 refugees around the globe by 2022.
•	Full tuition reimbursement coverage for benefits eligible U.S. partners for a four-year college degree through Arizona State University’s online degree program as part of the Starbucks College Achievement Plan.
•	Sponsoring nine partner networks, each highlighting an area of diversity, representing the broad spectrum of partners’ backgrounds.
•	Ranked 3rd on Forbes “Most Admired Companies in America” list in 2017.
•	Recognized in 2014 as “Employer of the Year” by U.S. Business Leadership Network Annual Leadership Awards.
•	Achieving a 100% score on the inaugural Disability Equality Index (“DEI”) survey, sponsored by the American Association of People with Disabilities and the US Business Leadership Network in 2015 and achieving a 100% score on the survey in the two subsequent years. For the third year in a row, Starbucks has been recognized as one of the DEI’s “Best Places to Work” based on these results.
•	Achieving a 100% score on the Human Rights Campaign Equality Index from 2015 through 2018.
•	A longtime advocate for the LGBTQ community and marriage equality, in 2013 the company joined an amicus brief to the Supreme Court in a case challenging the Defense of Marriage Act and in 2017 joined an amicus brief in another case urging the Supreme Court to recognize that Title VII of the Civil Rights Act of 1964 prohibits discrimination based on sexual orientation.
•	Establishing a centralized Accessibility Office with a mission of creating the most disability-inclusive workplace.
•	Participated on a panel at The White House 2016 National Disability Employment Awareness Month event to share the company’s disability hiring practices and policies.
•	Established Inclusion Academies at two roasting plants and for our Baltimore stores to provide manufacturing and retail training, respectively, for individuals with disabilities.

Given Starbucks comprehensive approach and commitment to inclusion, diversity, equity, and accessibility across our business, our continuous evaluation and annual reporting of our diversity policies, programs, goals, data and progress, we believe an additional requested report on our workforce diversity is unnecessary and would not serve to enhance our shareholders’ understanding of our diversity efforts and achievements.

The board of directors recommends a vote AGAINST proposal number 7.

56 / 2018 PROXY STATEMENT

Other Business

The board of directors knows of no other matters that properly may be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

Equity Compensation Plan Information

The following table provides information as of October 1, 2017 regarding total shares subject to outstanding stock options and rights and total additional shares available for issuance under our existing equity incentive and employee stock purchase plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	39,009,980	29.37(1)	84,242,830(2)
Equity compensation plans not approved by security holders	—		2,621,562(3)
Total	39,009,980	29.37(1)	86,864,392

(1)	The weighted-average exercise price takes into account 7,627,387 shares under approved plans issuable upon vesting of outstanding RSUs and PRSUs at target which have no exercise price. The weighted average exercise price solely with respect to options outstanding under the approved plans is $36.51.
(2)	Consists of 73,535,278 shares remaining available for issuance under the 2005 Long-Term Equity Incentive Plan and 10,707,552 shares remaining available for issuance under the 1995 Employee Stock Purchase Plan. Shares available for issuance under the 2005 Long-Term Equity Incentive Plan may be issued pursuant to stock options, restricted stock, RSUs and stock appreciation rights.
(3)	Consists of shares remaining available for issuance under the UK Share Incentive Plan. Our UK Share Incentive Plan, which is a plan approved by Her Majesty’s Revenue & Customs of the United Kingdom, allows eligible partners in the United Kingdom to purchase shares of our common stock through payroll deductions during six-month offering periods at the lower of the market price at the beginning and the market price at the end of the offering period. We award one matching share for each six shares purchased under the UK Share Incentive Plan. The total number of shares issuable under the UK Share Incentive Plan is 2,800,000, of which 178,438 have been issued. The UK Share Incentive Plan was suspended in May 2009.

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Certain Relationships and Related Transactions

Review and Approval of Related-Person Transactions

Under the Audit Committee’s charter, and consistent with NASDAQ rules, any material potential or actual conflict of interest or transaction between Starbucks and any “related person” of Starbucks must be reviewed and approved or ratified by the Audit Committee. SEC rules define a “related person” of Starbucks as any Starbucks director (or nominee), executive officer, 5%-or-greater shareholder or immediate family member of any of these persons.

Our board of directors has adopted a written Policy for the Review and Approval of Related-Person Transactions Required to Be Disclosed in Proxy Statements, which states that it is the policy of Starbucks not to participate in “related person” transactions. In select circumstances, if the transaction provides Starbucks with a demonstrable and significant strategic benefit that is in the best interests of Starbucks and its shareholders and has terms that are competitive with terms available from unaffiliated third parties, then the Audit Committee may approve the transaction. The policy also provides that any “related person” as defined above must notify the chair of the Audit Committee before becoming a party to, or engaging in, a potential related-person transaction that may require disclosure in our proxy statement under SEC rules, or if prior approval is not practicable, as soon as possible after engaging in the transaction. Based on current SEC rules, transactions covered by the policy include:

•	any individual or series of related transactions, arrangements or relationships (including, but not limited to, indebtedness or guarantees of indebtedness), whether actual or proposed
•	in which Starbucks was or is to be a participant;
•	the amount of which exceeds $120,000; and
•	in which the related person has or will have a direct or indirect material interest. Whether the related person has a direct or indirect material interest depends on the significance to investors of knowing the information in light of all the circumstances of a particular case. The importance to the person having the interest, the relationship of the parties to the transaction with each other and the amount involved in the transaction are among the factors to be considered in determining the significance of the information to investors.

The Audit Committee chair has the discretion to determine whether a transaction is or may be covered by the policy. If the chair determines that the transaction is covered by the policy, then the transaction is subject to full Audit Committee review and approval. The Audit Committee’s decision is final and binding. Additionally, the Audit Committee chair has discretion to approve, disapprove or seek full Audit Committee review of any immaterial transaction involving a related person (i.e. a transaction not otherwise required to be disclosed in the proxy statement).

In considering potential related-person transactions, the Audit Committee looks to SEC and NASDAQ rules, including the impact of a transaction on the independence of any director. Once the Audit Committee has determined that (i) the potential related-person transaction will provide Starbucks with a demonstrable and significant strategic benefit that is in the best interests of Starbucks and its shareholders and (ii) that the terms of the potential related-person transaction are competitive with terms available from unaffiliated third parties, the Audit Committee may consider other factors such as:

•	whether the transaction is likely to have any significant negative effect on Starbucks, the related person or any Starbucks partner;
•	whether the transaction can be effectively managed by Starbucks despite the related person’s interest in it;
•	whether the transaction would be in the ordinary course of our business; and
•	the availability of alternative products or services at comparable prices.

Related-Person Transactions Since the Beginning of Fiscal 2017

Tal Hirshberg (the son-in-law of Howard Schultz, our executive chairman) is employed by Starbucks as a product manager in the Brand & Entertainment department. In this capacity, Mr. Hirshberg receives a base salary, is eligible for short-term and long-term incentive opportunities commensurate with his position, and receives other regular and customary benefits generally available to all Starbucks employees. With respect to fiscal 2017, Mr. Hirshberg was paid an annualized salary of $105,000, a new hire bonus of $5,000, a short-term incentive award of $3,630 and a $9,000 long-term incentive award of restricted stock units. He also participated in other regular and customary employee benefit programs generally available to all Company employees. The Audit Committee reviewed and approved this transaction pursuant to our Policy for the Review and Approval of Related-Person Transactions Required to Be Disclosed in Proxy Statements.

During fiscal 2017, Mr. Schultz made personal use of a Company-owned aircraft for which he reimbursed the Company at its aggregate incremental cost. Mr. Schultz’s reimbursements for flights taken on the Company-owned aircraft during fiscal 2017 totaled $50,433. The Audit Committee approved this aircraft transaction.

Additionally, at the end of fiscal 2013, Starbucks entered into a series of agreements under which Starbucks acquired the right to use an aircraft leased by an entity owned by Mr. Schultz (“Sublessor”) to address the Company’s need for additional flight capacity for business purposes. Under an exclusive sublease agreement with the Sublessor, Starbucks subleases and operates the aircraft for a monthly rent of  $269,297 and is responsible for the operation of the aircraft, aircraft maintenance, insurance and all other overhead costs. The sublease will terminate upon Mr. Schultz’s discontinuation of day-to-day activities in Starbucks management or may be terminated sooner by either party upon 45 days’ notice. Starbucks and Mr. Schultz also entered into an agreement pursuant to which Mr. Schultz pays Starbucks for his personal use of the aircraft. These amounts are calculated on a fully allocated cost basis and include, among other things, crew services, maintenance, insurance, fuel, support services and associated overhead. Pursuant to the agreement, Mr. Schultz paid to Starbucks a one-time deposit of $498,477, equal to one and one-half times the estimated monthly costs for his personal use of the aircraft in the first year. The deposit is subject to adjustment by Starbucks based on changes to the estimated annual costs for Mr. Schultz’s personal use in future years. The agreement also provides for Mr. Schultz to pay to Starbucks monthly advance payments based upon estimated annual costs for his personal use. For certain personal flights for which

58 / 2018 PROXY STATEMENT

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Schultz is not permitted by the Federal Aviation Administration to reimburse Starbucks on a fully allocated basis, he reimburses Starbucks for twice the cost of fuel under a separate time-sharing agreement between the Company and Mr. Schultz. At the end of each fiscal year, the amounts required to be paid by Mr. Schultz under these aircraft use agreements are reconciled with the amounts advanced by Mr. Schultz. For fiscal 2017, after reconciliation, including reimbursement to Mr. Schultz for advance overpayments made in fiscal 2017, the amounts paid by Mr. Schultz under these aircraft use agreements totaled $2,432,774. For fiscal 2018, Mr. Schultz’s monthly payments are $444,421 based upon his estimated annual usage in fiscal 2018. At the end of fiscal 2018, the costs required to be paid by Mr. Schultz for his actual personal use in fiscal 2018 will be reconciled with his advance payments.

The Company regularly reviews and evaluates its current aircraft needs, policies, practices, and procedures. As part of this process, which includes reviewing the flight hours of its three-plane fleet, cost of operating our fleet, and the financial impact of the arrangement described above, and in part because of Mr. Schultz’s recent change in role to executive chairman, the Company is exploring potential changes to the arrangement described above.

Starbucks also entered into a hangar space lease with an entity owned by Mr. Schultz (“Tenant”) under which Starbucks leases a portion of the Company’s hangar to the Tenant for parking the aircraft and Starbucks receives rent calculated based on a pro-rata portion of the maintenance, utilities and other expenses paid by Starbucks for the hangar. The hangar space lease became effective on June 1, 2014 after approval by the lessor of the ground lease on which the hangar is located. For fiscal 2017, the total rent paid by Tenant under the hangar space lease was $269,055. Prior to the effective date of the hangar space lease, the value of the hangar space was included in the fully allocated cost paid by Mr. Schultz for the use of the aircraft. For 2018, monthly rent under the hangar lease is estimated to be $22,994 subject to adjustment based on Starbucks actual costs. The hangar space lease terminates no later than the tenth anniversary of Mr. Schultz’s discontinuation of day-to-day activities in Starbucks management or the expiration of the underlying ground lease on which the hangar is located.

Additionally, (i) each of Starbucks and Mr. Schultz entered into separate non-exclusive sublease agreements for the aircraft with Sublessor and (ii) Starbucks and Mr. Schultz entered into a support services agreement to take effect upon the termination of the exclusive sublease agreement described above and to continue for a period of ten years after Mr. Schultz’s discontinuation of day-to-day activities in Starbucks management. Under this follow-on arrangement, Mr. Schultz will sublease the aircraft directly from the Sublessor and operate it (using support services provided by the Company) for all flights (other than business flights operated by Starbucks) and will be responsible for all costs associated with the aircraft other than the direct operating cost of Starbucks flights. Starbucks will pay to Sublessor hourly rent (under a formula based on the amount of hours the aircraft is flown). Under the support services agreement, Mr. Schultz will pay Starbucks a fee for support services and will also be responsible for all aircraft operating costs, including crew services, maintenance, insurance, fuel and associated overhead that are required to enable Mr. Schultz to operate his own personal flights. The support services fee to be paid to Starbucks under the support services agreement will be determined based on market rates when the agreement takes effect based on an evaluation of third-party support/management fees for support services similar to those provided under the support services agreement.

The Audit Committee and independent members of the board of directors reviewed and approved these transactions pursuant to our Policy for the Review and Approval of Related-Person Transactions Required to Be Disclosed in Proxy Statements.

STARBUCKS CORPORATION	2018 PROXY STATEMENT / 59

Beneficial Ownership of Common Stock

The following table sets forth information concerning the “beneficial ownership” of our common stock by: (i) those persons who we know to beneficially own more than 5% of our outstanding common stock; (ii) our current directors and nominees; (iii) the “named executive officers” listed in the Summary Compensation Table; and (iv) all of our current directors and executive officers as a group. Under SEC rules, “beneficial ownership” for purposes of this table takes into account shares as to which the individual has or shares voting and/or investment power as well as shares that may be acquired within 60 days (such as by exercising vested stock options) and is different from beneficial ownership for purposes of Section 16 of the Exchange Act, which may result in a number that is different than the beneficial ownership number reported in forms filed pursuant to Section 16. Information is provided as of December 18, 2017 except as otherwise stated. An asterisk in the percent of class column indicates beneficial ownership of less than 1%. The beneficial owners listed have sole voting and investment power with respect to shares beneficially owned, except as to the interests of spouses or as otherwise indicated.

Name of Beneficial Owner	Shares(1)		Options(2)	Restricted Stock Units(3)	Deferred Stock Units(4)	Total Beneficial Ownership	Percent of Class(5)
Directors and Officers
Howard Schultz	37,838,587	(6)	5,215,690	—	—	43,054,277	3.04%
William W. Bradley	19,014		6,426	4,585	31,100	61,125	*
Rosalind G. Brewer	—		—	—	2,302	2,302	*
Mary N. Dillon	—		3,480	—	6,861	10,341	*
Robert M. Gates	6,600		—	—	35,757	42,357	*
Mellody Hobson	493,228	(7)	116,582	—	21,663	631,473	*
Kevin R. Johnson	122,312		538,978	—	—	661,290	*
Jørgen Vig Knudstorp	18,000		6,906	—	—	24,906	*
Satya Nadella	—		—	—	2,314	2,314	*
Joshua Cooper Ramo	8,513		—	—	21,059	29,572	*
Clara Shih	20,202		13,122	—	7,716	41,040	*
Javier G. Teruel	98,815		332,289	—	10,283	441,387	*
Myron E. Ullman, III	14,000		412,011	—	—	426,011	*
Craig E. Weatherup	27,531	(8)	245,345	—	—	272,876	*
Clifford Burrows	190,098		1,166,466	—	—	1,356,564	*
John Culver	290,091		745,222	—	—	1,035,313	*
Lucy Helm	83,842		447,691	—	—	531,533	*
Scott Maw	70,923		294,804	—	—	365,727	*
Paul Mutty	6,487		109,215	—	—	115,702	*
All current directors and executive officers as a group (19) persons	39,298,249		9,654,227	4,585	139,055	49,106,110	3.477%
5% Shareholders
BlackRock, Inc.	83,384,908	(9)	—	—	—	83,384,908	5.905%
The Vanguard Group	89,513,612	(10)				89,513,612	6.339%

(1)	Represents the number of shares of common stock beneficially owned on December 18, 2017.
(2)	Represents options that were exercisable on December 18, 2017 and options that become exercisable within 60 days of December 18, 2017.
(3)	Represents time-based RSUs granted November 15, 2017 and exercisable within 60 days of December 18, 2017.
(4)	Represents the number of common stock units held under our Deferred Compensation Plan for Non-Employee Directors.

60 / 2018 PROXY STATEMENT

BENEFICIAL OWNERSHIP OF COMMON STOCK

(5)	Based on 1,412,045,667 shares of Starbucks common stock outstanding on December 18, 2017. Percent of class as of December 18, 2017 is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities beneficially owned by that person or group.
(6)	Includes 2,011,900 shares of common stock held by the Schultz Family Foundation as to which Mr. Schultz disclaims beneficial ownership and 525,181 shares held by a family-owned limited liability company. Also includes 1,170,000 shares of common stock held by Mr. Schultz’s spouse and 1,170,000 shares held in a grantor retained annuity trust for which Mr. Schultz is the sole trustee and sole beneficiary.
(7)	Includes 283,146 shares of common stock held by The GWL Living Trust as to which Ms. Hobson disclaims beneficial ownership.
(8)	Consists of 27,531 shares held in a trust of which Mr. Weatherup and his wife are trustees for the benefit of members of the Weatherup family
(9)	BlackRock, Inc. stated in its Schedule 13G filing with the SEC on January 27, 2017 (the “BlackRock 13G filing”) that, of the 83,384,908 shares beneficially owned at December 31, 2016, it has (a) sole voting power with respect to 70,461,068 shares, (b) shared voting power with respect to 28,505 shares, (c) sole power to dispose of 83,356,403 shares and (d) shared power to dispose of 28,505 shares. According to the BlackRock 13G filing, the address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(10)	The Vanguard Group stated in its Schedule 13G filing with the SEC on February 10, 2017 (the “Vanguard 13G filing”) that, of the 89,513,612 shares beneficially owned at December 31, 2016, it has (a) sole voting power with respect to 2,276,352 shares, (b) shared voting power with respect to 279,501 shares, (c) sole power to dispose of 86,976,642 shares and (d) shared power to dispose of 2,536,9701 shares. According to the Vanguard 13G filing, the address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Our directors, executive officers and greater-than-10% shareholders are required by SEC rules to furnish us with copies of all Section 16(a) reports that they file. We file Section 16(a) reports on behalf of our directors and executive officers to report their initial and subsequent changes in beneficial ownership of our common stock. To our knowledge, based solely on a review of the reports we filed on behalf of our directors and executive officers, written representations from these persons that no other reports were required and all Section 16(a) reports provided to us, we believe that during fiscal 2017 our directors, executive officers and holders of more than 10% of our common stock filed the required reports on a timely basis under Section 16(a), except for one Form 5 to report a gift transaction that was inadvertently filed late on behalf of Mr. Shennan.

STARBUCKS CORPORATION	2018 PROXY STATEMENT / 61

Additional Information

Expenses of Solicitation. We will bear the expense of preparing, printing and mailing this proxy statement and the proxies we solicit. Proxies will be solicited by mail, telephone, personal contact and electronic means and may also be solicited by directors, officers and Starbucks partners in person, by the Internet, by telephone or by facsimile transmission, without additional remuneration. We have retained Alliance Advisors, LLC to act as a proxy solicitor in conjunction with the Annual Meeting. We have agreed to pay Alliance $20,000, plus reasonable out-of-pocket expenses, for proxy solicitation services.

We also will request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice.

Your cooperation in promptly voting your shares and submitting your proxy by the Internet or telephone, or by completing and returning the enclosed proxy card (if you received your proxy materials in the mail), will help to avoid additional expense.

Internet Voting. The Company is incorporated under Washington law, which specifically permits electronically transmitted proxies, provided that the transmission must either set forth or be submitted with information from which it can reasonably be determined that the transmission was authorized by the shareholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each shareholder by use of a control number to allow shareholder to vote their shares and to confirm that their instructions have been properly recorded.

Internet Availability of Annual Meeting Materials

Under SEC rules, Starbucks has elected to make our proxy materials available to the majority of our shareholders over the Internet rather than mailing paper copies of those materials to each shareholder. On January 26, 2018, we mailed to the majority of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) directing shareholders to a website where they can access the proxy statement for our Annual Meeting of Shareholders and Annual Report and view instructions on how to vote their shares via the Internet or by phone. If you received the Notice only and would like to receive a paper copy of the proxy materials, please follow the instructions printed on the Notice to request that a paper copy be mailed to you.

Proposals of Shareholders

Pursuant to SEC Rule 14a-8, shareholder proposals intended for inclusion in our 2019 proxy statement and acted upon at our 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting”) must be received by us at our executive offices at 2401 Utah Avenue South, Mail Stop S-LA1, Seattle, Washington 98134, Attention: Corporate Secretary, on or prior to September 28, 2018.

Shareholder proposals submitted for consideration at the 2019 Annual Meeting of Shareholders but not submitted for inclusion in our proxy statement for our 2019 Annual Meeting pursuant to SEC Rule 14a-8, including shareholder nominations for candidates for election as directors, generally must be delivered to the Corporate Secretary at our executive offices no later than 120 days nor earlier than 150 days before the first anniversary of the date of the 2018 Annual Meeting of Shareholders. As a result, any notice given by a shareholder pursuant to the provisions of our bylaws (other than notice pursuant to SEC Rule 14a-8 or proxy access as discussed below) must be received no earlier than October 22, 2018, and no later than November 21, 2018. However, if the date of the 2019 Annual Meeting occurs more than 30 days before or more than 60 days after March 21, 2019, notice by the shareholder of a proposal must be delivered no earlier than the close of business on the 150th day prior to the date of such annual meeting and no later than the close of business on the later of the 120th day prior to the date of such annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which we first make a public announcement of the date of the annual meeting. Shareholder proposals or nominations must include the specified information concerning the shareholder and the proposal or nominee as described in our bylaws.

Director Nominations for Inclusion in Starbucks Proxy Materials (Proxy Access)

Notice of proxy access director nominees must be delivered to the corporate secretary at our executive offices no earlier than August 29, 2018, and no later than September 28, 2018.

Shareholders Sharing the Same Address

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, we will deliver only one copy of our Notice of Internet Availability of Proxy Materials, and for those shareholders that received a paper copy of proxy materials in the mail, one copy of our fiscal 2017 annual report on Form 10-K to shareholders and this proxy statement, to multiple shareholders who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from an affected shareholder. Shareholders who participate in householding will continue to receive separate proxy cards if they received a paper copy of proxy materials in the mail. This procedure reduces our printing costs, mailing costs and fees, and also supports our environmental goals set forth in our annual report on Global Responsibility. If you are a shareholder, share an address and last name with one or more other shareholders and would like to revoke your householding consent or you are a shareholder eligible for householding and would like to participate in householding, please contact Broadridge, either by calling toll free at (866) 540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

62 / 2018 PROXY STATEMENT

ADDITIONAL INFORMATION

Annual Report to Shareholders on Form 10-K

The fiscal 2017 Annual Report on Form 10-K is being mailed with this proxy statement to those shareholders that received a copy of the proxy materials in the mail. For those shareholders that received the Notice of Internet Availability of Proxy Materials, this proxy statement and our Annual Report are available at our website at http://investor.starbucks.com. Additionally, and in accordance with SEC rules, you may access our proxy statement at www.proxyvote.com. Upon request by any shareholder, we will furnish, without charge, a copy of the 2017 Annual Report.

To submit your request by telephone, call 1-800-579-1639. To request by email, contact sendmaterial@proxyvote.com.

Web links and QR codes throughout this document are provided for convenience only, and the content on the referenced websites does not constitute a part of this proxy statement.

STARBUCKS CORPORATION	2018 PROXY STATEMENT / 63

Annex A – Non-Gaap Measures

The Company provides certain Non-GAAP financial measures in this proxy statement that are not in accordance with, or alternatives for, generally accepted accounting principles in the United States. Our Non-GAAP financial measures of Non-GAAP operating income and Non-GAAP EPS exclude the below listed items. The GAAP measures most directly comparable to Non-GAAP operating income and Non-GAAP EPS are operating income and diluted net earnings per share, respectively.

Non-GAAP Exclusion	Rationale
Sale of Singapore retail operations

Management excludes the net gain and associated transaction costs related to the sale of our Singapore retail operations as these items do not reflect future gains, losses or tax impacts and do not contribute to a meaningful evaluation of the company’s past or future operating performance.

Greater China transaction costs

Management excludes transaction costs related to the East China acquisition and the Taiwan divestiture as these incremental costs are specific to the purchase and sale activities that do not contribute to a meaningful evaluation of the Company’s future operating performance or comparisons to the Company’s past operating performance.

Restructuring and impairment charges

Management excludes restructuring and impairment charges related to strategic shifts in its Teavana and e-commerce business units as well as related to divesting certain lower margin businesses and assets, such as closure of certain company-operated stores. These expenses are anticipated to be completed within a finite period of time. Additionally, management excludes goodwill impairment charges related to its Switzerland retail business. These expenses do not contribute to a meaningful evaluation of the Company’s future operating performance or comparisons to the Company’s past operating performance.

Starbucks Japan acquisition-related items

Management excludes Starbucks Japan integration costs and amortization of the acquired intangible assets when evaluating performance because these expenses are not representative of our core business operations. Although these items will affect earnings per share beyond the current fiscal year, the majority of these costs will be recognized over a finite period of time. Integration costs are expected to be concentrated in the first several years post-acquisition. Additionally, future amortization of the acquired intangible assets was fixed at the time of acquisition and generally cannot subsequently be changed or influenced by management.

Sale of Germany retail operations

Management excludes the net gain, associated costs and changes in estimated indemnifications related to the sale of our Germany retail operations as these items do not reflect future gains, losses or tax impacts and do not contribute to a meaningful evaluation of the Company’s past or future operating performance.

The Starbucks Foundation donation

Management excludes the company’s largest donation to a non-profit organization as this item does not contribute to a meaningful evaluation of the Company’s future operating performance or comparisons to the Company’s past operating performance.

Other Tax Matters	Management excludes incremental tax benefits in the U.S. as these tax benefits do not contribute to meaningful evaluation of the Company’s past or future operating performance.

Non-GAAP operating income and Non-GAAP EPS may have limitations as analytical tools. These measures should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Other companies may calculate these non-GAAP financial measures differently than the Company does, limiting the usefulness of those measures for comparative purposes.

64 / 2018 PROXY STATEMENT

ANNEX A – NON-GAAP MEASURES

	Year Ended
Consolidated	FY17 (52 Weeks Ended)	FY16 (53 Weeks Ended)	Change
	($ in millions)
Operating income, as reported (GAAP)	$4,134.7	$4,171.9	(0.9)%
Sale of Singapore retail operations(1)	1.4	—
Greater China transaction costs	3.9	—
Restructuring and impairment charges(2)	164.8	—
Starbucks Japan acquisition-related items(3)	57.7	57.4
Sale of Germany retail operations(4)	—	2.8
The Starbucks Foundation donation	50.0	—

Non-GAAP operating income	4,412.5	4,232.1	4.3%
Impact of the extra week—Q4 FY16	—	137.3

Non-GAAP operating income	$4,412.5	$4,094.8	7.8%
Diluted net earnings per share, as reported (GAAP)	$ 1.97	$ 1.90	3.7%
Sale of Singapore retail operations(1)	(0.06)	—
Greater China transaction costs	—	—
Restructuring and impairment charges(2)	0.11	—
Starbucks Japan acquisition-related items(3)	0.04	0.04
Sale of Germany retail operations(4)	(0.01)	—
The Starbucks Foundation donation	0.03	—
Income tax effect on Non-GAAP adjustments(5)	(0.04)	(0.01)
Other tax matters(6)	—	(0.01)

Non-GAAP net earnings per share	$ 2.06	$ 1.91	7.9%

Impact of the extra week—Q4 FY16	—	(0.09)
Income tax effect on the impact of the extra week - Q4 FY16(5)	—	0.03

Non-GAAP net earnings per share	$ 2.06	$ 1.85	11.4%

(1)	Transaction costs of $1.4 million associated with the transfer of Singapore company-operated retail stores to licensed stores are recorded within operating income; gain from the sale of $83.9 million is recorded within interest income and other, net.
(2)	Represents restructuring and impairment charges of $153.5 million associated with our restructuring efforts. Inventory write-offs of $11.3 million related to these efforts were recorded within cost of sales including occupancy costs.
(3)	Includes ongoing amortization expense of acquired intangible assets associated with the acquisition and post-acquisition integration costs, such as incremental information technology and compensation-related costs.
(4)	Costs incurred in Q3 FY16 associated with the sale of Germany retail operations are recorded within operating income. Gain and subsequent adjustment on sale of Germany retail operations is recorded within interest income and other, net.
(5)	Income tax effect on Non-GAAP adjustments was determined based on the nature of the underlying items and their relevant jurisdictional tax rates.
(6)	Other tax matters include incremental benefit from additional domestic manufacturing deductions claimed in our U.S. consolidated tax returns for periods prior to the years presented.

STARBUCKS CORPORATION	2018 PROXY STATEMENT / 65

Our Mission

To inspire and nurture the human spirit — one person,

one cup and one neighborhood at a time.

Responsibility

Admission Requirements and Transportation Information for the Starbucks Corporation 2018 Annual Meeting of Shareholders

Wednesday, March 21, 2018	10:00 a.m. Doors open at 8:00 a.m. (Pacific Time)	Marion Oliver McCaw Hall at Seattle Center 321 Mercer Street, Seattle, WA 98109

How to Vote:

Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods below. Make sure to have your proxy card or voting instruction form (VIF) in hand.

•	By Internet: go to www.proxyvote.com;
•	By toll-free telephone: call 1-800-690-6903; or
•	By mail (if you received a paper copy of the proxy materials by mail): mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

Shareholders may also vote in person at the annual meeting. If you are a registered shareholder (that is, you hold your shares in your name), you must present valid identification and proof of share ownership to vote at the meeting. If you are a beneficial shareholder (that is, your shares are held in the name of a broker, bank or other holder of record), you will also need to obtain a “legal proxy” from the holder of record to vote at the meeting.

Admission Requirements: As noted in this document, to be admitted to the meeting you will be required to present a government-issued photo identification (such as a driver’s license or passport) and valid proof of ownership, meaning one of the following.

•	Notice of Internet Availability of Proxy Materials;
•	Proxy Card;
•	Voting Information Form;
•	Legal proxy provided by your bank, broker, or nominee;
•	Email notice of the Annual Meeting (if you received notice that way); or
•	Other proof of share ownership (such as your brokerage statement) as of the January 11, 2018 record date.
•	Shareholders holding shares in a joint account may be admitted to the meeting if they provide proof of joint ownership and both shareholders follow the admission requirements described above. We will not be able to accommodate non-shareholder guests at the annual meeting.

Accessibility: Starbucks is committed to providing an accessible experience. The event will be interpreted in American Sign Language and real-time captioning will be provided in the auditorium. Complimentary assistive listening devices and wheelchairs will be available. McCaw Hall is an accessible building with wheelchair seating, disability parking and accessible restrooms. If you have a disability accommodation request, please email us at investorrelations@starbucks.com or call us at (206) 318-7118 by March 2, 2018. Alternate formats of this proxy statement, the Annual Report and Letter to Shareholders are available at http://investor.starbucks.com or upon request by contacting investorrelations@starbucks.com.

Please Note:

This year we are implementing a new seating process on the day of the event. Upon verification of proof of share ownership and identification, admitted attendees will be provided with a seat assignment. One seat will be given per name on the proof of share ownership. Attendees that wish to be seated together must be admitted at the same time. (Note: assigned seats may not be obtained before the day of the event.) As always, we anticipate a large number of attendees at the Annual Meeting of Shareholders. Seating will be on a first-come, first-served basis until venue capacity has been reached. We cannot guarantee seating for all shareholders.

Parking Options:

Mercer Street Garage (300 Mercer Street): Conveniently located across the street from McCaw Hall. A covered skybridge provides easy access between level C of the garage and McCaw Hall.

5th Avenue North Garage (516 Harrison Street): Located at the corner of 5th Avenue and Harrison Street. It is a 3-block walk to McCaw Hall from this garage.

For more information on local transportation to the Annual Meeting of Shareholders, please visit www.seattlecenter.com/transportation.

SCAN TO VIEW MATERIALS & VOTE

STARBUCKS CORPORATION 2401 UTAH AVENUE SOUTH SEATTLE, WASHINGTON 98134

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs as well as the environmental impact of mailing proxy materials, we encourage you to consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY INTERNET - go to www.proxyvote.com or scan the above QR code from your mobile device

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON

If you are a registered shareholder (that is, you hold these shares in your name), you must present valid identification to vote at the meeting. If you are a beneficial shareholder (that is, these shares are held in the name of a broker, bank or other holder of record), you will also need to obtain a “legal proxy” from the holder of record to vote at the meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E35450-P01087 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STARBUCKS CORPORATION
The Board of Directors recommends you vote FOR the following proposal:

1.	Election of Directors
	Nominees:	For	Against	Abstain
	1a. Howard Schultz 1b. Rosalind G. Brewer 1c. Mary N. Dillon 1d. Mellody Hobson	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐

The Board of Directors recommends you vote FOR the following proposals:

2.    Advisory resolution to approve our executive compensation.

3.    Ratification of selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2018.

							For ☐ ☐	Against ☐ ☐	Abstain ☐ ☐
	1e. Kevin R. Johnson	☐	☐	☐	The Board of Directors recommends you vote AGAINST the following shareholder proposals:
	1f. Jørgen Vig Knudstorp 1g. Satya Nadella 1h. Joshua Cooper Ramo	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	4. Proxy Access Bylaw Amendments. 5. Report on Sustainable Packaging. 6. Report on Paid Family Leave.		☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐
	1i. Clara Shih 1j. Javier G. Teruel	☐ ☐	☐ ☐	☐ ☐	7. Diversity Report.		☐	☐	☐
	1k. Myron E. Ullman, III 1l. Craig E. Weatherup	☐ ☐	☐ ☐	☐ ☐	For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders:

The Notice and Proxy Statement and Fiscal 2017 Annual Report are available at www.proxyvote.com.

E35451-P01087

STARBUCKS CORPORATION

Annual Meeting of Shareholders

March 21, 2018 10:00 AM, Pacific Time

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Howard Schultz and Paul Mutty, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of stock of STARBUCKS CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, PT on Wednesday, March 21, 2018, at the Marion Oliver McCaw Hall, Seattle Center, 321 Mercer Street, Seattle, WA 98109, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side